UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )

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☐	Soliciting Material Pursuant to §240.14a-12

GRAMERCY PROPERTY TRUST INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Stockholder:                                                                                                                      May  , 2015

You are invited to attend the annual meeting of stockholders of Gramercy Property Trust Inc. The meeting will be held on Tuesday June 23, 2015 at 9:30 a.m., New York time. This year’s annual meeting will be a completely virtual meeting of stockholders. You will be able to attend the annual meeting, vote and submit your questions during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/GPT2015AM and entering your unique voter identification number.

The attached proxy statement, with the accompanying notice of the meeting, describes the matters expected to be acted upon at the meeting. We urge you to review these materials carefully and to take part in the affairs of our company by voting on the matters described in the accompanying proxy statement. We hope that you will be able to attend the meeting at which, our directors and management team will be available to answer questions.

Your vote is important. Whether you plan to attend the meeting or not, please complete the enclosed proxy card and return it as promptly as possible or authorize your proxy via the Internet or by calling the toll-free telephone number. The enclosed proxy card contains instructions regarding all three methods of authorizing your proxy. If you attend the meeting, you may continue to have your shares of common stock voted as instructed in the proxy or you may revoke your proxy at the meeting and vote your shares of common stock online. We look forward to your participation.

Sincerely,

/s/ GORDON F. DUGAN

Gordon F. DuGan
Chief Executive Officer

ELECTRONIC AND TELEPHONE PROXY AUTHORIZATION

Gramercy Property Trust Inc.’s common stockholders of record on the close of business on April 24, 2015, the record date for the 2015 annual meeting of common stockholders, may authorize their proxies by telephone or Internet by following the instructions on their proxy card. If you have any questions regarding how to authorize your proxy by telephone or by internet, please call Morrow & Co. LLC, the firm assisting Gramercy Property Trust Inc. with the solicitation of proxies, toll-free at (800) 607-0088.

GRAMERCY PROPERTY TRUST INC.
521 Fifth Avenue, 30th Floor
New York, New York 10175

NOTICE OF ANNUAL MEETING OF COMMON STOCKHOLDERS
TO BE HELD ON JUNE 23, 2015

The 2015 annual meeting of common stockholders of Gramercy Property Trust Inc., a Maryland corporation, will be held via live webcast at www.virtualshareholdermeeting.com/GPT2015AM on Tuesday, June 23, 2015 at 9:30 a.m., New York time. Please be sure to have your unique voter identification number to join the meeting.

At the annual meeting, holders of our common stock will be asked to consider and vote upon the following proposals:

1.	To elect seven directors to serve until the 2016 annual meeting of stockholders and until their successors are duly elected and qualify;
2.	To approve our 2015 equity incentive plan;
3.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015;
4.	To approve an amendment to the Company’s charter decreasing the amount of common stock the Company is authorized to issue to 200,000,000 shares;
5.	To approve, on an advisory basis, the compensation of our named executive officers; and
6.	To act upon any other matters that may properly be brought before the annual meeting or any adjournments or postponements thereof.

Any action may be taken on the foregoing matters at the annual meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the annual meeting may be adjourned, or to which the annual meeting may be postponed.

Our Board of Directors has fixed the close of business on April 24, 2015, as the record date for determining the common stockholders entitled to notice of, and to vote at, the annual meeting, and at any adjournments or postponements thereof. Only common stockholders of record at the close of business on that date will be entitled to notice of, and to vote at, the annual meeting and at any adjournments or postponements thereof.

You are requested to complete and sign the enclosed form of proxy, which is being solicited by our Board of Directors, and to mail it promptly in the enclosed postage-prepaid envelope or authorize your proxy via the Internet or by calling the toll-free number. The enclosed proxy card contains instructions regarding all three methods of authorizing your proxy. Any proxy may be revoked by delivery of a properly executed, later dated proxy. In addition, common stockholders of record who attend the virtual annual meeting may vote online, even if they have previously delivered a signed proxy.

By Order of our Board of Directors

/s/ EDWARD J. MATEY JR.

Edward J. Matey Jr.
Secretary

New York, New York
May   , 2015

Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to be Held on June 23, 2015.

This proxy statement and our 2014 annual report to stockholders are available at http:www.proxyvote.com.

Whether or not you plan to attend the virtual meeting, please complete, sign, date and promptly return the enclosed proxy card in the postage-prepaid envelope provided or authorize your proxy by telephone or Internet following the instructions on your proxy card. For specific instructions on voting, please refer to the instructions on the proxy card or the information forwarded by your broker, bank or other holder of record. If you attend the virtual meeting, you may vote online even if you have previously signed and returned your proxy card. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote online during the virtual meeting, you must obtain your unique voter identification number from such broker, bank or other nominee.

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GRAMERCY PROPERTY TRUST INC.
521 Fifth Avenue, 30th Floor
New York, New York 10175

PROXY STATEMENT

FOR OUR 2015 ANNUAL MEETING OF COMMON STOCKHOLDERS
TO BE HELD ON JUNE 23, 2015

We are sending this proxy statement and the enclosed proxy card on or about May  , 2015 to holders of our common stock on April 24, 2015 (the “Common Stock Record Date”) in connection with the solicitation of proxies by the Board of Directors of Gramercy Property Trust Inc., a Maryland corporation, for use at the annual meeting of stockholders to be held on Tuesday, June 23, 2015 at 9:30 a.m., New York time, via live webcast by visiting www.virtualshareholdermeeting.com/GPT2015AM, or at any postponement or adjournment of the annual meeting.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

At the annual meeting, holders of our common stock will be asked to consider and vote upon:

•	a proposal to elect seven directors to serve until the 2016 annual meeting of stockholders and until their successors are duly elected and qualify;
•	a proposal to approve our 2015 equity incentive plan;
•	a proposal to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015;
•	a proposal to approve an amendment to the Company’s charter decreasing the amount of common stock the Company is authorized to issue to 200,000,000 shares;
•	a proposal to approve, on an advisory basis, the compensation of our named executive officers; and
•	any other matters that may properly be brought before the annual meeting or at any adjournments or postponements thereof.

Who is entitled to vote at the annual meeting?

If our records show that you were a holder of our common stock at the close of business on the Record Date, you are entitled to receive notice of the meeting and to vote the shares of common stock that you held on Record Date even if you sell such shares after the Record Date. Each outstanding share of common stock entitles its holder to cast one vote for each matter to be voted upon. Stockholders do not have the right to cumulate votes in the election of directors.

What constitutes a quorum?

The presence, in person or by proxy, of common stockholders entitled to cast a majority of all of the votes entitled to be cast at the annual meeting on matters for which the common stockholders vote is necessary to constitute a quorum for the transaction of business at the meeting. As of the Record Date, there were 57,280,391 shares of common stock outstanding and entitled to vote at the annual meeting.

What is the difference between a stockholder of record and a beneficial owner of our common stock held in street name?

Stockholder of Record.  If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), you are considered the stockholder of record with respect to those shares, and we sent the notice directly to you. If you requested printed copies of the proxy materials by mail, you will receive a proxy card.

Beneficial Owner of Stock Held in Street Name.  If your shares are held in an account at a broker, bank or other nominee, then you are the beneficial owner of those shares in “street name,” and the notice was forwarded to you by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares. As a beneficial owner, you have the right to instruct your broker, bank or other nominee on how to vote the shares held in your account. Those instructions are contained in a “vote instruction form.” If you request printed copies of the proxy materials by mail, you will receive a vote instruction form. Under applicable law and New York Stock Exchange (“NYSE”) rules and regulations, brokers have the discretion to vote on routine matters, including ratification of the appointment of our independent registered public accounting firm and the proposal to amend our charter to decrease the number of authorized shares of common stock. However, your broker does not have discretionary authority to vote on (i) the election of directors, (ii) the proposal to approve our 2015 equity incentive plan, or (iii) the resolution to approve, on an advisory basis, of the compensation of our named executive officers, in each case, without instructions from you, in which case a broker “non-vote” will occur and your shares of common stock will not be voted on these matters at the annual meeting.

What vote is required to approve each proposal?

Proposal 1 — Election of Directors.  The affirmative vote of a plurality of all of the common stock votes cast at the annual meeting at which a quorum is present is necessary for the election of the directors. For purposes of this vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the results of the vote for this proposal.

Proposal 2 — Approval of Our 2015 Equity Incentive Plan.  The affirmative vote of a majority of all of the votes cast at the annual meeting at which a quorum is present is required to approve this proposal. An abstention will have the effect of a vote against this proposal and broker non-votes will have no effect on the results of the vote.

Proposal 3 — Ratification of Appointment of Ernst & Young LLP.  The affirmative vote of a majority of all of the common votes cast at the annual meeting at which a quorum is present is required for the ratification of our independent registered public accounting firm. For purposes of this vote, abstentions will not be counted as votes cast and will have no effect on the result of the vote for this proposal.

Proposal 4 — Approval of an Amendment to Our Charter to Decrease the Number of Authorized Shares that we have Authority to Issue.  The affirmative vote of two-thirds of our outstanding shares of common stock entitled to vote thereon is necessary to approve the amendment to our charter. For purposes of this vote, abstentions will have the same effect as votes against the proposal.

Proposal 5 — Advisory Vote Approving Execution Compensation.  The affirmative vote of a majority of all of the common votes cast at the annual meeting at which a quorum is present is required for the resolution to approve, on an advisory basis, the compensation of our named executive officers. An abstention will have the effect of a vote against this proposal and broker non-votes will have no effect on the result of the vote for this proposal.

Other Matters.  If any other matter is properly submitted to the stockholders at the annual meeting, its adoption will require the affirmative vote of a majority of votes cast at the annual meeting. The board does not propose to conduct any business at the annual meeting other than as stated above.

None of the proposals, if approved, entitle any of the stockholders to appraisal rights under Maryland law.

How do I vote?

Voting Electronically at the Annual Meeting.  If you are a registered stockholder and attend the annual meeting, you may vote electronically during the annual meeting at www.virtualshareholdermeeting.com/GPT2015AM when you enter your unique voter identification number. If your shares of common stock are held in street name and you wish to vote online at the annual virtual meeting, you will need to obtain a “legal proxy” from the broker, bank or other nominee that holds your shares of common stock of record.

Voting by Proxy for Shares Registered Directly in the Name of the Stockholder.  If you hold your shares of common stock in your own name as a holder of record with our transfer agent, American Stock Transfer & Trust Company, LLC, you may instruct the proxy holders named in the enclosed proxy card how to vote your shares of common stock in one of the following ways:

•	By Telephone. You may authorize a proxy to vote your shares by telephone by calling the toll-free number listed on your proxy card. Telephone proxy authorization is available 24 hours per day until 11:59 p.m., New York time, on June 22, 2015. When you call, please have your proxy card in hand, and you will receive a series of voice instructions which will allow you to authorize a proxy to vote your shares. You will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU AUTHORIZE A PROXY BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.
•	By Internet. You also have the option to authorize a proxy to vote your shares via the Internet. The website for Internet proxy authorization is printed on your proxy card. Internet proxy authorization is available 24 hours per day until 11:59 p.m., Eastern Time, on June 22, 2015. As with telephone proxy authorization, you will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU AUTHORIZE A PROXY VIA THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.
•	By Mail. If you would like to authorize a proxy to vote your shares by mail, then please mark, sign and date your proxy card and return it promptly to Broadridge Financial Solutions, Inc., in the postage-paid envelope provided.

Voting by Proxy for Shares Registered in Street Name.  If your shares are held in street name, you must return the enclosed Voting Instruction Form in order to have your shares of common stock voted on all items at the annual meeting. Only your broker, bank or other nominee holder can vote your shares. If you do not return your voting instructions, the rules of the NYSE permit your broker to vote some, but not all, of the items that will be presented at the annual meeting. In order for your shares to be voted on all items you must return your voting instructions.

Gramercy Property Trust Inc.’s common stockholders of record on the close of business on April 24, 2015, the record date for the 2015 annual meeting of common stockholders, may authorize their proxies by telephone or internet by following the instructions on their proxy card. If you have any questions regarding how to authorize your proxy by telephone or by internet, please call Morrow & Co. LLC, the firm assisting Gramercy Property Trust Inc. with the solicitation of proxies, toll-free at (800) 607-0088.

Can I change my vote after I submit my proxy card?

If you authorize a proxy to vote your shares, you may revoke it at any time before it is voted by:

•	filing a written notice revoking the proxy with our Secretary at our address;
•	properly signing and forwarding to us a proxy with a later date; or
•	electronically voting during the annual meeting at www.virtualshareholdermeeting.com/GPT2015AM when you enter your unique voter identification number.

If you attend the virtual annual meeting, you may vote online whether or not you have previously given a proxy, but your presence (without further action) at the annual meeting will not constitute revocation of a previously given proxy. If you hold your shares through a bank, broker or other nominee holder, only they can revoke your proxy on your behalf.

How is my vote counted?

If you properly execute a proxy in the accompanying form or authorize your proxy to vote your shares electronically through the Internet or by telephone, and we receive your proxy authorization prior to voting at the annual meeting, the shares that the proxy represents will be voted in the manner specified on the proxy. If no specification is made, the common stock will be voted “FOR” the election of the nominees for the directors named in this proxy statement, “FOR” the proposal to approve our 2015 equity incentive plan, “FOR” the ratification of our Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015, “FOR” the proposal to amend our charter to decrease the number of authorized shares of common stock and “FOR” the executive compensation advisory resolution, and as recommended by our Board with regard to all other matters in its discretion. It is not anticipated that any matters other than those set forth in the proxy statement will be presented at the annual meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders. In addition, no stockholder proposals or nominations were received on a timely basis, so no such matters may be brought to a vote at the annual meeting.

How does the Board recommend that I vote on each of the proposals?

The Board recommends that holders of our common stock vote:

•	“FOR” Proposal 1: the election of Allan J. Baum, Gordon F. DuGan, Thomas D. Eckert, Gregory F. Hughes, Jeffrey E. Kelter, Charles S. Laven, and William H. Lenehan to serve on our Board of Directors as directors for a one-year term and until their successors are duly elected and qualify;
•	“FOR” Proposal 2: the proposal to approve our 2015 equity incentive plan;
•	“FOR” Proposal 3: the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending on December 31, 2015;
•	“FOR” Proposal 4: the proposal to approve an amendment to the Company’s charter decreasing the amount of common stock the Company is authorized to issue to 200,000,000 shares; and
•	“FOR” Proposal 5: the resolution to approve, on an advisory basis, the compensation of our named executive officers.

What other information should I review before voting?

For your review, our 2014 annual report, including financial statements for the fiscal year ended December 31, 2014, is being mailed to our common stockholders concurrently with the mailing of this proxy statement. You may also obtain, free of charge, a copy of our 2014 annual report on our website at www.gptreit.com. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the Securities and Exchange Commission (the “SEC”). You may also obtain a copy of our Annual Report on Form 10-K, which contains additional information about us, free of charge, by directing your request in writing to Gramercy Property Trust Inc., 521 Fifth Avenue, 30th Floor, New York, New York 10175, Attention: Investor Relations. The 2014 annual report and the Annual Report on Form 10-K, however, are not part of the proxy solicitation material.

Who is soliciting my proxy?

This solicitation of proxies is made by and on behalf of our Board of Directors. We will pay the cost of the solicitation of proxies. We have retained Morrow & Co. LLC at an aggregate estimated cost of $4,500, plus out-of-pocket expenses, to assist in the solicitation of proxies. In addition to the solicitation of proxies by mail, our directors, officers and employees may solicit proxies personally or by telephone.

No person is authorized on our behalf to give any information or to make any representations with respect to the proposals other than the information and representations contained in this proxy statement, and, if given or made, such information and/or representations must not be relied upon as having been authorized and the delivery of this proxy statement shall, under no circumstances, create any implication that there has been no change in our affairs since the date hereof.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors currently consists of six members. Each of our directors serves a term that lasts until the next annual meeting of common stockholders, as applicable, and until their successor, if any, is duly elected or appointed and qualifies. Our directors are subject to annual election by holders of our common stock.

At the annual meeting, seven directors will be elected by holders of our common stock to serve until the 2016 annual meeting and until their successors are duly elected and qualify. Our Nominating and Corporate Governance Committee has recommended Allan J. Baum, Gordon F. DuGan, Thomas D. Eckert, Gregory F. Hughes, Jeffrey E. Kelter, Charles S. Laven and William H. Lenehan to our Board of Directors as nominees for election to serve as directors. Following the recommendation of our Nominating and Corporate Governance Committee, our Board of Directors has nominated Allan J. Baum, Gordon F. DuGan, Thomas D. Eckert, Gregory F. Hughes, Jeffrey E. Kelter and Charles S. Laven to serve as directors. The nominee directors listed below have consented to being named in this proxy statement and to serve as directors if elected. All of the nominees, except for Mr. Eckert, are currently members of the Board of Directors with current terms expiring at the Annual Meeting.

Our Board of Directors anticipates that each nominee will serve, if elected, as a director. However, if a nominee is unable to stand for election, proxies voted in favor of such nominee will be voted for the election of such other person as our Nominating and Corporate Governance Committee may recommend to our Board of Directors.

We believe that each of our directors, including the director nominees, have the specific experience, qualifications, attributes, or skills necessary to serve as effective directors on our Board of Directors. A description of our process for identifying and evaluating director nominees, as well as our criteria for membership to our Board of Directors, is set forth under the heading “Corporate Governance Matters — Identification of Director Candidates.”

In addition to the above, our Board of Directors also considered specific qualifications and experiences, described in the biographical details of our directors and director nominees as set forth below.

Our Board of Directors unanimously recommends a vote “FOR” each nominee for election as a director and the nominee for election as the Preferred Stock Director.

The following table and biographical descriptions set forth certain information with respect to the nominees for election as directors at the 2015 annual meeting of common stockholders, based upon information furnished by each director. Following biographical information for the director nominees, we have provided information regarding the specific experience, qualifications, attributes, or skills that have led us to determine that he should serve as a director on our Board of Directors.

Name	Age	Director Since
Nominee Directors
Allan J. Baum	59	2004
Gordon F. DuGan	48	2012
Thomas D. Eckert	67	—
Gregory F. Hughes	52	2012
Jeffrey E. Kelter	60	2004
Charles S. Laven	63	2004
William H. Lenehan	38	2012

Nominees for Election

Allan J. Baum.  Mr. Baum has served as one of our directors since August 2004. Mr. Baum previously served as our Lead Independent Director from June 2012 until January 2014 and as Chairman of a special committee of our Board, and currently serves as a member of our Audit and Compensation Committees. Mr. Baum retired from Credit Suisse First Boston (“CSFB”) in 2002, where he was a Managing Director and head of the structured finance unit for commercial mortgage-backed securities. Prior to his ten years with

CSFB, Mr. Baum served as a Vice President in the Real Estate Investment Bank of Citicorp, and held positions in the tax-exempt housing finance and taxable mortgage finance areas of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Mr. Baum also currently serves as a director of Community Development Trust, a for-profit, mission-oriented real estate investment trust. He previously served as Vice President of the Commercial Mortgage Securities Association. In addition, Mr. Baum served as a director for National Consumer Cooperative Bank, a cooperative financial institution which primarily provides financial services to eligible cooperative enterprises, and also served on its audit committee. Mr. Baum received a B.A. degree in Government/Urban Studies from Dartmouth College in 1978 and an M.B.A. in Finance from Columbia University Graduate School of Business in 1983. Mr. Baum’s qualifications to serve on our Board include his executive experience at CSFB and Citicorp, his relevant experience serving on the boards and audit committees for a real estate investment trust and a financial institution and his extensive experience of over 20 years in commercial real estate investment banking.

Gordon F. DuGan.  Mr. DuGan has been our Chief Executive Officer and served as one of our directors since July 2012. Mr. DuGan has over 20 years of senior management experience in the real estate industry. From June 2011 to June 2012, he served as Global Head of Equity Real Estate for a wholly-owned subsidiary of Annaly Capital Management (NYSE: NLY), a mortgage REIT. From June 2010 to June 2011, Mr. DuGan served as Managing Partner of Northcliffe Asset Management (“Northcliffe”), which managed net leased commercial real estate on behalf of private investors. From May 2004 to July 2010, he was Chief Executive Officer of W. P. Carey & Co. LLC (NYSE: WPC) (“W. P. Carey”), a global investment firm with approximately $12.5 billion of assets under management, and considered to be one of the leading providers of net leased financing for corporate properties. Prior to that, Mr. DuGan served in various capacities with W.P. Carey, including as a director, as President and as Head of Investments. Mr. DuGan is a member of the Advisory Boards of India 2020 Limited, a private equity firm investing in India, and of the Innocence Project. Mr. DuGan received his B.S. degree in Economics from the Wharton School at the University of Pennsylvania. Mr. DuGan’s qualifications to serve on our Board include his extensive leadership skills, executive experience, and his prior board experience.

Thomas D. Eckert.  Mr. Eckert is a new director nominee. Mr. Eckert served as Chairman, and previously from 1997 to 2011 served as President and Chief Executive Officer, of Capital Automotive Real Estate Services, Inc. (“Capital Automotive”), a privately owned real estate company that owns and manages net-leased real estate for automotive retailers. Mr. Eckert was one of Capital Automotive’s founders and led its IPO in February 1998. Mr. Eckert also served as a trustee of Capital Automotive from its founding until December 2006, when it was taken private. From 1983 to 1997, Mr. Eckert was employed by Pulte Home Corporation, a U.S. homebuilder, serving most recently as President of Pulte’s Mid-Atlantic region. Prior to working at Pulte, Mr. Eckert spent over seven years with the public accounting firm Arthur Andersen LLP. Mr. Eckert is currently a member of three public company boards, including (i) Chesapeake Lodging Trust (NYSE: CLT), an owner of luxury hotels, where he serves as the chairman of the audit committee and as a member of the compensation committee; (ii) DuPont Fabros Technology (NYSE: DFT), an owner, developer and manager of wholesale data centers, where he serves as chairman of the compensation committee and as a member of the audit committee; and (iii) NVR, Inc. (NYSE: NVR), one of the largest homebuilders in the USA, where he serves as chairman of the compensation committee. From April 2012 until April 2015, he also served as a trustee of The College Foundation of the University of Virginia. In addition, Mr. Eckert served as Chairman of the Board of The Munder Funds, a $10 billion mutual fund group, until its recent acquisition by Victory Capital Holdings, Inc. in October 2014, and served as a trustee of The Victory Funds, a $20 billion mutual fund group, until February 2015. Mr. Eckert received his bachelor’s degree in Business Administration from the University of Michigan in 1970. Mr. Eckert’s qualifications to serve on our Board include his extensive experience in the real estate industry, including as a chief executive officer of a publicly traded REIT. Mr. Eckert was recommended for nomination by our Chief Executive Officer as well as a non-executive director.

Gregory F. Hughes.  Mr. Hughes has served as one of our directors since December 2012. He is Chairman of our Audit Committee and a member of our Nominating and Corporate Governance Committee. Mr. Hughes served as our Chief Credit Officer from 2004 to 2008. From November 2010 to present, Mr. Hughes has been a Principal for Roscommon Capital Limited Partnership, a financial advisory and investment firm. He served as Chief Financial Officer of SL Green Realty Corp. (“SL Green) from 2004 to 2010 and as its Chief Operating Officer from 2007 to 2010. Prior to joining SL Green, Mr. Hughes was Managing Director and Chief Financial Officer of the private equity real estate group at JP Morgan Partners. Before that, Mr. Hughes was a Partner and Chief Financial Officer of Fortress Investment Group, an investment and asset management firm. Prior to that, he served as Chief Financial Officer of Wellsford Residential Property Trust and Wellsford Real Properties. Prior to that, Mr. Hughes worked at Kenneth Leventhal & Co., a public accounting firm specializing in real estate and financial services. Mr. Hughes received a B.S. degree in Accounting from the University of Maryland. Mr. Hughes’ qualifications to serve on our Board include his extensive experience serving as an officer for various public companies and his financial and accounting skills.

Jeffrey E. Kelter.  Mr. Kelter has served as one of our directors since August 2004. He is Chairman of our Compensation Committee and a member of our Investment Committee. Mr. Kelter is a Founding Partner and Chief Executive Officer of KTR Capital Partners (“KTR”), a private industrial real estate investment company, and serves on KTR’s Investment Committee. Prior to founding KTR, Mr. Kelter was President, Chief Executive Officer, and a trustee of Keystone Property Trust (“Keystone”), an industrial REIT. Mr. Kelter founded Keystone’s predecessor, Penn Square Properties, Inc., in 1982 and took the company public in 1997. Since February 2014, Mr. Kelter has served on the Board of Directors of Starwood Waypoint Residential Trust (NYSE: SWAY), a single-family rental homes real estate investment trust. He is also a trustee of The Urban Land Institute, Cold Spring Harbor Laboratory, Westminster School and Trinity College, where he received a B.A. in Urban Studies. Mr. Kelter’s qualifications to serve on our Board include his experience as a commercial real estate executive and his prior board experience.

Charles S. Laven.  Mr. Laven has served as one of our directors since August 2004. He is the Chairman of our Nominating and Corporate Governance Committee and a member of our Audit and Compensation Committees. Since July 2003, Mr. Laven has been the President of Forsyth Street Advisors LLC, a private real estate finance and consulting company based in New York. Previously, Mr. Laven was a partner of Hamilton, Rabinovitz, & Alschuler, Inc., a financial, policy and management consulting firm. He also served as principal of Caine Gressel Midgley Slater Incorporated and Charles Laven and Associates. Mr. Laven serves as chairman of the Urban Homesteading Assistance Board and as a director for Citizens Housing and Planning Council. Mr. Laven holds a B.S. degree in Architectural Design from the Massachusetts Institute of Technology. Mr. Laven was a Loeb Fellow in Advanced Environmental Affairs at the Harvard University School of Design. Mr. Laven is an Adjunct Professor of Real Estate at Columbia University’s Graduate School of Architecture Planning and Preservation and has been a member of the faculty of Columbia University since 1981. Mr. Laven’s qualifications to serve on our Board include his leadership skills, extensive experience as a real estate professional and his prior board experience at various companies and organizations.

William H. Lenehan.  Mr. Lenehan has served as one of our directors since January 2012. He is Chairman of our Investment Committee and a member of our Nominating and Corporate Governance Committee. From June 2012 to August 2014, Mr. Lenehan served as a special advisor to the Board of Directors of Evoq Properties Inc. (OTC US: EVOQ), a real estate development company. From June 2011 to December 2011, Mr. Lenehan was the Interim Chief Executive Officer of Granite REIT (formerly MI Developments, Inc.) (NYSE: GRP.U), a Canadian based real estate investment trust, and served as a member of that company’s Board of Directors and its Strategic Review Committee. From August 2001 to February 2011, Mr. Lenehan was an investment professional at Farallon Capital Management, L.L.C. Mr. Lenehan has served on the Board of Directors of Stratus Properties Inc. (NASDAQ: STRS), a real estate development company, since May 2012 and on the Board of Directors of Darden Restaurants, Inc. (NYSE: DRI), an owner and operator of restaurants, since October 2014. Mr. Lenehan has a B.A. in economics and classics from Claremont McKenna College. Mr. Lenehan’s qualifications to serve on our Board include his extensive real estate investment and management experience and public company director experience.

Biographical Information Regarding Executive Officers Who Are Not Directors

Benjamin P. Harris.  Mr. Harris has been our President since August 2012, and served as our Chief Investment Officer from July 2012 until August 2012. Mr. Harris served as the Head of U.S. Net Lease Investments for a wholly-owned subsidiary of Annaly Capital Management from June 2011 to June 2012 and has over 15 years of experience sourcing, underwriting and closing net leased and sale leaseback transactions. Mr. Harris served as the Head of U.S. Investments of Northcliffe from October 2010 to June 2011 and as Head of U.S. Investments of W. P. Carey from September 2005 to October 2010. Mr. Harris previously served in various capacities at W.P. Carey from 1998 through 2010. Mr. Harris graduated from the University of King’s College and Dalhousie University in Canada. He is a CFA charter holder and a member of the New York Society of Securities Analysts. Mr. Harris is 40 years old.

Jon W. Clark.  Mr. Clark has been our Chief Financial Officer and Treasurer since April 2009. He has also been our Chief Accounting Officer since March 2009. Prior to his election as our Chief Accounting Officer, Mr. Clark served as our Vice President and Controller from June 2007 until March 2009. Previously, Mr. Clark was a Director at BlackRock Financial Management where he managed the accounting and finance department for real estate debt products. During that time, Mr. Clark also served as Assistant Treasurer at Anthracite Capital, Inc., which was a publicly traded mortgage REIT that specialized in subordinate commercial mortgage-backed securities. Prior to joining BlackRock Financial Management, Mr. Clark was a Vice President at Cornerstone Properties, Inc. (acquired by Equity Office Properties in 2000) where he established its internal audit department. Mr. Clark is a Certified Public Accountant and obtained his public accountancy experience as a manager in the national real estate practices of Arthur Andersen LLP and BDO Seidman LLP. Mr. Clark holds a B.B.A. degree in Accountancy from Western Michigan University. Mr. Clark is 46 years old.

Edward J. Matey Jr.  Mr. Matey has been our Executive Vice President and General Counsel since April 2009 and our Secretary since April 2013. From April 2008 until April 2009, Mr. Matey served as Senior Vice President and General Counsel of our Realty Division. Mr. Matey was Executive Vice President and General Counsel of American Financial Realty Trust from September 2002 until April 2008, when we acquired that company. Prior to that, he was a real estate attorney at Morgan, Lewis & Bockius LLP where he served as a partner from October 1991 to September 2002 and an associate from November 1986 to October 1991. Mr. Matey received his B.S. from Saint Joseph’s University and his J.D. from Villanova University School of Law. Mr. Matey is 61 years old.

Our Board of Directors and Its Committees

Our Board of Directors currently consists of six members, although our common stockholders are being asked to elect seven directors at our annual meeting. Each of our directors serves for a term that lasts until the next annual meeting of common stockholders and until their successor, if any, is duly elected or appointed and qualifies. Each of our directors are subject to annual election by holders of our common stock.

Our Board of Directors has affirmatively determined that Messrs. Allan J. Baum, Jeffrey E. Kelter, Gregory F. Hughes, Charles S. Laven and William H. Lenenhan, representing five of its six members, are independent of our management, as such term is defined by the rules of the NYSE and the SEC. If Mr. Thomas D. Eckert, our new director nominee, is elected at our annual meeting, he will be our sixth independent director. In determining director independence, our Board of Directors considers all relevant facts and circumstances, the NYSE listing standards, as well as our director independence criteria. Under the NYSE listing standards, no director qualifies as independent unless our Board of Directors affirmatively determines that the director has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. No arrangement or understanding exists between any director or executive officer and any other person or persons pursuant to which any director or executive officer was, or is, to be selected as a director or nominee.

Our Board of Directors held nine meetings during fiscal year 2014. During fiscal year 2014, each of the directors then serving on our Board of Directors attended 100% aggregate of (i) the total number of meetings of our Board of Directors while they were on our Board of Directors and (ii) the total number of meetings of the committees of our Board of Directors on which directors served. In addition, our directors also met several times in strategic sessions to discuss our overall strategic business plan. The non-executive directors also regularly hold executive sessions in which our management does not participate. For a discussion of the leadership structure of our Board of Directors and its role in risk oversight, see “Corporate Governance Matters” in this report.

Audit Committee.  We have a standing Audit Committee, consisting of Messrs. Hughes (Chairman), Baum and Laven, each of whom is “independent” within the meaning of the rules of the NYSE and the SEC and each of whom meet the financial literacy standard required by the rules of the NYSE. Our Board of Directors has determined that Mr. Gregory F. Hughes is an “audit committee financial expert” as defined in rules promulgated by the SEC under the Sarbanes-Oxley Act of 2002, as amended. Our Audit Committee is responsible for, among other things, engaging our independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of their audit engagement, approving professional services to be provided by the independent registered public accounting firm, reviewing the independence of the auditors, considering the range of audit and non-audit fees, reviewing the adequacy of our internal controls, accounting and reporting practices and assessing the quality and integrity of our consolidated financial statements. The function of our Audit Committee is oversight. Our management is responsible for the preparation, presentation and integrity of our financial statements and for the effectiveness of internal control over financial reporting. Management is responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. Our independent registered public accounting firm is responsible for planning and carrying out a proper audit of our annual financial statements, reviews of our quarterly financial statements prior to the filing of each Quarterly Report on Form 10-Q, annually auditing management’s assessment of the effectiveness of internal control over financial reporting and other procedures. Our Board of Directors has adopted a written charter for our Audit Committee, a copy of which is available on our website at www.gptreit.com. Additional information regarding the functions performed by our Audit Committee is set forth in the “Audit Committee Report” included in this proxy statement. Our Audit Committee held five meetings during fiscal year 2014.

Compensation Committee.  We have a standing Compensation Committee, consisting of Messrs. Kelter (Chairman), Baum and Laven, each of whom is “independent” within the meaning of the rules of the NYSE. Our Compensation Committee is responsible for, among other things: (1) reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and such other executive officers that may be designated by our Chief Executive Officer, evaluating the performance of such officers in light of such goals and objectives, and determining and approving the compensation of such officers based on these evaluations; (2) approving the compensation of our other executive officers; (3) recommending to our Board of Directors for approval the compensation of the non-employee directors; (4) administering the issuance of any award under our Amended and Restated 2004 Equity Incentive Plan (our “2004 Equity Incentive Plan”) and our 2012 Inducement Equity Incentive Plan; and (5) reviewing the Compensation Discussion and Analysis for inclusion in the 2014 Proxy Statement. Compensation decisions for our executive officers and directors are made by our Compensation Committee. Our Compensation Committee has retained FTI Consulting, Inc. (“FTI”) as our compensation consultant to provide it with relevant market data concerning the marketplace, our peer group and other compensation developments. See “Executive Compensation — Compensation Discussion and Analysis.” Our Board of Directors has adopted a written charter for our Compensation Committee, a copy of which is available on our website at www.gptreit.com. Our Compensation Committee held two meetings during fiscal year 2014.

Nominating and Corporate Governance Committee.  We have a standing Nominating and Corporate Governance Committee, consisting of Messrs. Laven (Chairman), Lenehan and Hughes, each of whom is “independent” within the meaning of the rules of the NYSE. Our Nominating and Corporate Governance Committee is responsible for, among other things, assisting our Board of Directors in identifying individuals qualified to become Board members, recommending to our Board of Directors the director nominees to be elected at each annual meeting of stockholders, recommending to our Board of Directors the directors to serve on each of our Board of Directors’ committees, developing and recommending to our Board of Directors the corporate governance principles and guidelines applicable to our company and directing our Board of Directors in an annual review of its performance. Our Board of Directors has adopted a written charter for our Nominating and Corporate Governance Committee, a copy of which is available on our website at www.gptreit.com. Our Nominating and Corporate Governance Committee held one meeting during fiscal year 2014.

Investment Committee.  We have a standing Investment Committee currently consisting of Messrs. Lenehan (Chairman), DuGan and Kelter. All real estate investments, dispositions and financings must be approved by a committee consisting of our most senior officers, including the affirmative vote of our Chief Executive Officer. Real estate investments and dispositions at a loss (based on book value at the time of sale) having a transaction value greater than $30.0 million must also be approved by the Investment Committee of our Board of Directors. Our Board of Directors must approve all such transactions having a value greater than $100.0 million. Additionally, the Investment Committee of our Board of Directors must approve non-recourse financings greater than $30.0 million and our Board of Directors must approve all recourse financings, regardless of amount, and non-recourse financings greater than $100.0 million. Our Investment Committee held four meetings during fiscal year 2014.

Director Compensation

The following table* sets forth information regarding the compensation paid to, and the compensation expense we recognized with respect to, our non-executive directors during the fiscal year ended December 31, 2014:

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	All Other Compensation(4) ($)	Total ($)
Allan J. Baum	$213,000	$8,685	$8,750	$30,257	$260,692
Thomas D. Eckert	$—	$—	$—	$—	$—
Gregory F. Hughes	$172,000	$8,685	$8,750	$3,873	$193,308
Jeffrey E. Kelter	$147,000	$8,685	$8,750	$28,393	$192,828
Charles S. Laven	$146,000	$8,685	$8,750	$26,518	$189,953
William H. Lenehan	$138,000	$8,685	$8,750	$—	$155,435
Former Director
Marc Holliday	$100,500	$8,685	$8,750	$—	$117,935

*	The columns for “Non-Equity Incentive Plan Compensation” and “Change in Pension Value and Nonqualified Deferred Compensation Earnings” have been omitted because they are not applicable. In March 2015, we completed a 1-for-4 reverse stock split of our common stock and a corresponding 1-for-4 reverse split of the outstanding units of limited partnership interest of our operating partnership. All prior periods presented in this proxy statement have been adjusted to reflect the impact of the reverse stock split and the reverse unit split.
(1)	Mr. Baum deferred $85,000 and each of Messrs. Kelter, Hughes, and Laven deferred $60,000 of his 2014 cash compensation pursuant to our Directors’ Deferral Program. Deferred compensation is comprised of 50% of annual fees earned and is credited in the form of phantom stock units. Mr. Baum received 3,754 and each of Messrs. Kelter, Hughes, and Laven received 2,650 phantom stock units, in connection with 2014 cash compensation each elected to defer.
(2)	Amounts shown do not reflect compensation actually received by the named director. Instead, the amounts shown are the aggregate grant date fair value of stock awards issued to the director as determined pursuant to Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 “Compensation — Stock Compensation,” or FASB ASC Topic 718. The assumptions used to calculate the grant date value of such awards for are set forth under Notes 2 and 13 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. The shares of restricted stock held by each non-executive director as of December 31, 2014 were as follows: Mr. Baum — 750; Mr. Hughes — 625; Mr. Kelter — 750; Mr. Laven — 750 and Mr. Lenehan — 625.

(3)	Amounts shown do not reflect compensation actually received by the named director. Instead, the amounts shown are the aggregate grant date fair value of the option awards issued to the director as determined pursuant to FASB ASC Topic 718. The assumptions used to calculate the grant date value of such awards are set forth under Notes 2 and 13 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. The number of options held by to each non-executive director as of December 31, 2014 was as follows: Mr. Baum — 11,452; Mr. Lenehan — 2,500; Mr. Hughes — 2,500; Mr. Kelter — 11,452; and Mr. Laven — 11,452.
(4)	Represents dividend equivalents paid on phantom stock.

During the fiscal year ended December 31, 2014, each non-executive director received a fee in the amount of $120,000. Each non-executive director also received $1,500 for each meeting of our Board of Directors or a committee of our Board of Directors that he attended. The annual fees payable to our non-executive directors are determined by our Compensation Committee. These fees are payable quarterly, half in cash and half in stock, with each non-executive director having the option to elect to take stock in lieu of cash, up to the full amount or to elect to defer all or part of the annual fee pursuant to our Directors’ Deferral Program, as described below. Any portion of the annual fee that a non-executive director elects to receive or defer in stock is made under our Equity Incentive Plan.

Each non-executive director who served as a chairman of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee received an additional fee of $10,000, $7,500 and $5,000, respectively, which fees are payable in cash, unless such chairman elects to defer all or part of such fees pursuant to our Directors’ Deferral Program. In addition, under our Equity Incentive Plan, each non-executive director is entitled to an annual grant of stock options to purchase 1,250 shares of common stock, which are priced at the close of business on the first business day in the year of grant, all of which vest on the date of grant. Each non-executive director was also entitled to an annual grant (reviewed on an annual basis) of 375 shares of restricted common stock pursuant to our Equity Incentive Plan, a third of which will vest on the first business day one year from the date of grant, and each of the following two-years, respectively, subject to the non-executive director being a member of our Board of Directors on the date such award is expected to vest. A non-executive director may elect to defer all or part of the annual stock grant pursuant to our Directors’ Deferral Program. In addition, we reimburse all directors for reasonable out-of-pocket expenses incurred in connection with their services on our Board of Directors. No amounts were reimbursed for such expenses during 2014.

On March 16, 2005, our Board of Directors adopted the Directors’ Deferral Program for non-executive directors. Our non-executive directors may elect to defer up to 100% of their annual cash retainer fees, chairman fees, committee meeting fees and annual stock grant under the Directors’ Deferral Program. Unless otherwise elected by a participant, fees deferred under the program shall be credited in the form of phantom shares. Distributions on vested phantom shares shall be made in cash or, if elected by the non-executive director, in shares of common stock. Phantom shares will be settled by the transfer to the non-executive director of one share of common stock for each phantom share, provided that our Compensation Committee at the time of the grant may provide that phantom shares may be settled (i) in cash at the applicable phantom share value, (ii) in cash or by transfer of shares of common stock as elected by the non-executive director or (iii) in cash or by transfer of shares of common stock as elected by us. Phantom shares will be settled on the first day of the month following the date on which the phantom shares vest, or at the election of the non-executive director, upon the earlier of such non-executive director’s termination of service, his death or change in control by us, as defined in the Directors’ Deferral Program. Effective January 1, 2015, the Board of Director adopted and restated the Director’s Deferral Program that, among other clarifying changes, extended the program beyond its expiration date in March 2015 until the Board of Directors determines to discontinue it.

Effective as of January 16, 2014, Allan J. Baum was appointed Chairman, as described on page 30 under “Corporate Governance Matters — Board of Directors Leadership Structure.” Mr. Baum had been our Lead Independent Director since 2012. In connection with Mr. Baum’s appointment as Chairman and Lead Independent Director prior to that, Mr. Baum is entitled to receive an additional annual retainer, separate from and in addition to fees payable to all independent directors, of $75,000 for 2012 and $50,000 for each year thereafter, payable 50% in the form of cash and 50% in the form of common stock, unless Mr. Baum elects to receive 100% of the additional annual retainer in the form of stock.

PROPOSAL 2: APPROVAL OF OUR 2015 EQUITY INCENTIVE PLAN

GENERAL

On April 28, 2015, our Board of Directors (the “Board”) adopted, subject to stockholder approval at the 2015 annual meeting of our stockholders, the Gramercy Property Trust Inc. 2015 Equity Incentive Plan (the “2015 Equity Plan”). Our Board has directed that the proposal to approve the 2015 Equity Plan be submitted to our stockholders for their approval at the annual meeting. Also, stockholder approval is being sought (i) so that the compensation attributable to grants under the 2015 Equity Plan may qualify for an exemption from the $1,000,000 deduction limit under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) in order for incentive stock options to meet the requirements of the Code, and (iii) in order to the meet the listing standards of the New York Stock Exchange.

Our Board believes that the approval of the 2015 Equity Plan by our stockholders will further our compensation structure and strategy. The Board believes that our interests and the interests of our stockholders will be advanced if we can offer our employees, advisors, consultants, and non-employee directors the opportunity to acquire or increase their proprietary interests in us. In addition, the Board believes that our ability to retain top quality management and employees is material to our success and would be enhanced by our ability to grant equity compensation under the 2015 Equity Plan.

The 2015 Equity Plan is intended as a successor plan to the Gramercy Capital Corp. Amended and Restated 2004 Equity Incentive Plan (the “2004 Equity Plan”), since the 2004 Equity Plan expired by its terms in July 2014 and no further awards may be made under the 2004 Equity Plan as a result of its termination. We also maintain the 2012 Inducement Equity Incentive Plan (the “2012 Inducement Plan”), which provides us with the ability to make equity grants as a material inducement for an individual to accept employment with us or a subsidiary; however, we cannot make equity grants under the 2012 Inducement Plan to our existing employees, directors, consultants and advisors.

As of the Record Date, there were 468,356 shares of our common stock subject to outstanding awards under the 2004 Equity Plan and 888,235 shares of our common stock subject to outstanding awards under the 2012 Inducement Plan.

If approved by our stockholders, the 2015 Equity Plan will become effective on June 23, 2015. If the stockholders do not approve the 2015 Equity Plan, the 2015 Equity Plan will not become effective and no awards will be issued under the 2015 Equity Plan.

The material terms of the 2015 Equity Plan are summarized below. A copy of the 2015 Equity Plan is attached as Appendix A to this Proxy Statement. The summary of the 2015 Equity Plan below is not intended to be a complete description of the 2015 Equity Plan. This summary is qualified in its entirety by the actual text of the 2015 Equity Plan to which reference is made.

DESCRIPTION OF THE 2015 EQUITY PLAN

Types of Awards

The 2015 Equity Plan provides that awards may be made in any of the following forms:

•	Incentive stock options
•	Nonqualified stock options
•	Stock appreciation rights (“SARs”)
•	Stock awards
•	Phantom shares (including dividend equivalents)
•	Other equity awards (including LTIP Units)

Shares Subject to the 2015 Equity Plan

The aggregate number of shares of our common stock that may be issued or transferred under the 2015 Equity Plan is 3,200,000 shares, subject to adjustment in certain circumstances as described below. The shares of common stock that are issued or transferred under the 2015 Equity Plan may be authorized but unissued shares of our common stock or reacquired shares of our common stock, including shares of our common stock purchased by us on the open market for purposes of the 2015 Equity Plan.

The 2015 Equity Plan provides that the maximum aggregate number of shares of our common stock with respect to which awards may be made to any individual during any calendar year is 1,000,000 shares, subject to adjustment in certain circumstances as described below. The maximum aggregate number of shares of our common stock that may be granted pursuant to stock awards, phantom shares, or other equity awards that are intended to be qualified performance-based compensation under section 162(m) of the Code to any individual during any calendar year is 1,000,000 shares, subject to adjustment in certain circumstances as described below. These individual share limits apply regardless of whether grants are to be paid in shares or cash.

If dividend equivalents are granted as performance-based compensation under section 162(m) of the Code, a grantee may not accrue more than $1,000,000 of such dividend equivalents during any calendar year.

If and to the extent options and SARs granted under the 2015 Equity Plan terminate, expire, or are cancelled, forfeited, exchanged, or surrendered without having been exercised or if any stock awards, phantom shares, or other equity awards (including LTIP Units) are forfeited, terminated, or otherwise not paid in full, the shares subject to such awards will become available again for purposes of the 2015 Equity Plan. To the extent that awards are designated to be paid in cash and not in shares of our common stock, such awards will not count against the share limits set forth above. Shares surrendered in payment of the exercise price of an option and shares withheld or surrendered for payment of taxes will not be available again for issuance or transfer under the 2015 Equity Plan. Additionally, if SARs are exercised and settled in shares, the full number of shares subject to the SARs will be considered issued under the 2015 Equity Plan, without regard to the number of shares issued upon settlement of the SARs.

Term of 2015 Equity Plan

If approved by our stockholders, the 2015 Equity Plan will become effective on June 23, 2015. The 2015 Equity Plan will terminate on the day immediately preceding the tenth anniversary of its effective date, unless sooner terminated by the Board.

Administration

The 2015 Equity Plan will be administered and interpreted by a committee consisting of members of our Board, which committee is appointed by the Board (the “Committee”). However, the Board will approve and administer all grants to non-employee directors. The Committee may delegate its authority under the 2015 Equity Plan to a subcommittee.

The Committee has the sole authority to (i) determine the individuals to whom awards will be made under the 2015 Equity Plan, (ii) determine the type, size, and terms and conditions of the awards, (iii) determine the time when awards will be made and the duration of any applicable exercise, vesting, or restriction period, including the criteria for exercisability, vesting, and the restriction period and the acceleration of exercisability, vesting, and lapse of a restriction period, (iv) amend the terms and conditions of any previously issued award, subject to the limitations described below, (v) determine any restrictions on resale applicable to the shares of our common stock to be issued or transferred pursuant to an award, (vi) determine whether any award shall be subject to any non-competition, non-solicitation, confidentiality, clawback, or other covenant, and (vii) deal with any other matters arising under the 2015 Equity Plan.

The Committee may delegate to our Chief Executive Officer the authority to grant, administer, and modify the awards under the Plan with respect to employees who are not subject to the restrictions of section 16(b) of the Securities Exchange Act of 1934, as amended, as long as the awards are not intended to be “qualified performance-based compensation” under section 162(m) of the Code, and as long as such awards are granted, administered, and modified in accordance with appropriate parameters set by the Committee.

The Committee presently consists of Messrs. Kelter, Baum and Laven, each of whom is a non-employee member of our Board.

Eligibility for Participation

All of our employees, non-employee directors, consultants, and advisors, as well as those of our subsidiaries are eligible to receive awards under the 2015 Equity Plan, subject to certain conditions set forth in the 2015 Equity Plan. As of the Record Date, approximately 95 employees and five non-employee directors were eligible to receive awards under the 2015 Equity Plan. As of the Record Date, no consultants or advisors were eligible to receive awards under the 2015 Equity Plan.

Types of Awards

Stock Options

The Committee may grant options intended to qualify as incentive stock options within the meaning of section 422 of the Code (“ISOs”) or “nonqualified stock options” that are not intended to so qualify (“NQSOs”) or any combination of ISOs and NQSOs. Anyone eligible to participate in the 2015 Equity Plan may receive an award of NQSOs. Only our employees and employees of our subsidiaries may receive an award of ISOs. The maximum aggregate number of shares of our common stock with respect to which ISOs may be granted under the 2015 Equity Plan is 3,200,000 shares, subject to adjustment, and all shares issued under the 2015 Equity Plan as ISOs shall count against the Plan limit.

The Committee will fix the exercise price per share of options on the date of grant. The exercise price of options granted under the 2015 Equity Plan will not be less than the fair market value of our common stock on the date of grant (or if there were no trades on that date, on the latest preceding date upon which a sale was reported). However, if the grantee of an ISO is a person who holds more than 10% of the total combined voting power of all classes of our outstanding shares, the exercise price per share of an ISO granted to such person must be at least 110% of the fair market value of our common stock on the date of grant (or if there were no trades on that date, on the latest preceding date upon which a sale was reported).

The Committee will determine the term of each option, which will not exceed ten years from the date of grant. Notwithstanding the foregoing, if the grantee of an ISO is a person who holds more than 10% of the combined voting power of all classes of our outstanding shares, the term of the ISO may not exceed five years from the date of grant. To the extent that the aggregate fair market value of shares of our common stock, determined on the date of grant, with respect to which ISOs become exercisable for the first time by a grantee during any calendar year exceeds $100,000, such ISOs will be treated as NQSOs.

The Committee will determine the terms and conditions of options, including when they become exercisable. The Committee may accelerate the exercisability of any options. In general, an option may only be exercised while a grantee is employed by, or providing service to, us or our subsidiaries. However, unless provided otherwise in the grantee’s award agreement or other written agreement, an option may be exercised for a period of time following the grantee’s termination of employment or service as follows: (a) if a grantee’s employment or service terminates for any reason other than disability, death, retirement, or for cause, the grantee’s option will terminate 90 days following the date on which the grantee ceases to be employed by, or provide service to, us; (b) if a grantee ceases to be employed by, or provide service to, us on account of the grantee’s retirement, death, or disability, or the grantee dies within 90 days following a termination of employment or service with us for any reason other than cause, the grantee’s options will terminate one year after the date on which the grantee ceases to be employed by, or provide service to, us; and (c) if a grantee ceases to be employed by, or provide service to, us on account of “cause” (as defined in the grantee’s award agreement), any option held by the grantee will terminate immediately. In each case described above, the Committee may specify a different termination date for the option, but in no event may the option be exercised later than the expiration of the option term.

A grantee may exercise an option by delivering notice of exercise to us. The grantee will pay the exercise price and any withholding taxes for the option: (i) in cash; (ii) with the approval of the Committee, by delivering shares of our common stock owned by the grantee and having a fair market value on the date of exercise equal to the exercise price or by attestation to the ownership of such shares; (iii) by payment through a broker in accordance with the procedures permitted by Regulation T of the Federal Reserve Board; (iv) if

permitted by the Committee, by surrender of the vested portion of the option to us for an appreciation distribution payable in shares of our common stock with a fair market value at the time of the option surrender equal to the dollar amount by which the then fair market value of the shares of our common stock subject to the surrendered portion exceeds the aggregate exercise price; (v) by such other method approved by the Committee; or (vi) by any combination of the foregoing.

SARs

The Committee may grant SARs to anyone eligible to participate in the 2015 Equity Plan. SARs may be granted in connection with, or independently of, any option granted under the 2015 Equity Plan. Upon exercise of a SAR, the grantee will receive an amount equal to the excess of the fair market value of our common stock on the date of exercise over the base amount of the SAR set forth in the grantee’s award agreement. Such payment to the grantee will be in cash, in shares of common stock, or in a combination of cash and shares of common stock, as determined by the Committee. The Committee will determine the term of each SAR, which will not exceed ten years from the date of grant.

The base amount of each SAR will be established by the Committee at the time the SAR is granted and will be equal to, or greater than, the fair market value of our common stock on the date the SAR is granted (or if there were no trades on that date, on the latest preceding date upon which a sale was reported). The Committee will determine the terms and conditions of SARs, including when they become exercisable. The Committee may accelerate the exercisability of any or all outstanding SARs at any time for any reason. SARs may be exercised while the grantee is employed by, or providing service to, us and our subsidiaries or within the same specified period of time after termination of such employment or service as provided with respect to options.

Stock Awards

The Committee may provide shares of our common stock under a stock award to any grantee for consideration or no consideration, and subject to such restrictions, if any, as determined by the Committee. The Committee may establish conditions under which restrictions on stock awards lapse over a period of time or according to such other criteria (including restrictions based on the achievement of specific performance goals) as the Committee deems appropriate. The period of time that a stock award remains subject to restrictions is referred to below as the “restriction period.”

Unless the Committee determines otherwise in the grantee’s award agreement, during the restriction period, the grantee will have the right to vote the shares of common stock subject to the stock award and to receive any dividends or other distributions paid on such shares, subject to any restrictions determined appropriate by the Committee, including, without limitation, the achievement of specific performance goals. The grantee cannot sell or otherwise dispose of shares of common stock during the restriction period. Subject to exceptions as the Committee deems appropriate, if a grantee ceases to be employed by, or provide service to, us or our subsidiaries during the restriction period, or if other specified conditions are not met, the stock award will terminate as to all shares covered by the grant as to which restrictions have not lapsed.

Phantom Shares

The Committee may grant phantom shares to anyone eligible to participate in the 2015 Equity Plan. Each phantom share provides the grantee with the right to receive a share of our common stock or an amount based on the value of a share of our common stock at a future date, if specified conditions are met. The Committee will determine the number of phantom shares that will be granted and the terms and conditions applicable to phantom shares, which may include payment based on achievement of specified performance goals.

Phantom shares may be paid at the end of a specified period or deferred to a date authorized by the Committee. If a phantom share becomes payable, it will be paid to the grantee in cash, in shares of our common stock, or in a combination of cash and shares of our common stock, as determined by the Committee. All unvested phantom shares are forfeited if the grantee’s employment or service is terminated for any reason, unless the Committee determines otherwise.

The Committee may grant dividend equivalents in connection with awards of phantom shares made under the 2015 Equity Plan. Dividend equivalents entitle the grantee to receive amounts equal to the dividends that are paid on the shares underlying a phantom share while the phantom share is outstanding. The Committee will determine whether dividend equivalents will be paid currently or credited to a bookkeeping account as a dollar amount or in the form of phantom shares. The Committee may provide that dividend equivalents shall be payable based on the achievement of specific performance goals. Dividend equivalents may be paid in cash, in shares of our common stock, or in a combination of the two. The terms and conditions of dividend equivalents will be determined by the Committee.

Other Equity Awards

The Committee may grant other equity awards, which are awards other than options, phantom shares, stock awards, and SARs, that are based on, measured by, or payable in shares of our common stock, on such terms and conditions as the Committee determines. The Committee may grant other equity awards to anyone eligible to participate in the 2015 Equity Plan. These awards may be denominated in cash, shares of our common stock or other securities, stock-equivalent units, stock appreciation units, securities or debentures convertible into shares of our common stock (including LTIP Units), or any combination of the foregoing, and may be paid in cash, in shares of our common stock or other securities, or in a combination of the foregoing. The terms and conditions for other equity awards will be determined by the Committee, provided that the grant of LTIP Units must satisfy the requirements of the partnership agreement for our operating company as in effect on the date of grant.

We may make certain awards in the form of LTIP Units. LTIP Units are a separate series of units of limited partnership interests in our operating partnership. LTIP Units, which can be granted either as free-standing awards or in tandem with other awards under the 2015 Equity Plan, will be valued by reference to the value of shares of our common stock, and will be subject to such conditions and restrictions as the Committee may determine, including continued employment or service, achievement of financial metrics, and/or achievement of pre-established performance goals and objectives. If applicable conditions and/or restrictions are not attained, participants will forfeit their LTIP Units. Unless otherwise provided, LTIP Unit awards, whether vested or unvested, may entitle the participant to receive distributions from our operating partnership equivalent to the dividends that would be payable with respect to the number of shares of our common stock underlying the LTIP Unit award.

LTIP Units will be structured as “profits interests” for U.S. federal income tax purposes, and we do not expect the grant, vesting, or conversion of LTIP Units to produce a tax deduction for us. As profits interests, LTIP Units initially will not have full parity, on a per unit basis, with the operating partnership’s common units with respect to liquidating distributions. Upon the occurrence of specified events, LTIP Units can over time achieve full parity with common units and therefore accrete to an economic value for the participant equivalent to common units. If such parity is achieved, LTIP Units may be converted, subject to the satisfaction of applicable vesting conditions, on a one-for-one basis into common units, which in turn are redeemable by the holder for shares of common stock on a one-for-one basis or for the cash value of such shares, at our election. However, there are circumstances under which LTIP Units will not achieve parity with common units, and the value that a participant could realize for a given number of LTIP Units will be less than the value of an equal number of shares of common stock and may be zero. Each LTIP Unit awarded will be equivalent to an award of one share of common stock reserved under the 2015 Equity Plan, thereby reducing the number of shares of common stock available for other equity awards on a one-for-one basis.

Qualified Performance-Based Compensation

The 2015 Equity Plan permits the Committee to impose objective performance goals that must be met with respect to awards of stock awards, phantom shares, dividend equivalents, or other equity awards granted to employees under the 2015 Equity Plan, in order for the awards to be considered qualified performance-based compensation for purposes of section 162(m) of the Code (see “Federal Income Tax Consequences Related to Awards” below). Prior to, or soon after the beginning of, the performance period, the Committee will establish in writing the objective performance goals that must be met, the applicable performance period, the amounts to be paid if the performance goals are met, and any other conditions that the Committee deems appropriate and consistent with the 2015 Equity Plan and section 162(m) of the Code, including the employment requirements and payment terms.

The performance goals, to the extent designed to meet the requirements of section 162(m) of the Code, will be based on one or more of the following measures: stock price appreciation; stock price; total stockholder return; total stockholder return as compared to total stockholder return of comparable companies or a publicly available index; net income; pretax earnings; earnings before interest expense and taxes (EBIT); earnings before interest expense, taxes, depreciation and amortization (EBITDA); earnings per share; return on equity; return on assets; revenues; asset growth; operating ratios; access to and availability of funding; or asset quality. Such performance goals may be particular to a grantee’s business unit or the performance of us or a subsidiary or us and our subsidiaries as a whole, or any combination of the foregoing. The Committee will use objectively determinable performance goals. For purposes of establishing the objective performance goals, the goals must be substantially uncertain at the time they are established and such goals must be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. The Committee will not have discretion to increase the amount of compensation that is payable pursuant to a qualified performance-based award. At the end of the designated performance period, the Committee will determine to what extent the established performance goals have been met and will certify the performance results for any award made for such period. The Committee may provide in the grantee’s award agreement the extent to which a qualified performance-based award would be payable upon the grantee’s death, disability, or a change in control, or under other circumstances consistent with the requirements under section 162(m) of the Code.

Deferrals

The 2015 Equity Plan provides that the Committee may permit or require grantees to defer receipt of the payment of cash or the delivery of shares of our common stock that would otherwise be due to the grantee in connection with any awards under the 2015 Equity Plan. The Committee will establish the rules and procedures applicable to any such deferrals, consistent with the applicable requirements under the Code relating to deferrals.

Adjustment Provisions

If there is any change in the number or kind of shares of our common stock outstanding by reason of (i) a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) a merger, reorganization, or consolidation, (iii) a reclassification or change in par value, or (iv) any other extraordinary or unusual event affecting the outstanding shares of our common stock as a class without our receipt of consideration, or if the value of the outstanding shares of our common stock is substantially reduced as a result of a spinoff or our payment of an extraordinary dividend or distribution, the maximum number of shares of our common stock available for issuance under the 2015 Equity Plan, the maximum number of shares of our common stock for which any individual may receive awards in any year as described above, the kind and number of shares covered by outstanding awards, the kind and number of shares issued or transferred and to be issued or transferred under the 2015 Equity Plan, and the price per share or the applicable market value of such awards will be equitably adjusted by the Committee, in such manner as the Committee deems appropriate, to reflect any increase or decrease in the number of, or change in the kind or value of, the issued shares of our common stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the 2015 Equity Plan and such outstanding awards. Any fractional shares resulting from such adjustment will be eliminated. In addition, in the event of a change in control, the provisions applicable to a change in control, described below, will apply. Any adjustments to outstanding awards will be consistent with section 409A or 424 of the Code, to the extent applicable. Any adjustments determined by the Committee shall be final, binding, and conclusive.

Transferability

Generally, only the grantee may exercise rights under an award during the grantee’s lifetime. A grantee may not transfer those rights except by will or the laws of descent and distribution. However, if permitted by the Committee, a grantee may transfer an award other than an ISO pursuant to a domestic relations order. The Committee may also provide, in an award agreement, that a grantee may transfer NQSOs to his or her family members, or one or more trusts or other entities for the benefit of or owned by such family members, consistent with applicable securities laws, according to such terms as the Committee may determine.

Change in Control

In the event of a change in control where we are not the surviving corporation (or survive only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding options and SARs that are not exercised or paid at the time of the change in control shall be assumed by, or replaced with comparable options and rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and other outstanding awards shall be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation). If any outstanding awards are not assumed by, replaced with, or converted to awards in accordance with the preceding sentence, then such awards shall automatically become vested and exercisable, and all restrictions and conditions on such awards shall lapse, as applicable.

Unless the grantee’s award agreement provides otherwise, if a grantee’s employment is terminated without cause, within 18 months following a change in control, the grantee’s outstanding awards will become fully vested and exercisable, and all restrictions and conditions on such awards shall lapse, on the date of the termination, except that if the vesting of any such awards is based, in whole or in part, on performance, the grantee’s award agreement will specify how the portion of the award that becomes vested under this paragraph will be calculated.

In the alternative, in the event of a change in control, the Committee may take any of the following actions with respect to any or all outstanding awards, without the consent of any grantee:

•	Determine that outstanding options and SARs shall accelerate and become fully exercisable, in whole or part;
•	Determine that restrictions and conditions on outstanding stock awards shall lapse, in whole or part;
•	Determine that outstanding phantom shares, other equity awards, and dividend equivalents shall be fully vested, in whole or part;
•	Require that grantees surrender their options and SARs in exchange for payment by us, in cash or shares of our common stock as determined by the Committee, in an amount equal to the amount, if any, by which the then fair market value of the shares subject to the grantee’s unexercised options and SARs exceeds the exercise price of the stock options or the base amount of the SARs, as applicable;
•	After giving grantees the opportunity to exercise their options and SARs, terminate any or all unexercised options and SARs at such time as the Committee deems appropriate; or
•	Determine that grantees receive a payment in settlement of outstanding stock awards, phantom shares, dividend equivalents, or other equity awards, if permitted under applicable rules relating to deferred compensation.

Notwithstanding the foregoing, if the per share fair market value of our common stock does not exceed the exercise price or base amount, as applicable, we will not be required to make any payment to the grantee upon surrender of the option or SAR.

A change in control is defined in the 2015 Equity Plan, and generally will be deemed to have occurred if one of the following events occurs: (i) any person or group becomes beneficial owner, directly or indirectly, of our securities representing 50% or more of either the combined voting power of our then outstanding securities or our then outstanding common stock (other than as a result of an acquisition of securities directly from us); (ii) a consolidation or merger where our stockholders immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own, directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any); (iii) there is a sale, lease, exchange, or other transfer (in one transaction or a series of transactions) of all or substantially all of our assets; (iv) the approval by our stockholders of our liquidation or dissolution; or (v) the members of the Board at the beginning of any consecutive 24-month period (“incumbent directors”) cease for any reason other than due to death to constitute at least a majority of the members of the Board, except that any director whose election, or nomination for election by our stockholders, was approved or ratified by a vote of at least a majority of the members of the Board then still in office who were members of the Board at the beginning of such 24-month period will be deemed to be an incumbent director.

Notwithstanding the foregoing, the Committee may modify the definition of change in control for a particular award as set forth in the grantee’s award agreement as the Committee deems appropriate to comply with section 409A of the Code.

Amendment and Termination of the 2015 Equity Plan

Our Board may amend or terminate the 2015 Equity Plan or an award at any time, however, the Board may not amend the 2015 Equity Plan without stockholder approval if such approval is required under any applicable laws or stock exchange requirements. The 2015 Equity Plan will terminate on the day immediately preceding the tenth anniversary of its effective date, unless the 2015 Equity Plan is terminated earlier by our Board or is extended by our Board with the approval of the stockholders.

Stockholder Approval for Qualified Performance-Based Compensation

If stock awards, phantom shares, dividend equivalents, or other equity awards are to be granted as qualified performance-based compensation under section 162(m) of the Code, the qualified performance-based compensation provisions of the 2015 Equity Plan must be re-approved by our stockholders no later than the first stockholder meeting that occurs in the fifth year following the year in which our stockholders previously approved the 2015 Equity Plan.

No Repricing

Except as set forth in the 2015 Equity Plan, we cannot, without stockholder approval, (i) amend the terms of outstanding options or SARs under the 2015 Equity Plan to reduce the exercise price or base amount, (ii) cancel outstanding options or SARs in exchange for options or SARs with an exercise price or base amount that is less than the exercise price or base amount of the original options or SARs, or (iii) cancel outstanding options or SARs with an exercise price or base amount above the current stock price in exchange for cash or other securities.

Grantees Outside of the United States

If any individual who receives an award under the 2015 Equity Plan is subject to taxation in a country other than the United States, the Committee may make the award on such terms and conditions as the Committee deems appropriate to comply with the laws of the applicable country.

Clawback Policy

All awards made under the 2015 Equity Plan are subject to any clawback or recoupment policies, share trading policies, and any other policy implemented by the Board, as in effect from time to time.

New 2015 Equity Plan Benefits

Awards under the 2015 Equity Plan are discretionary, so it is currently not possible to predict the number of shares of our common stock that will be granted or who will receive awards under the 2015 Equity Plan after the 2015 annual meeting of our stockholders. The Committee has approved the following stock awards to employees, which are subject in all respects to stockholder approval of the 2015 Equity Plan. If our stockholders do not approve the 2015 Equity Plan, such conditional grants will not become effective, and the 2015 Equity Plan will not become effective. In addition, the Committee approved that phantom shares credited to the accounts of participants under the Directors’ Deferral Program after expiration of the 2004 Equity Plan will be issued as shares of our common stock under the 2015 Equity Plan, if the 2015 Equity Plan is approved by our stockholders. If our stockholders do not approve the 2015 Equity Plan, the phantom shares will be paid in the form of cash.

NEW PLAN BENEFITS
Gramercy Property Trust Inc. 2015 Equity Incentive Plan

Name and Position	Number of Shares		Dollar Value of Shares
Gordon F. DuGan, Chief Executive Officer		*	$1,200,000	(1)
Benjamin P. Harris, President		*	$500,000	(1)
Jon W. Clark, Chief Financial Officer		*	$50,000	(1)
Edward J. Matey Jr., Executive Vice President and General Counsel		*	$50,000	(1)
Executive Group		*	$1,800,000	(2)
Non-Executive Director Group	9,677	(3)	$162,500	(4)
Non-Executive Officer Employee Group		*	$600,000	(1)

(1)	This amount represents the dollar value of the stock bonus awards for the named executive officers and certain non-executive officers, which were approved by the Committee on February 10, 2015, subject to stockholder approval of the 2015 Equity Plan. The number of our shares of common stock that will be awarded as a stock bonus will be calculated based on the dollar value set forth in the table above and the closing price per share of our common stock on the date our stockholders approve the 2015 Equity Plan. The stock bonus awards will be granted under the 2015 Equity Plan as restricted stock awards. The shares subject to the restricted stock awards will become vested as to 50% of the shares subject to the restricted stock award on each of the fourth and fifth anniversaries of the grant date, subject to continued employment.
(2)	This amount represents stock bonus awards granted to all of the named executive officers. The Committee has not approved equity awards to any other executives.
(3)	Under the Directors’ Deferral Program, our non-employee directors can elect to defer quarterly retainer fees, chairman fees, and Board and committee meeting fees (collectively, “Directors Fees”). The amount above represents the number of phantom shares credited to a participant’s account with respect to deferred Directors Fees, as well as additional phantom shares credited to a participant’s account with respect to deferred dividend equivalent rights on phantom shares, following the expiration of the 2004 Equity Plan, but prior to the approval of the 2015 Equity Plan.
(4)	Amounts above represent the dollar value of Directors Fees that will be deferred under the Directors’ Deferral Program in 2015 for the period after the stockholder approval of the 2015 Equity Plan, which will be credited as additional phantom shares. The number of phantom shares will be calculated based on the dollar value set forth in the table above and the closing price per share of our common stock on the date such Directors Fees otherwise would have been paid.
*	As referenced in footnote 1, the number of our shares that will be awarded as a stock bonus will be calculated based on the dollar value set forth in the column to the right and the closing price per share of our common stock on the date our stockholders approve the 2015 Equity Plan.

The closing price of a share of our common stock on the Record Date was $28.14 per share.

Federal Income Tax Consequences Relating to Awards

The federal income tax consequences of awards under the 2015 Equity Plan will depend on the type of award. The following description provides only a general description of the application of federal income tax laws to awards under the 2015 Equity Plan. This discussion is intended for the information of stockholders considering how to vote at the 2015 annual meeting of our stockholders and not as tax guidance to grantees, as the consequences may vary depending on the types of awards made, the identity of the grantees, and the method of payment or settlement. The summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local, or foreign tax laws.

From the grantees’ standpoint, as a general rule, ordinary income will be recognized at the time of delivery of shares of our common stock or payment of cash under the 2015 Equity Plan. Future appreciation on shares of our common stock held beyond the ordinary income recognition event will be taxable as capital gain when the shares of our common stock are sold. The tax rate applicable to capital gain will depend upon how long the grantee holds the shares. We, as a general rule, will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the grantee, and we will not be entitled to any tax deduction with respect to capital gain income recognized by the grantee.

Exceptions to these general rules arise under the following circumstances:

(i) If shares of our common stock, when delivered, are subject to a substantial risk of forfeiture by reason of any employment or performance-related condition, ordinary income taxation and our tax deduction will be delayed until the risk of forfeiture lapses, unless the grantee makes a special election to accelerate taxation under section 83(b) of the Code.

(ii) If an employee exercises a stock option that qualifies as an ISO, no ordinary income will be recognized, and we will not be entitled to any tax deduction, if shares of our common stock acquired upon exercise of the stock option are held until the later of (A) one year from the date of exercise and (B) two years from the date of grant. However, if the employee disposes of the shares acquired upon exercise of an ISO before satisfying both holding period requirements, the employee will recognize ordinary income at the time of the disposition equal to the difference between the fair market value of the shares on the date of exercise (or the amount realized on the disposition, if less) and the exercise price, and we will be entitled to a tax deduction in that amount. The gain, if any, in excess of the amount recognized as ordinary income will be long-term or short-term capital gain, depending upon the length of time the employee held the shares before the disposition.

(iii) An award may be subject to a 20% penalty tax, in addition to ordinary income tax and any similar state law penalty tax, at the time the award becomes vested, plus interest, if the award constitutes deferred compensation under section 409A of the Code and the requirements of section 409A of the Code are not satisfied.

Section 162(m) of the Code generally disallows a publicly held corporation’s tax deduction for compensation paid to its chief executive officer or certain other officers in excess of $1 million in any year. Qualified performance-based compensation is excluded from the $1 million deductibility limit, and therefore remains fully deductible by the corporation that pays it. We intend that options and SARs granted under the 2015 Equity Plan will be qualified performance-based compensation. Phantom shares, stock awards, dividend equivalents, and other equity awards granted under the 2015 Equity Plan may be structured to meet the qualified performance-based compensation exception under section 162(m) of the Code if the Committee determines to condition such awards on the achievement of specific performance goals in accordance with the requirements of section 162(m) of the Code.

We have the right to require that grantees pay to us an amount necessary for us to satisfy our federal, state, or local tax withholding obligations with respect to awards. We may withhold from other amounts payable to a grantee an amount necessary to satisfy these obligations. The Committee may permit a grantee to satisfy our withholding obligation with respect to awards paid in shares of our common stock by having shares withheld, at the time the awards become taxable, provided that the number of shares withheld does not exceed the individual’s minimum applicable withholding tax rate for federal, state, and local tax liabilities.

STOCKHOLDER APPROVAL

The affirmative vote of a majority of the votes cast at the 2015 annual meeting of our stockholders is required to approve the Gramercy Property Trust Inc. 2015 Equity Incentive Plan.

RECOMMENDATION OF THE BOARD

Our Board of Directors unanimously recommends a vote “FOR” the approval of the Gramercy Property Trust Inc. 2015 Equity Incentive Plan

PROPOSAL 3: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected the accounting firm of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2015, subject to ratification of this appointment by our common stockholders. Stockholder ratification of the appointment of Ernst & Young LLP is not required by law, the NYSE or our organizational documents. However, as a matter of good corporate governance, our Board of Directors has elected to submit the appointment of Ernst & Young LLP to our common stockholders for ratification at the 2015 annual meeting. If our common stockholders fail to ratify the appointment of Ernst & Young LLP, our Audit Committee will reconsider the matter, taking into consideration the common stockholder vote on the ratification and the advisability of appointing a new independent registered public accounting firm prior to the completion of the 2015 audit and may decide to retain Ernst & Young LLP notwithstanding the vote. Ernst & Young LLP has served as our independent registered public accounting firm since our formation in April 2004 and is considered by our management to be well-qualified. Ernst & Young LLP has advised us that neither it nor any member thereof has any financial interest, direct or indirect, in us or any of our subsidiaries in any capacity.

A representative of Ernst & Young LLP will be present at the annual meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Fee Disclosure

Audit Fees

Fees for audit services totaled approximately $1,909,338 in 2014 and $971,525 in 2013, of which $176,000 and $108,000 was attributable to Sarbanes-Oxley 404 planning and testing in 2014 and 2013, respectively. Audit fees include fees associated with our annual audit and the reviews of our quarterly reports on Form 10-Q. In addition, audit fees include fees for services relating to other reporting requirements including those related to our acquisition, disposition and capital-raising activities. Audit fees also include fees for accounting research.

Audit-Related Fees

Fees for audit-related services totaled approximately $88,000 in 2014 and $0 in 2013. The audit-related services for 2014 principally included fees assurance related services in connection with our acquisition activities.

Tax Fees

Fees for tax-related services totaled approximately $168,199 in 2014 and $153,500 in 2013, associated with the 2013 and 2012 tax return preparation and routine on call advisory services. Tax-related fees include fees for tax compliance, tax planning and tax advice.

All Other Fees

We did not incur fees in 2014 and 2013 for other services not included above.

Our Audit Committee considers whether the provision by Ernst & Young LLP of the services that are required to be described under “All Other Fees” is compatible with maintaining Ernst & Young LLP’s independence from both management and our company.

Pre-Approval Policies and Procedures of Our Audit Committee

Our Audit Committee must pre-approve all audit services and permissible non-audit services provided by our independent registered public accounting firm, except for any de minimis non-audit services. Non-audit services are considered de minimis if: (1) the aggregate amount of all such non-audit services constitutes less than 5% of the total amount of revenues we paid to our independent registered public accounting firm during the fiscal year in which they are provided; (2) we did not recognize such services at the time of the engagement to be non-audit services; and (3) such services are promptly brought to our Audit Committee’s attention and approved prior to the completion of the audit by our Audit Committee or any of its member(s)

who has authority to give such approval. Our Audit Committee may delegate to one or more of its members who is an independent director the authority to grant pre-approvals. All services provided by Ernst & Young LLP in 2014 were pre-approved by our Audit Committee.

Our Board of Directors unanimously recommends a vote “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

PROPOSAL 4: APPROVAL OF AN AMENDMENT TO THE CHARTER DECREASING THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK OF THE COMPANY

The Board of Directors has deemed advisable and recommended an amendment to the Company’s charter decreasing the number of authorized shares of common stock from 400,000,000 to 200,000,000. The Board of Directors has directed that this proposal be submitted for consideration at the Annual Meeting.

The Company is presently authorized to issue up to 400,000,000 shares of common stock. As of the Record Date, there were approximately 57,280,391 shares of common stock issued and outstanding.

The Board of Directors believes that it is in the best interests of the Company to decrease the number of authorized shares of common stock. On February 26, 2015, the Company received stockholder approval for an increase in the number of authorized shares of common stock from 220 million to 400 million. Given the large number of shares issued and outstanding and for other business reasons, on March 20, 2015, we completed a 1-for-4 reverse stock split of our shares of common stock, which reduced the number of our outstanding shares of common stock to approximately 47 million (as of that date). However, the reverse stock split did not reduce the total number of our authorized shares of common stock, which remained at 400 million. Therefore, the combination of the increase in our authorized shares of common stock followed by the one-for-four reverse stock split resulted in a substantial number of authorized but unissued shares of common stock under our charter.

In light of this result, our Board of Directors has evaluated and considered the number of shares of common stock that should be authorized for issuance in our charter. Our Board of Directors has therefore determined that it is in the best interests of the Company to amend our charter to decrease the number of authorized shares of common stock from 400,000,000 to 200,000,000.

If this Proposal is approved by the stockholders, the Company’s current charter will be amended to provide that the Company has the authority to issue up to 230,000,000 shares of capital stock, consisting of 200,000,000 shares of common stock, 25,000,000 shares of preferred stock and 5,000,000 shares of excess stock, each with a par value $0.001 per share. This proposal does not change the number of authorized shares of preferred stock or excess stock.

The full text of the proposed amendment is attached hereto as Appendix B. If the stockholders approve this proposal, the Articles of Amendment will be filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) and the amendment to the Company’s charter as described above will be effective upon the acceptance for record of the Articles of Amendment by the SDAT.

Vote Required

The affirmative vote of stockholders entitled to cast two-thirds of all votes entitled to be cast is necessary to approve the amendment of the charter decreasing the number of authorized shares of common stock.

Our Board of Directors unanimously recommends a vote “FOR” approval of the amendment of the charter decreasing the number of authorized shares of common stock.

PROPOSAL 5: RESOLUTION TO APPROVE, ON AN ADVISORY BASIS,
THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are providing our common stockholders with the opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in accordance with SEC rules in this proxy statement. This proposal is commonly known as a “Say-On-Pay” proposal. The compensation of our named executive officers as disclosed in this proxy statement includes the disclosures under “Executive Compensation — Compensation Discussion and Analysis,” the compensation tables and other narrative executive compensation disclosure in this proxy statement, as required by SEC rules.

In considering their vote, we encourage common stockholders to carefully review the information presented on our compensation policies and decisions regarding our executive officers, as disclosed in detail in this proxy statement under “Executive Compensation.” Our Board of Directors believes that our long-term success depends in large measure on the talents of our employees and, as described below under “Executive Compensation — Compensation Discussion and Analysis,” we, through our executive compensation programs, seek to maintain a total compensation package that provides fair, reasonable and competitive compensation for our executives while allowing us the flexibility to differentiate actual pay based on individual and organizational performance. Our Compensation Committee has designed our compensation program to (i) attract and retain talented individuals capable of performing at a high level in a market that remains highly competitive and who have the motivation, experience and skills necessary to lead our company effectively, (ii) provide performance-based compensation that creates a strong alignment of management and stockholder interest to create long-term stockholder value, (iii) motivate our executives to manage our business to meet and appropriately balance our short- and long-term objectives, (iv) hold executives accountable for their level of success in attaining specific goals set for them individually, (v) maintain flexibility and discretion to allow us to recognize the unique characteristics of our operations and strategy, and our prevailing business environment, as well as changing labor market dynamics, and (vi) achieve an appropriate risk-reward balance in our compensation programs that does not incentivize unnecessary or excessive risk taking.

Our Board of Directors has determined that the best way to allow common stockholders to vote on the compensation of our named executive officers is through the following resolution:

RESOLVED, that the common stockholders of Gramercy Property Trust Inc. (the “Company”) advise that they approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in accordance with Securities and Exchange Commission rules in the Company’s proxy statement for the Company’s 2015 annual meeting of stockholders, including the disclosure under “Compensation Discussion and Analysis,” the compensation tables and other narrative executive compensation disclosure in the proxy statement relating to the Company’s 2015 annual meeting of stockholders.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers as disclosed in accordance with SEC rules in this proxy statement. Although this vote is advisory, our Board of Directors and the Compensation Committee value the opinions of our common stockholders and will consider the voting results as an additional tool to guide it when making future decisions regarding compensation of our named executive officers.

Our Board of Directors unanimously recommends a vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in accordance with SEC rules in this proxy statement, including the disclosure under “Compensation Discussion and Analysis,” the compensation tables and other narrative executive compensation disclosure in this proxy statement.

AUDIT COMMITTEE REPORT

The following is a report by the Audit Committee of the Board of Directors of Gramercy Property Trust Inc. (the “Audit Committee”) regarding the responsibilities and functions of the Audit Committee. This report shall not be deemed to be incorporated by reference in any previous or future documents filed by us with the SEC) under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate this report by reference in any such document.

The Audit Committee oversees our financial reporting process on behalf of our Board of Directors, in accordance with the written charter of the Audit Committee. Management has the primary responsibility for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2014 with management, including discussions regarding critical accounting policies, other financial accounting and reporting principles and practices appropriate for us, the quality of such principles and practices, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed and discussed with Ernst & Young LLP, our independent registered public accounting firm, who is responsible for auditing our financial statements and for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee received the written disclosure and the letter from Ernst & Young LLP required by the Independence Standards Board Standard No. 1, as currently in effect, discussed with Ernst & Young LLP, their independence from both management and our company and considered the compatibility of Ernst & Young LLP’s provision of non-audit services to our company with their independence.

The Audit Committee discussed with Ernst & Young LLP the overall scope and plans for their audit. The Audit Committee met with Ernst & Young LLP, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting, including off-balance sheet investments, and our compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board of Directors (and our Board of Directors has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.

Our Board of Directors has determined that each member of the Audit Committee is financially literate and has accounting or related financial management expertise, as such qualifications are defined under the rules of the NYSE. It also has determined that the Audit Committee has at least one “audit committee financial expert,” as defined in Item 407(d)(5) of SEC Regulation S-K, such expert being Mr. Gregory F. Hughes, and that he is “independent,” as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act.

The Audit Committee held five meetings during fiscal year 2014 (including non-management director sessions after each of these meetings) attended by each director then serving on the Audit Committee. The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting. The committee members rely, without independent investigation or verification, on the information provided to them and on the representations made by management and our independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of our financial statements has been carried out in accordance with the standards of the

Public Company Accounting Oversight Board (United States), that the financial statements are presented in accordance with accounting principles generally accepted in the United States or that Ernst & Young LLP is in fact “independent.”

Submitted by the Audit Committee
Gregory F. Hughes
Allan J. Baum
Charles S. Laven
April 30, 2015

CORPORATE GOVERNANCE MATTERS

This section contains information about a variety of our corporate governance policies and practices. In this section, you will find information about how we are complying with the NYSE’s corporate governance rules that were approved by the SEC. We are committed to operating our business under strong and accountable corporate governance practices. Our Board of Directors reviews these guidelines and other aspects of our corporate governance periodically. You are encouraged to visit the corporate governance section of the “Investor Relations — Corporate Governance” page of our corporate website at www.gptreit.com to view or to obtain copies of our committee charters, code of business conduct and ethics, corporate governance principles and director independence standards. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC. You may also obtain, free of charge, a copy of the respective charters of our committees, code of business conduct and ethics, corporate governance principles and director independence standards by directing your request in writing to Gramercy Property Trust Inc., 521 Fifth Avenue, 30th Floor, New York, New York 10175- 0003, Attention: Investor Relations. Additional information relating to the corporate governance of our company is also included in other sections of this proxy statement.

Corporate Governance Highlights

•	5 of our 6 Directors are Independent (6 of 7 Independent Directors upon Election of New Director Nominee)
•	Independent Chairman of the Board
•	Share Ownership and Retention Guidelines for Directors and Officers
•	Anti-Hedging, Short Sale and Pledging Policies for Directors and Officers
•	Majority Voting For Directors (via Director Resignation Policy)
•	Annual Election of All Directors
•	No Poison Pill or Similar Feature
•	100% Director Attendance of Board and Committee Meetings in 2014

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines that address significant issues of corporate governance and set forth procedures by which our Board of Directors carries out its responsibilities. Among the areas addressed by the Corporate Governance Guidelines are director qualification standards, director responsibilities, director access to management and independent advisors, director compensation, director orientation and continuing education, management succession, annual performance evaluation of our Board of Directors, management responsibilities and meeting procedures. These guidelines meet or exceed the listing standards adopted by the NYSE, on which our common stock is listed. Our Nominating and Corporate Governance Committee is responsible for assessing and periodically reviewing the adequacy of the Corporate Governance Guidelines and will recommend, as appropriate, proposed changes to our Board of Directors.

Board of Directors Leadership Structure

Our Board of Directors recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. It understands that there is no single, generally accepted approach to providing board leadership and that given the dynamic and competitive environment in which we operate, the right board leadership structure may vary as circumstances warrant.

Our Board of Directors consists of a majority of independent and non-executive directors and Mr. Baum as Chairman, coordinates the activities of our Board of Directors and to assure effective corporate governance in managing the affairs of our Board of Directors and us. Mr. Baum has served as our Chairman since January 2014 and prior to that served as our lead independent director from June 2012 to January 2014. These independent and non-executive directors, under the leadership and coordination of the Chairman, meet regularly in executive session without the presence of management or interested directors in order to promote discussion among the independent and non-executive directors and to assure independent oversight of management. Our Chairman (i) presides at all meetings of the independent directors and any Board of Directors meeting when the Chief Executive Officer is not present, including executive sessions of the independent and non-executive directors, (ii) approves and informs the Chief Executive Officer as to the quality and timeliness of information sent to our Board of Directors and the appropriateness of meeting agenda items, (iii) serves as the primary liaison between the independent and non-executive directors and the Chief Executive Officer, (iv) holds a principal role in the evaluation of our Board of Directors and the evaluation of the Chief Executive Officer, (v) recommends to our Board of Directors and its committees the hiring and retention of any consultants that report directly to our Board of Directors, (vi) responds directly to stockholder questions or inquiries directed to the Chairman or the independent and non-executive directors as a group, (vii) upon request and when appropriate, ensures he is available for direct communication with major stockholders, and (viii) performs other duties as our Board of Directors may from time to time delegate. In addition, our Board committees, which oversee critical matters such as the integrity of our financial statements, the compensation of executive management, and the development and implementation of corporate governance policies, each consist entirely of independent directors. Therefore, our Board of Directors believes that its majority independent composition and the strength of our independent and non-executive directors, under the leadership and coordination of the Chairman, provide effective corporate governance at our Board of Directors level and independent oversight of both our Board of Directors and our executive officers. The current leadership structure, when combined with the functioning of the independent and non-executive director component of our Board of Directors and our overall corporate governance structure, strikes an appropriate balance between strong and consistent leadership and independent oversight of our business and affairs. As part of its annual self-assessment, our Board of Directors will consider whether the current leadership structure continues to be optimal for us and our stockholders.

Board of Directors’ Role in Risk Oversight

Our Board of Directors is responsible for the oversight of our risk management. Our Board of Directors is involved in risk oversight through direct decision-making authority with respect to significant matters and the oversight of management by our Board of Directors and its committees. In particular, our Board of Directors administers its risk oversight function through (i) the review and discussion of regular periodic reports to our Board of Directors and its committees on topics relating to the risks that we face, including, among others, market conditions, tenant/borrower concentrations and credit worthiness, leasing activity and expirations, loan defaults and maturities, liquidity, compliance with debt covenants, management of debt maturities, access to debt and equity capital markets, existing and potential legal claims against us and various other legal, regulatory, accounting, and strategic matters relating to our business, (ii) the required approval by our Board of Directors (or a committee thereof) of significant transactions and other decisions, including, among others, acquisitions and dispositions of properties, originations and acquisitions of loans, new borrowings and the appointment and retention of our senior management, (iii) the direct oversight of specific areas of our business by the Compensation, Audit and Nominating and Corporate Governance Committees, and (iv) regular periodic reports from our auditors and other outside consultants regarding various areas of potential risk, including, among others, those relating to our qualification as a REIT for tax purposes and our internal control over financial reporting. Our Board of Directors also relies on management to bring significant matters impacting us to its attention.

Our Board of Directors oversees and monitors our risk management framework and actively reviews risks that may be material to us. As part of this oversight process, our Board of Directors regularly receives reports from management on areas of material risk to us. Our Board of Directors receives these reports from the appropriate sources within our company to enable it to understand our risk identification, risk management and risk mitigation strategies. To the extent applicable, our Board of Directors and its committees coordinate their risk oversight roles. Our Board of Directors recognizes that it is not possible to identify all of the risks that may affect us or to develop processes and controls to eliminate or mitigate their occurrence or effects. As part of its regular oversight of us, our Board of Directors interacts with and reviews reports from, among others, our executive officers, our chief compliance officer, our independent registered public accounting firm, our outside corporate counsel, our compensation consultant and a variety of other financial and other advisors, as appropriate, regarding risks faced by us and applicable risk controls. Our Board of Directors may, at any time and in its discretion, change the manner in which they conduct risk oversight. The goal of these processes is to achieve serious and thoughtful board-level attention to our risk management process and framework, the nature of the material risks we face and the adequacy of our risk management process and framework designed to respond to and mitigate these risks.

Director Independence

Our Corporate Governance Guidelines provide that a majority of the directors serving on our Board of Directors must be independent as required by the listing standards of the NYSE and the applicable rules promulgated by the SEC. In addition, our Board of Directors has adopted director independence standards, which are certain additional categorical standards to assist in making determinations with respect to the independence of directors. Our Board of Directors has affirmatively determined, based upon its review of all relevant facts and circumstances and after considering all applicable relationships, of which our Board of Directors had knowledge, between or among the directors and our company or our management (any such relationships, if any, are described in the section entitled “Certain Relationships and Related Transactions”), that each of the following directors and director nominees has no direct or indirect material relationship with us and is independent under the listing standards of the NYSE, the applicable rules promulgated by the SEC and our director independence standards: Messrs. Allan J. Baum, Thomas D. Eckert, Jeffrey E. Kelter, Gregory F. Hughes, Charles S. Laven and William H. Lenehan.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics as required by the listing standards of the NYSE that applies to our directors and executive officers and our employees. The Code of Business Conduct and Ethics was designed to assist our directors and executive officers and our employees in complying with the law, in resolving moral and ethical issues that may arise and in complying with our policies and procedures. Among the areas addressed by the Code of Business Conduct and Ethics are compliance with applicable laws, conflicts of interest, use and protection of our company’s assets, confidentiality, communications with the public, accounting matters, records retention, fair dealing, discrimination and harassment and health and safety. A copy of the Code of Business Conduct and Ethics is accessible, free of charge at our website, www.gptreit.com. If we grant waivers from or make amendments to the Code of Business Conduct and Ethics that are required to be disclosed pursuant to the Exchange Act or applicable listing requirements, we will make those disclosures on our website within four business days following the date of such waiver or amendment.

Audit Committee Financial Expert

Our Board of Directors has determined that our Audit Committee has at least one “audit committee financial expert,” as defined in Item 407(d)(5) of SEC Regulation S-K, such expert being Gregory F. Hughes, and that he is “independent,” as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act. Our Board of Directors has determined that Mr. Hughes is an “audit committee financial expert” as defined in rules promulgated by the SEC under the Sarbanes-Oxley Act of 2002, as amended.

Communications with Our Board of Directors

We have a process by which stockholders and/or other parties may communicate with our Board of Directors, our Chairman, our independent and non-executive directors as a group or our individual directors (including the independent and non-executive directors). Any such communications may be sent to our Board of Directors, our Chairman or any named individual director (including the independent and non-executive directors), by U.S. mail or overnight delivery and should be directed to the Secretary at Gramercy Property Trust Inc., 521 Fifth Avenue, 30th Floor, New York, New York 10175-0003, who will forward such communications on to the intended recipient or recipients. Our General Counsel will review each communication received in accordance with this process to determine whether the communication requires immediate action. These officers will forward all appropriate communications received, or a summary of such communications, to the appropriate member(s) of our Board of Directors. However, we reserve the right to disregard any communication that our General Counsel determine is unduly hostile, threatening or illegal, does not reasonably relate to us or our business, or is similarly inappropriate. These officers have the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications. Any such communications may be made anonymously.

Whistleblowing and Whistleblower Protection Policy

Our Audit Committee has established procedures for (1) the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and (2) the confidential and anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. If you wish to contact our Audit Committee to report complaints or concerns relating to our financial reporting, you may do so in writing to the Chairman of our Audit Committee, c/o Secretary, Gramercy Property Trust Inc., 521 Fifth Avenue, 30th Floor, New York, New York 10175-0003. Any such communications may be made anonymously.

Director Attendance at Annual Meetings

We encourage members of our Board of Directors to attend each annual meeting of stockholders. Messrs. Baum, DuGan and Lenehan attended our annual meeting of stockholders held on June 26, 2014.

Identification of Director Candidates

Our Nominating and Corporate Governance Committee assists our Board of Directors in identifying and reviewing director candidates to determine whether they qualify for membership on our Board of Directors and for recommending to our Board of Directors the director nominees to be considered for election at our annual meetings of stockholders.

Each director candidate must have (i) education and experience that provides knowledge of business, financial, governmental or legal matters that are relevant to our business or to our status as a publicly-owned company, (ii) a reputation for integrity, (iii) a reputation for exercising good business judgment and (iv) sufficient available time to be able to fulfill his or her responsibilities as a member of our Board of Directors and of any committees to which he or she may be appointed.

In making recommendations to our Board of Directors, our Nominating and Corporate Governance Committee considers such factors as it deems appropriate. These factors may include judgment, skill, diversity, education, experience with businesses and other organizations comparable to our company, the interplay of the candidate’s experience with the experience of other Board members, the candidate’s industry knowledge and experience, the ability of a nominee to devote sufficient time to our affairs, any actual or potential conflicts of interest and the extent to which the candidate generally would be a desirable addition to our Board of Directors and any of its committees. Attributes that our Nominating and Corporate Governance Committee consider include: (i) prior experience on our Board of Directors and other relevant board level experience; (ii) real estate industry experience; (iii) transactional experience, especially within the real estate industry; (iv) relevant experience in property operations; (v) financial expertise; (vi) legal and/or regulatory experience; (vii) knowledge of and experience with corporate governance matters; (viii) experience with executive compensation matters; and (ix) prior experience in risk management.

While we do not have a formal written diversity policy, our Nominating and Corporate Governance Committee considers diversity of race, ethnicity, gender, age, cultural background, professional experiences and expertise and education in evaluating director candidates for Board membership. We believe that considerations of diversity are, and will continue to be, an important component relating to the composition of our Board of Directors as multiple and varied points of view contribute to a more effective decision-making process.

When considering current directors for re-nomination to our Board of Directors, our Nominating and Corporate Governance Committee takes into account the performance of each director. Our Nominating and Corporate Governance committee also reviews the composition of our Board of Directors in light of the current challenges and needs of our Board of Directors and us, and determines whether it may be appropriate to add or remove individuals after considering, among other things, the need for audit committee expertise and issues of independence, judgment, age, skills, background and experience.

Our Nominating and Corporate Governance Committee may solicit and consider suggestions of our directors or management regarding possible nominees. Our Nominating and Corporate Governance Committee may also procure the services of outside sources or third parties to assist in the identification of director candidates.

Our Nominating and Corporate Governance Committee may consider director candidates recommended by our stockholders. Our Nominating and Corporate Governance Committee will apply the same standards in considering candidates submitted by stockholders as it does in evaluating candidates submitted by members of our Board of Directors. Any recommendations by stockholders should follow the procedures outlined under “Stockholder Proposals” in the 2015 Proxy Statement and should also provide the reasons supporting a candidate’s recommendation, the candidate’s qualifications and the candidate’s written consent to being considered as a director nominee. No director candidates were recommended by holders of our common stock for election at the 2014 annual meeting.

Executive Sessions of Independent and Non-Executive Directors

In accordance with the Corporate Governance Guidelines, the independent and non-executive directors serving on our Board of Directors generally meet in executive session after each regularly scheduled meeting of our Board of Directors or our Audit Committee without the presence of any directors or other persons who are part of our management. The executive sessions regularly are chaired by our Chairman of the Board.

Disclosure Committee

We maintain a Disclosure Committee consisting of members of our executive management and senior staff. The purpose of the Disclosure Committee is to oversee our system of disclosure controls, assist and advise the Chief Executive Officer and Chief Financial Officer in making the required certifications in SEC reports and evaluate our company’s internal control function. The Disclosure Committee was established to bring together on a regular basis representatives from our core business lines and employees involved in the preparation of our financial statements to discuss any issues or matters of which the members are aware that should be considered for disclosure in our public SEC filings. The Disclosure Committee reports to our Chief Executive Officer and, as appropriate, to our Audit Committee. The Disclosure Committee meets quarterly and otherwise as needed.

Director Resignation Policy

Our Corporate Governance Guidelines include a Director Resignation Policy pursuant to which any director nominee in an uncontested election who receives a greater number of “withheld” votes than “for” votes will, within five business days following the certification of the stockholder vote, tender his or her resignation to the Chairman of the Board for consideration by the Board. A director whose resignation is under consideration shall abstain from participating in any recommendation or decision regarding that resignation.

The Board will promptly make a determination whether to accept, reject or otherwise act with respect to the tendered resignation. In making this determination, the Board may consider all factors that it deems relevant, including the underlying reasons why stockholders “withheld” votes for election from such director (if ascertainable), the length of service and qualifications of the director whose resignation has been tendered, the director’s contributions to the Company, whether by accepting such resignation the Company will no longer be in compliance with any applicable law, rule, regulation or governing document, and whether or not accepting the resignation is in the best interests of the Company and its stockholders. The Board may also consider a range of possible alternatives concerning the director’s tendered resignation, including acceptance of the resignation, rejection of the resignation, or rejection of the resignation coupled with a commitment to seek to address and cure the underlying reasons reasonably believed by the Board to have substantially resulted in the “withheld” votes.

The Board shall act on the tendered resignation and shall publicly disclose its decision regarding the resignation within 120 days after the results of the election are certified. If the Board does not accept the resignation, the director shall continue to serve until the end of his or her term and until the director’s successor is elected and qualified, or until his or her earlier resignation or removal.

Equity Ownership Guidelines

The Company believes director and executive stock ownership is an important mechanism to promote alignment of our directors’ and executives’ interests with those of our stockholders. It also effectively incents our directors and executives to meet our financial, strategic and risk management objectives. We have instituted policies and guidelines to appropriately foster these benefits.

These guidelines require ownership of equity with a value equal to a multiple of the relevant executive’s annual base salary or a non-employee directors’ annual cash retainer, as specified below. These guidelines require our executive officers and non-employee directors to accumulate equity under the terms of the guidelines and will be phased in over a period of five years. The first compliance date is measured as of the earlier of December 31, 2013 or December 31 of the first full calendar year following such executives’ or non-employee directors’ appointment or election. As of December 31, 2014, all covered directors and executive officers satisfied the equity ownership guidelines.

Position	Aggregate Market Value
Chief Executive Officer	6x annual base salary
President	4x annual base salary
Other Executive Officers	3x annual base salary
Non-employee Director	5x current annual cash retainer

Insider Trading and Prohibited Transactions Policy

The Company has an Insider Trading and Prohibited Transactions Policy that contains specific provisions and trading restrictions. The policy prohibits directors and officers who are subject to Section 16 of the Securities Exchange Act of 1934 from engaging in transactions of a speculative nature involving our securities. These prohibitions include, but are not limited to, hedging transactions, short sales, and other transactions involving derivative securities such as put or call options. All employees of the Company are required to comply with applicable law and are not permitted to trade in any securities on the basis of material non-public information.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, directors and persons who own more than 10% of a registered class of our equity securities are required to furnish us with copies of all Section 16(a) forms that they file. To our knowledge, based solely on review of the copies of such reports furnished to us, all Section 16(a) filing requirements applicable to our executive officers, directors and persons who own more than 10% of a registered class of our equity securities were filed on a timely basis in 2014, except for the following filings by certain of our directors, Messrs. Kelter and Laven: late Form 4 filings on July 2, 2014.

EXECUTIVE COMPENSATION

In March 2015, we completed a 1-for-4 reverse stock split of our common stock and a corresponding 1-for-4 reverse split of the outstanding units of limited partnership interest of our operating partnership. All prior periods presented in this proxy statement have been adjusted to reflect the impact of the reverse stock split and the reverse unit split.

Compensation Discussion and Analysis

This section discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to, and earned by, our named executive officers and places in perspective the data presented in the tables and narrative that follow.

Throughout this proxy statement, the individuals who served as our Chief Executive Officer, President, Chief Financial Officer, and Executive Vice President and General Counsel during our 2014 fiscal year are referred to as the “named executive officers,” or our “executives.”

2014 Select Performance Highlights

•	Approximately 20% increase in our common stock in 2014.
•	Total return to common shareholders per diluted share was approximately 141% and 183% during the respective two and three year periods ended December 31, 2014.
•	Increased the quarterly dividend 43% in the fourth quarter of 2014.

Overview

Our common stock experienced an increase of approximately 20% in 2014 and our common stock’s total shareholder return (“TSR”) was approximately 141% and 183% during the respective two and three year periods ended December 31, 2014. A chart illustrating our common stock’s TSR compared to the performance of Standard & Poor’s 500 Composite Index and the NAREIT All REIT index for a five year period, is presented below. This chart assumes $100 invested on January 1, 2010 and assumes the reinvestment of dividends.

COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
AMONG GRAMERCY PROPERTY TRUST,
S&P 500 COMPOSITE INDEX AND NAREIT ALL REIT INDEX
300
250
200
150
100
50
0
GPT
NAREIT
S&P 500
Dec-09
Feb-10
Apr-10
Jun-10
Aug-10
Oct-10
Dec-10
Feb-11
Apr-11
Jun-11
Aug-11
Oct-11
Dec-11
Feb-12
Apr-12
Jun-12
Aug-12
Oct-12
Dec-12
Feb-13
Apr-13
Jun-13
Aug-13
Oct-13
Dec-13
Feb-14
Apr-14
Jun-14
Aug-14
Oct-14
Dec-14
GPT
S&P 500
NAREIT ALL REIT Index

In March 2014, we resumed payment of a dividend to our common stockholders after a hiatus of more than five years by declaring a quarterly dividend of $0.035 per common share (or $0.14 adjusted for the effect of the 1-for-4 reverse common stock split effective at 5:00 p.m. Eastern Time on March 20, 2105) for the first quarter of 2014. In December 2014, we declared a fourth quarter 2014 dividend of $0.20 per common share (adjusted for the effect of the 1-for-4 reverse common stock split effective at 5:00 p.m. Eastern Time on March 20, 2015), an increase of approximately 43% over the previous quarterly dividend.

Objectives of Our Compensation Program

As a fully-integrated, self-managed commercial real estate investment and asset management company, we operate in a highly competitive market. We seek to maintain a total compensation package that provides fair, reasonable and competitive compensation for our executives, while allowing us the flexibility to differentiate actual pay based on individual and organizational performance.

Our Compensation Committee, in consultation with our Chief Executive Officer and external compensation consultant, sets our compensation philosophy, which has been structured to achieve the following objectives:

•	to attract and retain talented individuals capable of performing at a high level in a market that remains highly competitive and who have the motivation, experience and skills necessary to lead us effectively;
•	to provide performance-based compensation that creates a strong alignment of management and stockholder interest to create long-term stockholder value;
•	to motivate our executives to manage our business to meet and appropriately balance our short- and long-term objectives;
•	to hold executives accountable for their level of success in attaining specific goals set for them individually;
•	to maintain flexibility and discretion to allow us to recognize the unique characteristics of our operations and strategy, and our prevailing business environment, as well as changing labor market dynamics; and
•	to achieve an appropriate risk-reward balance in our compensation programs that does not incentivize unnecessary or excessive risk taking.

Based on these objectives, we place significant emphasis on annual and long-term performance-based incentive compensation, including base salaries, annual cash and equity incentives and long-term equity-based incentive awards, which are designed to reward our executives based on the achievement of predetermined company and individual goals.

Our Compensation Committee is committed to the ongoing review and evaluation of the executive officer compensation levels and program. It is our Compensation Committee’s view that compensation decisions are complex and best made after a deliberate review of company and individual performance, as well as industry compensation levels. Consistent with this view, our Compensation Committee annually assesses our performance within the context of the industry’s overall performance and internal performance standards and evaluates individual executive officer performance relative to the performance expectations for their respective position and role within our company. In addition, our Compensation Committee benchmarks from time to time the total compensation provided to our executive officers to industry-based compensation practices. While it is our Compensation Committee’s goal to provide compensation opportunities that reflect company and individual performance and that are competitive within industry standards, a specific target market position for executive officer pay levels has not been established.

Setting Executive Compensation

Our Compensation Committee determines compensation for our named executive officers and is comprised of three independent directors: Jeffrey E. Kelter (Chairman), Allan J. Baum and Charles S. Laven. Our Compensation Committee exercises independent discretion in respect of executive compensation matters and administers our Equity Incentive Plans (including reviewing and approving equity grants to our executives pursuant to these plans). Our Compensation Committee operates under a written charter adopted by our Board of Directors, a copy of which is available on our website at www.gptreit.com.

Our Compensation Committee has retained FTI Consulting, Inc. (“FTI”), an outside compensation consulting firm, to assist it in evaluating, formulating and benchmarking our compensation programs. FTI provides our Compensation Committee and Chief Executive Officer with relevant market data concerning the marketplace, our peer group and other compensation developments. FTI participates in our Compensation Committee meetings and meets with our named executive officers and certain of our directors. Our Compensation Committee has the authority to replace FTI or hire additional consultants at any time. It is important to understand that the compensation market data and ranges provide only a reference point for our Compensation Committee. Depending upon our business and individual performance results, a named executive officer’s total direct compensation may be within, below or above the market range for that position. FTI also provides additional professional services, including financial outsourcing and tax consulting services, to us and receives market-based compensation with respect to these services. In 2014, we paid approximately $107,279 to FTI in connection with such non-compensation based services.

Our Compensation Committee determines the total compensation and the allocation of such compensation among base salary, annual incentive awards and long-term incentive compensation as well as allocation of such items among cash and equity compensation for our Chief Executive Officer. With respect to the compensation of other named executive officers, our Compensation Committee solicits recommendations from our Chief Executive Officer regarding compensation and reviews his recommendations. We do not have a pre-established policy for the allocation between either cash and non-cash compensation or annual and long-term incentive compensation.

Our Compensation Committee met two times during 2014 to evaluate executive performance and to monitor market conditions in light of these goals and objectives, to solicit input from the compensation consultant on market practices and new developments and to review our compensation practices. During this decision making process, our Compensation Committee reviews tally sheets that detail each executive officer’s compensation history. The tally sheets help our Compensation Committee to track changes in an executive officer’s total direct compensation from year to year and to remain aware of the compensation historically paid to each executive officer. Ultimately, we rely upon our judgment about each of our named executive officers and not on formulas or short-term changes in business performance or our stock price. The key factors affecting our judgment are TSR, change in earnings and funds from operations, actual performance against the financial, operational and strategic goals we set at the beginning of the year, the nature and level of responsibility of each executive officer and the integrity and effort with which such executive officer conducts his responsibilities. Our Compensation Committee regularly reports to our Board of Directors.

What Our Compensation Program is Designed to Reward

Our Compensation Committee has designed our compensation program to (i) attract and retain talented individuals capable of performing at a high level in a market that remains highly competitive and who have the motivation, experience and skills necessary to lead our company effectively, (ii) provide performance-based compensation that creates a strong alignment of management and stockholder interest to create long-term stockholder value, (iii) motivate our executives to manage our business to meet and appropriately balance our short- and long-term objectives, (iv) hold executives accountable for their level of success in attaining specific goals set for them individually, (v) maintain flexibility and discretion to allow us to recognize the unique characteristics of our operations and strategy, and our prevailing business environment, as well as changing labor market dynamics, and (vi) achieve an appropriate risk-reward balance in our compensation programs that does not incentivize unnecessary or excessive risk taking. We expect to perform at the highest levels of the equity real estate investment trust (“REIT”) sectors. Our Compensation Committee rewards the achievement of our and the individual executive’s specific annual, long-term and strategic goals. Our Compensation Committee measures performance on an absolute basis against financial and other measures and on relative basis by comparing our performance against other equity REITs generally and against the REIT industries specifically. Comparative performance is an important metric since market conditions may affect the ability to meet specific performance criteria.

Role of Executive Officers in Compensation Decisions

Our Chief Executive Officer annually reviews the performance of each of the other named executive officers. He also considers the recommendations of the compensation consultant. Based on this review and input, our Chief Executive Officer makes compensation recommendations to our Compensation Committee for all named executive officers other than himself, including recommendations for performance targets, base salary adjustments, the discretionary components of our short-term cash incentive compensation, and long-term equity-based incentive awards. Our Compensation Committee considers these recommendations along with data and input provided by its other advisors. Our Compensation Committee retains full discretion to set all compensation for the named executive officers.

2014 Advisory Vote to Approve Executive Compensation

At our 2014 annual meeting of stockholders, which we held in June 2014, the advisory vote to approve executive compensation received the favorable support of our stockholders (approximately 97.87% of votes cast). Our Compensation Committee has interpreted this vote to mean that our stockholders were generally supportive of our executive compensation philosophy and programs, particularly as it relates to the compensation packages we granted in June 2012 to our new management team, which are heavily weighted with performance-based incentives.

Measuring 2014 Performance

We have achieved a number of transformative milestones during 2014:

Raised Capital

•	In March 2014, we completed a private offering of $115.0 million aggregate principal amount of 3.75% Exchangeable Senior Notes due 2019 by our operating partnership GPT property Trust LP, or our Operating partnership. The Exchangeable Senior Notes have an initial exchange price of approximately $24.76 per share of our common stock, exchangeable, under certain circumstances for cash, for shares of our common stock or for a combination of cash and shares of our common stock;
•	In May 2014, we raised net proceeds of $218.2 million through a public offering of 11.5 million shares of our common stock;
•	In June 2014, we closed on a $400.0 million senior unsecured credit facility, consisting of a $200.0 million revolving credit facility and $200.0 million term loan; In January 2015, we expanded the senior unsecured credit facility, increasing the revolving borrowing capacity thereunder to $400.0 million, which increased our aggregate borrowing capacity under the facility to $600.0 million;
•	In July 2014, we issued approximately 950 thousand limited operating partnership units, or OP Units, of our Operating Partnership, priced at $24.76 per share, in connection with the acquisition of a portfolio of three industrial properties;
•	In August 2014, we raised $81.6 million of net proceeds through a public offering of 3.5 million shares of 7.125% Series B Cumulative Redeemable Preferred Stock and, in September 2014, we redeemed all of our outstanding 8.125% Series A Cumulative Redeemable Preferred Stock;
•	In September 2014, we established an “at-the-market” equity offering program, or ATM, under which we may from time to time issue an aggregate of up to $100.0 million of our common stock; and
•	In December 2014, we raised net proceeds of $336.1 million through a public offering of 14.95 million shares of our common stock.

Launched European Operations

•	In December 2014, we formed Gramercy European Property Fund, a private real estate investment fund with several equity investment partners, targeting single-tenant industrial, office and specialty retail assets throughout Europe. The equity investors have committed approximately $426.5 million in equity capital, including $60.5 million from us, which will be used to acquire a portfolio of approximately $1.0 billion in real estate assets by utilizing 55% – 60% leverage; and

•	Simultaneously, we acquired 100% of the ownership interests of ThreadGreen Europe Limited, or Gramercy Europe Asset Management, a London-based company that manages real estate investments across Europe, to provide investment and asset management services to the Gramercy European Property Fund.

Assembled a High-Quality Net Leased Portfolio

As of December 31, 2014, we owned, directly or through a joint venture or equity investment, a portfolio that consists of 132 industrial, office and specialty properties totaling approximately 13.7 million square feet. In 2014, we acquired 100 properties aggregating approximately 9.0 million square feet in 28 separate transactions for a total purchase price of approximately $834.3 million, including the acquisition of the remaining 50% equity interest in the Bank of America Portfolio joint venture, a portfolio of 67 properties across the United States which is described further in Note 4 and 5 of the accompanying financial statements. As of December 31, 2014, our portfolio had the following characteristics:

•	99% occupancy;
•	A weighted average remaining lease term of 9.6 years (based on gross purchase price);
•	56% investment grade tenancy (includes subsidiaries of non-guarantor investment grade parent companies) (based on gross purchase price);
•	Industrial portfolio comprised of 9.5 million aggregate rentable square feet with an average base rent per square foot of $6.67;
•	Office portfolio comprised of 3.9 million aggregate rentable square feet with an average base rent per square foot of $10.07 (including the properties we own through a joint venture);
•	Specialty asset portfolio of three improved sites comprised of 224 acres of land and 288 thousand aggregate rentable square feet of building space that we lease to a car auction services company, a bus depot, a rental car company and salvage yards; and
•	Top five tenants by annualized base rent include: Bank of America, N.A. or Bank of America, guaranteed by Bank of America Corp. (33%); Adesa Texas, Inc., guaranteed by KAR Holdings, Inc. (6%); AMCOR Rigid Plastics USA, Inc., guaranteed by Amcor Limited (4%); EF Transit, Inc., guaranteed by Monarch Beverage Co., Inc. (3%); and Office Depot, Inc., guaranteed by Office Depot, Inc. (3%).

Elements of Our Compensation Program and Why We Chose Each Element

Our executive compensation program has been structured to provide short- and long-term incentives that promote continuing improvements in our financial performance and return to our stockholders. The elements of our executive compensation are primarily comprised of three elements: annual base salary, annual incentive awards, which may include cash and equity bonuses, and long-term equity incentives:

Annual Base Salaries.  Annual base salaries provide our named executive officers with a minimum level of compensation for services rendered during the fiscal year. For each of our named executive officers in 2014, annual base salaries were paid in accordance with the employment agreements between us and such named executive officers. Base salaries are reviewed annually, but are not automatically increased if we feel that incentive awards are more appropriate means of rewarding and incentivizing performance.

Annual Incentive Awards.  Annual incentive awards are provided in the form of cash and equity bonuses designed to focus a named executive officer on achieving key corporate objectives (both individual and company-based), to motivate certain desired individual behaviors and to reward substantial achievement of these objectives and individual goals. While our Compensation Committee does not set fixed hurdles or “automatic triggers” that entitle our executive officers to formulaic bonuses, commencing in 2014, our Compensation Committee, in consultation with our Chief Executive Officer, did adopt specifically identified individual and corporate annual performance metrics to be used by our Compensation Committee to measure and quantify executive performance when determining annual incentive awards. For 2014, these metrics include, but are not limited to, (i) completion of identified corporate transactions, (ii) managing identified business units to specified levels of profitability, (iii) growing the company’s net operating income through the acquisition of net lease properties, (iv) achieving targeted reductions in our corporate management, general and administrative expenses, (v) achieving targeted adjusted FFO thresholds and (vi) achieving a targeted common stock equity capitalization for the company. Cash incentive bonuses and equity incentive awards are discretionary, thereby allowing for the opportunity for greater compensation when performance is superior and lower compensation when performance is less successful.

Long-Term Incentives.  Long-term equity incentives have historically been provided to our named executive officers through the grant of restricted stock awards, stock options, LTIP Units or performance awards pursuant to our equity incentive plans. The grant of equity awards links a named executive officer’s compensation and net worth directly to the performance of our stock price. This encourages our named executive officers to make decisions with an ownership mentality. The vesting provisions of these equity awards (generally two to five years) are designed to act as a retention device and to provide a strong incentive to the executives to increase stockholder value long after they performed the services in the year for which the equity awards were granted.

Our compensation program does not include any significant personal benefits or perquisites for our named executive officers beyond benefits offered to our employees generally. We do not maintain any retirement or pension plans for our named executive officers or other employees, other than our 401(k) plan that is available to our employees generally.

Our Compensation Committee has full authority to administer and interpret our equity incentive plans to authorize the granting of awards, to determine the eligibility of employees, directors, executive officers, advisors, consultants and other personnel, to determine the terms, provisions and conditions of each award, and to take any other actions and make all determinations that it deems necessary or appropriate in connection with our equity incentive plans or the administration or interpretation thereof.

How Each Element and Our Decisions Regarding Each Element Fit Into Our Overall Compensation Objectives and Affect Decisions Regarding Other Elements

Our compensation program seeks to reward our named executive officers for superior performance, which is competitive with the compensation paid to named executive officers at other public REITs and other private commercial real estate investors in the New York City commercial real estate market, while closely aligning the interests of our named executive officers with the interests of our stockholders.

Our compensation structure for our Chief Executive Officer and President include (i) market-level base salaries, (ii) annual incentive compensation to be determined by the Compensation Committee in its sole discretion based upon the Compensation Committee’s determination of the executive’s level of accomplishment each year of identified individual and corporate goals and (iii) long-term incentive compensation in the form of restricted stock, restricted stock unit and LTIP Unit grants. Significant elements of our Chief Executive Officer’s and President’s five-year employment contracts that were executed in June 2012 include the following:

•	seventy-five percent of the equity awards granted to our Chief Executive Officer and President are subject to the achievement of performance-based vesting hurdles based on absolute increases in our FFO or stock price during the five-year vesting period in addition to continued employment;
•	the LTIP Units granted to our Chief Executive Officer and President require achievement of a minimum vesting hurdle of $20.00 per share (i.e., a 100% increase over our per share price on June 29, 2012) and a maximum vesting hurdle of $36.00 per share (i.e., a 260% increase over our June 29, 2012 closing price) over the five-year term of the plan;
•	our Chief Executive Officer’s employment contract required him to purchase from us, and immediately prior to commencing as our Chief Executive Officer he did purchase $2.5 million of our common stock at market pricing using his personal funds without any reimbursement or other financial assistance from us; and
•	in April 2013, our Chief Executive Officer unilaterally and unconditionally waived his right to receive the $200,000 unpaid portion of his signing bonus to eliminate any notion that his compensation package included a “guaranteed” bonus component.

Our Compensation Committee believes that the compensation packages granted to our new management team are competitive and comprehensive and that they create a strong alignment of management and stockholder interests.

The Compensation Committee believes that granting predominantly performance-based long-term incentive compensation to our Chief Executive Officer and other senior officers who will play a critical and on-going role in the successful execution of our new business strategy is in the best interests of our stockholders and creates a strong alignment of management and stockholder interests.

Changes to Our Compensation Program in 2014

Gordon F. DuGan.  In May 2014, we awarded Gordon F. DuGan, our Chief Executive Officer, 47,619 time-vested restricted shares of our common stock (“RSAs”). The RSAs granted to Mr. DuGan will vest in one installment on the fifth anniversary of the grant date subject to continued employment.

No changes were made during 2014 to the compensation program for Benjamin P. Harris, our President, Jon W. Clark, our Chief Financial Officer, or Edward J. Matey Jr., our General Counsel.

Other Matters

Tax and Accounting Treatment.  Our Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Section 162(m) limits the deductibility on our tax return of compensation over $1.0 million to any of our named executive officers unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been pre-approved by our stockholders. Our Compensation Committee’s policy with respect to Section 162(m) is to make every reasonable effort to ensure that compensation is deductible to the extent permitted while simultaneously providing our executives with appropriate compensation for their performance. We paid compensation to certain of our named executive officers during 2011, a portion of which may be nondeductible under the limitations set forth in Section 162(m). Our Compensation Committee may make compensation payments that are not fully deductible if in its judgment such payments are necessary to achieve the objectives of our compensation program.

We account for stock-based payments through our equity incentive plans in accordance with the requirements of FASB ASC Topic 718.

Adjustments for Certain Items.  Our Compensation Committee has not considered whether it would attempt to recover compensation awards or payments based on our financial performance where our financial statements are restated in a downward direction sufficient to reduce the amount of such awards or payments that should have been made or paid under applicable criteria.

Compensation Risk Assessment

Our Compensation Committee oversaw the performance of a risk assessment of our executive compensation programs to ascertain any potential material risks that may be created by the compensation program. Because performance-based incentives play a large role in our executive compensation program, it is important to ensure that these incentives do not result in our named executive officers taking actions that may conflict with our long term interests. Our Compensation Committee considered the findings of the assessment conducted internally and concluded that our compensation programs are designed and administered with the appropriate balance of risk and reward in relation to its overall business strategy and do not encourage executives to take unnecessary or excessive risks. Our Compensation Committee considered the following attributes of the program:

•	the balance between short- and long-term incentives;
•	consideration of qualitative as well as quantitative performance factors in determining compensation payouts, including minimum and maximum performance thresholds, funding that is based on actual results measured against pre-approved financial and operational goals and metrics that are clearly defined in all plans;
•	the use of different types of equity compensation awards that provide a balance of incentives;

•	incentive compensation with a large stock component where value is best realized through long-term appreciation of stockholder value; and
•	incentive compensation components that are paid or vest over an extended period.

Our Compensation Committee focuses primarily on the compensation of our named executive officers because risk-related decisions depend predominantly on their judgment. Our Compensation Committee believes that risks arising from our policies and practices for compensation of other employees are not reasonably likely to have a material adverse effect on us.

Compensation Committee Report

The Compensation Committee (the “Compensation Committee”) of the Board of Directors of Gramercy Property Trust Inc. (the “Company”) has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement.

Submitted by the Compensation Committee

Jeffrey E. Kelter (Chairman)
Allan J. Baum
Charles S. Laven

April 30, 2015

Summary Compensation Table

The following table* sets forth information regarding the compensation paid to, and the compensation expense we recognized with respect to, our named executive officers during the fiscal year ended December 31, 2014.

Name And Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation	All Other Compensation(3)	Total
Gordon F. DuGan Chief Executive Officer	2014	$750,000	$300,000	$1,000,004	$—	$—	$86,417	$2,136,421
	2013	750,000	200,000	—	—	—	7,500	957,500
	2012	375,000	200,000	2,850,000	—	—	—	3,425,000
Benjamin P. Harris President	2014	$600,000	$625,000	$—	$—	$—	$38,034	$1,263,034
	2013	600,000	525,000	—	—	—	7,650	1,132,650
	2012	300,000	75,000	1,710,000	—	—	—	2,085,000
Jon W. Clark Chief Financial Officer	2014	$300,000	$300,000	$—	$—	$—	$13,414	$613,414
	2013	300,000	300,000	514,500	—	—	9,150	1,123.650
	2012	275,000	300,000	—	—	—	16,500	591,500
Edward J. Matey Jr. Executive Vice President and General Counsel	2014	$455,000	$140,000	$—	$—	$—	$13,414	$608,414
	2013	455,000	125,000	514,500	—	—	9,150	1,103,650
	2012	444,597	125,000	—	—	—	16,500	586,097

*	The column for “Change in Pension Value and Nonqualified Deferred Compensation Earnings” has been omitted because it is not applicable.
(1)	Amounts shown do not reflect compensation actually received by the named executive officers. Instead, the amounts shown are the aggregate grant date fair value of restricted stock, restricted stock units awards and/or LTIP Units issued to the executives in 2014, 2013, and 2012, respectively, as determined pursuant to FASB ASC Topic 718. The assumptions used to calculate the grant date value of such awards for 2014, 2013, and 2012 are set forth under Notes 2 and 12 of the Notes to Consolidated Financial Statements included in our Annual Reports on Form 10-K for the years ended December 31, 2014, 2013, and 2013, which were filed with the SEC on March 9, 2015, March 7, 2014, and March 8, 2013, respectively.
(2)	No stock option awards were issued to the named executive officers in 2014, 2013, and 2012.
(3)	The table below shows the components of this column.

Name	Year	401(K) Matching Contributions(a)	Term Life Insurance Premiums(b)	Dividend Equivalents(c)	Car Allowance(d)	Total “All Other Compensation”
Gordon F. DuGan	2014	$7,650	$5,269	$73,498	$—	$86,417
Benjamin P. Harris	2014	7,650	—	30,384	—	38,034
Jon W. Clark	2014	7,650	—	5,764	—	13,414
Edward J. Matey Jr.	2014	7,650	—	5,764	—	13,414
Gordon F. DuGan	2013	$7,500	$—	$—	$—	$7,500
Benjamin P. Harris	2013	7,650	—	—	—	7,650
Jon W. Clark	2013	7,650	—	—	1,500	9,150
Edward J. Matey Jr.	2013	7,650	—	—	1,500	9,150
Gordon F. DuGan	2012	$—	$—	$—	$—	$—
Benjamin P. Harris	2012	—	—	—	—	—
Jon W. Clark	2012	7,500	—	—	9,000	16,500
Edward J. Matey Jr.	2012	7,500	—	—	9,000	16,500

(a)	Represents our company’s matching contributions with respect to amounts earned by the named executive officer under our 401(k) plan. Our 401(k) matching contributions are credited in the year subsequent to which employees make their contributions. Our 401(k) match is available to our employees generally.
(b)	Mr. DuGan’s employment contract provides for the reimbursement of certain term life insurance premiums.
(c)	Represents dividend equivalents paid on earned but unvested LTIPs, unvested RSUs and RSAs.
(d)	Represents car allowance paid pursuant to Mr. Clark’s employment agreement and to Mr. Matey. Each of Mr. Clark and Mr. Matey elected to forgo receipt of a car allowance subsequent to March 2013.

2014 Grants of Plan-Based Awards

The following table sets forth certain information with respect to each grant of an award made to a named executive officer in the fiscal year ended December 31, 2014.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards; Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($/#)	Target ($/#)	Maximum (#)
Gordon F. DuGan	5/5/2014	—	—	—	$47,619	$1,000,004

(1)	A time vested stock award in the form of restricted stock units. The restricted stock units granted to Mr. DuGan will vest in one installment on the fifth anniversary of the grant date subject to continued employment.

Outstanding Equity Awards at Fiscal Year-End 2014

The following table sets forth certain information with respect to all outstanding equity awards held by each named executive officer as of December 31, 2014.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units or Other Rights That Have Not Vested ($)(6)
Gordon F. DuGan						37,500	(1)	$1,035,000		190,891	(1)	$5,268,600
Benjamin P. Harris						22,500	(2)	$621,000		69,535	(2)	$1,919,160
Jon W. Clark						3,750	(3)	$103,500	(3)	19,089	(3)	$526,860
	1,351	(4)	—	$107.28	6/25/2017
	1,351	(5)	—	$90.00	12/31/2017
Edward J. Matey Jr.						3,750	(3)	$103,500	(3)	19,089	(3)	$526,860

(1)	Pursuant to Mr. DuGan’s employment agreement, we granted Mr. DuGan, 62,500 restricted shares of our common stock, 187,500 RSUs and an award under the 2012 Outperformance Plan on July 1, 2012. The restricted shares of common stock vest in five equal installments beginning on June 30, 2013 and continuing on each of the first four anniversaries of such date provided that Mr. DuGan remains employed by us through each such date. The RSUs are scheduled to vest in five equal installments beginning on June 30, 2013 and continuing on each of the first four anniversaries of such date; provided that the RSUs will only vest if both (i) Mr. DuGan remains employed by us through the applicable vesting date and (ii) we achieve either a performance hurdle based on FFO during the prior year, with agreed upon adjustments, or a common stock price hurdle.

The award granted under the 2012 Outperformance Plan is subject to performance –based vesting hurdles based on our stock appreciation during a four-year performance period and, if the performance-based vesting is met under the 2012 Outperformance Plan, the awards will remain subject to vesting requirements based on continued employment, with 50% scheduled to vest on June 30, 2016 and 50% scheduled to vest on June 30, 2017 subject to continued employment through such dates. See “— 2012 Outperformance Plan” for a description of the terms of the 2012 Outperformance Plan. The amounts set forth in the Equity Incentive Plan Awards column above are based on the estimated number of RSUs and LTIP Units that will be earned if we achieve the same per year stock appreciation during the applicable performance period under the RSUs and 2012 Outperformance Plan as we did from the beginning of each performance period on July 1, 2012 through year-end 2012.

(2)	In connection with Mr. Harris’ appointment, we granted Mr. Harris 37,500 restricted shares of our common stock, 112,500 RSUs and an award under the 2012 Outperformance Plan. Mr. Harris’ equity awards vest on the same schedule, in the same proportion, and on the same conditions as the equity awards for Mr. DuGan, as described above.
(3)	In March 2013, we granted to each of Messrs. Clark and Matey, 6,250 time-vested RSAs, 18,750 performance-based RSUs and $1.0 million maximum value LTIP Units. These equity awards will vest on the same schedule, in the same proportion, and on the same conditions as the equity awards for Messrs. DuGan and Harris as described above, except that the stock increase vesting thresholds for Messrs. Clark and Matey’s RSUs are somewhat higher than the thresholds for Messrs. DuGan and Harris to reflect the higher per share value of our stock in March 2013 as compared to July 1, 2012 and Messrs. Clark and Matey’s time-vested RSAs and performance based RSUs are scheduled to vest on December 15th of each year as opposed to June 30th.
(4)	Includes an option award granted on June 28, 2007, which vested in three equal annual installments beginning on June 28, 2008.
(5)	Includes an option award granted on December 31, 2007, a third of which vested immediately upon grant and the remaining portion vested in two equal annual installments beginning on December 31, 2008.
(6)	Based on a price of $27.60 per share/unit, which was the closing price on the New York Stock Exchange of one share of our common stock on December 31, 2014, adjusted for the effect of the 1-for-4 reverse common stock split effective at 5:00 p.m. Eastern Time on March 20, 2015. Assumes that the value of LTIP Units on a per unit basis is equal to the per share value of our common stock.

Option Exercises and Stock Vested

The following table sets forth certain information with respect to the exercise of stock options, stock appreciation rights (“SARs”), and similar instruments, and the vesting of stock, including restricted stock, restricted stock units and similar instruments for each named executive officer during the fiscal year ended December 31, 2014.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting(2) (#)	Value Realized on Vesting(2) ($)
Gordon F. DuGan	—	$—	50,000	$1,210,000
Benjamin P. Harris	—	$—	30,000	$726,000
Jon W. Clark	—	$—	5,000	$128,000
Edward J. Matey Jr.	—	$—	5,000	$128,000

(1)	Amounts reflect the difference between the exercise price of the option and the market price at the time of exercise.
(2)	Amounts reflect the market value of the stock on the day the stock vested, adjusted for the effect of the 1-for-4 reverse common stock split effective at 5:00 p.m. on March 20, 2015.

Pension Benefits

Our named executive officers received no benefits in fiscal year 2014 from us under defined pension or defined contribution plans. See “— Summary Compensation Table.”

Nonqualified Deferred Compensation

We do not have a nonqualified deferred compensation plan that provides for deferral of compensation on a basis that is not tax-qualified for our named executive officers.

Potential Payments upon Termination or Change in Control

General

We maintain employment agreements with Messrs. DuGan, Clark and Harris. This section discusses the amount of compensation payable to our named executive officers and current executive officers upon termination of the executive officer’s employment (i) by us with “Cause,” (ii) by the named executive officer without “Good Reason,” (iii) by us without “Cause,” (iv) by the named executive officer with “Good Reason,” (v) in the event of death or “Disability” of the named executive officer or (vi) in connection with a “Change-in-Control” of us (each, a “Triggering Event”) as described below. The following discussion assumes such termination was effective as of December 31, 2014 and estimates the amounts that would be paid out in such circumstances if the applicable agreement had then been in effect.

Employment and Retention Agreements

Each of Messrs. DuGan, Harris and Clark have entered into employment agreements with us. Illustrated below are the severance provisions associated with each Triggering Event discussed above.

Gordon F. DuGan.  Mr. DuGan’s employment agreement has a term commencing on July 1, 2012 and ending on June 30, 2017, with an automatic renewal for a single one-year period unless either party delivers three months’ prior written notice of non-renewal under the agreement. The agreement provides for an annual salary of no less than $750,000 and such discretionary annual bonuses as we, in our sole discretion, may deem appropriate to reward Mr. DuGan for job performance. Mr. DuGan was originally entitled to receive a one-time signing bonus of $400,000, of which $200,000 was paid on July 1, 2012 and the remainder was to be payable in three equal installments on June 30, 2013, June 30, 2014 and June 30, 2015. However, in April 2013 Mr. DuGan agreed to forego the remainder of his signing bonus to determine the amount of his bonus in future years solely based on his and the Company’s performance. Pursuant to the agreement, Mr. DuGan was also granted 62,500 RSAs and 187,500 RSUs under the Gramercy Property Trust Inc. 2012 Inducement Equity Plan. The RSAs vest in five equal installments beginning on June 30, 2013 and each of the next four anniversaries of such date provided that Mr. DuGan remains employed by us. Vesting of the RSUs is subject to the achievement of performance-based vesting hurdles based on absolute increases in our stock price or FFO during the five-year vesting period in addition to continued employment. Full vesting of the RSUs through achievement of the stock increase thresholds requires, in effect, a 100% increase of our per share stock price during the vesting period of our common share price from June 29, 2012. Two fifths of the grant have vested. The specific annual stock increase hurdles are as follows: June 30, 2015 — $16.00 per share, June 30, 2016 — $18.00 per share and June 30, 2017 — $20.00 per share, with each hurdle reduced by any per share common stock dividends that we declare after July 1, 2012. Full vesting of the RSUs through achievement of the FFO increase thresholds requires proportionately similar increases in our FFO levels during the vesting period. In the event that the performance hurdles are not met on a vesting date, the RSUs scheduled to vest on that vesting date may vest on a subsequent vesting date if the common stock price hurdle is met as of such subsequent vesting date or the FFO hurdles have been met on a cumulative basis through such subsequent vesting date. In the event of a Change-in-Control, the performance hurdles for the RSUs will be measured as of the date of the Change-in-Control and any RSUs with respect to which the performance hurdles are met will remain subject to vesting based on continued employment through the original vesting dates. Upon a Change-in-Control, the performance hurdles will be satisfied with respect to the greater of (i) a pro rata amount of the total RSUs based on the portion of the five-year vesting period that had elapsed if the FFO hurdle is met on a cumulative basis through the most recent quarter ended prior to the Change-in-Control or (ii) from 20% to 100% (in 20% increments) of the total RSUs based on the common stock price upon the Change-in-Control as compared to common stock price hurdles from $12.00 per share to $20.00 per share (in $2.00 increments).

Under the agreement, we are also obligated to maintain a life insurance policy for the benefit of Mr. DuGan’s beneficiaries in the face amount of $5,000,000, or if not available at reasonable rates, to self-insure Mr. DuGan up to the maximum cash severance payable under the agreement. If Mr. DuGan is terminated for any reason, under the agreement he will be subject to the following obligations: (i) noncompetition with us for 18 months (or 12 months if his employment is terminated due to a non-renewal of the term of employment by us, or six months if (A) his employment is terminated by us without Cause (as defined in Mr. DuGan’s employment agreement) for Good Reason (as defined in Mr. DuGan’s employment agreement) by Mr. DuGan after a Change-in-Control (as defined in Mr. DuGan’s employment agreement) or (B) Mr. DuGan’s employment is terminated upon or after the expiration of the one-year renewal term); (ii) non-solicitation of our employees for two-years; and (iii) non-disparagement of us and non-interference with our business for one year. The employment agreement also provides for the following payments and benefits to Mr. DuGan in connection with the termination of his employment with us:

•	Termination without Cause or with Good Reason. If Mr. DuGan’s employment is terminated by us without Cause or by Mr. DuGan with Good Reason, Mr. DuGan will receive the following payments and benefits. Mr. DuGan will receive a cash severance payment equal to two multiplied by the sum of (i) his average annual base salary in effect during the preceding 24 months (his “Prior Salary”), plus (ii) the highest annual cash bonus paid to Mr. DuGan during the three fiscal years prior to the date of termination (including any equity awarded as bonus), which amount shall be payable in 24 equal monthly installments; provided that, if Mr. DuGan is terminated by us without Cause by the non-renewal of the one year extension term, then Mr. DuGan shall instead receive the sum of his Prior Salary and his Prior Bonus as opposed to two times such amount. If the termination occurs in 2013 or a later year, we will pay to Mr. DuGan a prorated annual performance bonus based on his Prior Bonus (his “Prorated Annual Bonus”) for the year in which Mr. DuGan’s employment is terminated (and the prior year if such bonus had not yet been determined). Mr. DuGan will also receive a monthly cash payment for 24 months equal to the monthly cash payment that we would have paid to provide health insurance for Mr. DuGan. Mr. DuGan’s unvested equity awards will be treated as follows: (i) all unvested equity awards (other than the awards of LTIP Units under the 2012 Outperformance Plan and RSUs referenced above and any other performance-based equity award) that would have otherwise vested within 24 months of Mr. DuGan’s termination will vest, provided that if such termination is in connection with or within 18 months following a Change-in-Control, then all such awards shall vest; (ii) if Mr. DuGan is terminated prior to any Change-in-Control, then unvested RSUs in an amount equal to 40% of the initial RSU grant will vest; and (iii) if Mr. DuGan is terminated on or after a Change-in-Control, then unvested RSUs will be treated pursuant to clause (i) after giving effect to the measurement of performance-based hurdles under the terms of the RSUs as of the Change-in-Control. Mr. DuGan’s receipt of these payments and benefits in connection with a termination without Cause or for Good Reason is subject to his execution of a general release of claims with our company.
•	Termination upon Death. If Mr. DuGan’s employment is terminated upon his death, Mr. DuGan’s estate will receive his Prorated Annual Bonus for the year in which Mr. DuGan’s employment is terminated (and the prior year if such bonus had not yet been determined). In addition, in the event of such a termination, Mr. DuGan’s unvested equity awards will be treated as follows: (i) all unvested equity awards (other than the awards of LTIP Units under the 2012 Outperformance Plan and RSUs referenced above and any other performance-based equity award) that would have otherwise vested within 12 months of the termination date will vest; (ii) if the termination date occurs prior to any Change-in-Control, then unvested RSUs in an amount equal to 20% of the initial RSU grant will vest; and (iii) if the termination date occurs on or after a Change-in-Control, then unvested RSUs will be treated pursuant to clause (i) after giving effect to the measurement of performance-based hurdles under the terms of the RSUs as of the Change-in-Control. Notwithstanding the foregoing, Mr. DuGan’s estate will only be entitled to receive such payments and benefits to the extent that their aggregate value together with the value of any other accelerated vesting of equity awards granted by our company exceeds the amount payable to Mr. DuGan’s beneficiaries under the life insurance policy, or self-insurance, maintained by us.

•	Termination upon Disability. If Mr. DuGan’s employment is terminated by us due to Mr. DuGan’s disability, Mr. DuGan will receive (i) a cash severance payment equal to the sum of his Prior Salary and his Prior Bonus, which will be payable in 24 equal monthly installments, (ii) if the termination date occurs during 2013 or a later year, his Prorated Annual Bonus for the year in which Mr. DuGan’s employment is terminated provided that the Prorated Annual Bonus shall be less the amount of any annual bonus, or advance thereof, previously paid for the applicable period, and (iii) a monthly cash payment for 12 months equal to the monthly cash payment that we would have paid to provide health insurance for Mr. DuGan. In addition, in the event of such a termination, Mr. DuGan’s unvested equity awards will be treated as follows: (i) all unvested equity awards (other than the awards of LTIP Units under the 2012 Outperformance Plan and RSUs referenced above and any other performance-based equity award) that would have otherwise vested within 12 months of Mr. DuGan’s termination will vest; (ii) if Mr. DuGan is terminated prior to any Change-in-Control, then unvested RSUs in an amount equal to 20% of the initial RSU grant will vest; and (iii) if Mr. DuGan is terminated on or after a Change-in-Control, then unvested RSUs will be treated pursuant to clause (i) after giving effect to the measurement of performance-based hurdles under the terms of the RSUs as of the Change-in-Control. Mr. DuGan’s receipt of these payments and benefits in connection with a termination upon disability is subject to his execution of a general release of claims with us.

To the extent necessary to avoid the imposition of an additional tax under Section 409A of the Code, severance pay and benefits will be delayed until six months after termination, or death, whichever is earlier, during which time the payments will accrue interest at the rate of 5% per annum.

If any payments and benefits to be paid or provided to Mr. DuGan, whether under his employment agreement or otherwise, would be subject to “golden parachute” excise taxes under the Code, Mr. DuGan’s payments and benefits under his employment agreement will be reduced to the extent necessary to avoid such excise taxes, but only if such a reduction of pay or benefits would result in a greater after-tax benefit to Mr. DuGan.

The following table illustrates Mr. DuGan’s potential payment and other benefits upon termination of his employment or Change-in-Control of us.

Gordon F. DuGan	Base Salary	Bonus	Medical and Welfare Benefits	Accelerated Equity(1)	Total
With Cause or Without Good Reason	—	—	—	—	—
Without Cause or with Good Reason	$1,500,000	$600,000	$35,659	$2,760,000	$4,895,659
Death	—	$300,000	—	$1,380,000	$1,680,000
Disability	$750,000	$300,000	$17,829	$1,380,000	$2,447,829
Without Cause or with Good Reason
Following Change-in-Control	$1,500,000	$600,000	$35,659	$5,221,800	$7,357,459

(1)	Upon a hypothetical termination on December 31, 2014, Mr. DuGan would have been entitled to (i) all unvested equity awards (other than the awards of LTIP Units under the 2012 Outperformance Plan and RSUs referenced above and any other performance-based equity award) that would have otherwise vested within 24 months of Mr. DuGan’s termination will vest, provided that if such termination is in connection with or within 18 months following a Change-in-Control, then all such awards shall vest; (ii) if Mr. DuGan is terminated prior to any Change-in-Control, then unvested RSUs in an amount equal to 40% of the initial RSU grant will vest; and (iii) if Mr. DuGan is terminated on or after a Change-in-Control, then unvested RSUs will be treated pursuant to clause (i) after giving effect to the measurement of performance-based hurdles under the terms of the RSUs as of the Change-in-Control.

Benjamin P. Harris.  Mr. Harris’ employment agreement has a term commencing on July 1, 2012 and ending on June 30, 2017, with an automatic renewal for a single one-year period unless either party delivers three months’ prior written notice of non-renewal under the agreement. The agreement provides for an annual salary of no less than $600,000, and such discretionary annual bonuses as we, in our sole discretion, may deem appropriate to reward Mr. Harris for job performance. Mr. Harris received a one-time signing bonus of $150,000, of which $75,000 was paid on July 1, 2012 and the remainder payable in three equal installments on June 13, 2013, June 13, 2014 and June 13, 2015; provided that Mr. Harris remains employed by our company on each such date. Pursuant to the agreement, Mr. Harris was also granted 37,500 RSAs and 112,500 RSUs under the Gramercy Property Trust Inc. 2012 Inducement Equity Plan, which awards vest on the same schedule, in the same proportion, and on the same conditions as the equity awards for Mr. DuGan described above.

If Mr. Harris’ employment is terminated for any reason, under the agreement he will be subject to the following continuing obligations after termination: (i) noncompetition with us for 12 months (6 months if (A) employment is terminated without Cause by us or any successor or for Good Reason by Mr. Harris or (B) Mr. Harris’ employment is terminated upon or after the expiration of the one-year renewal term); (ii) nonsolicitation of our employees for two-years; and (iii) non-disparagement of us and non-interference with our business for one year. The employment agreement also provides for the following payments and benefits to Mr. Harris in connection with the termination of his employment with us:

•	Termination without Cause or with Good Reason. If Mr. Harris’ employment is terminated by us without Cause or by Mr. Harris with Good Reason, Mr. Harris will receive the following payments and benefits. Mr. Harris will receive a cash severance payment equal to the sum (or, if such termination occurs in connection with or within 18 months of a Change-in-Control, 1.5 times the sum) of (i) his average annual base salary in effect during the preceding 24 months (his “Prior Salary”), plus (ii) the highest annual cash bonus paid to Mr. Harris during the three fiscal years prior to the date of termination (including any equity awarded as bonus), which amount shall be payable in 12 equal monthly installments. Mr. Harris will also receive any unpaid amount of his signing bonus and, if the termination occurs in 2013 or a later year, we will pay to Mr. Harris his Prorated Annual Bonus for the year in which Mr. Harris’ employment is terminated (and the prior year if such bonus had not yet been determined). Mr. Harris will also receive a monthly cash payment for 12 months equal to the monthly cash payment that we would have paid to provide health insurance for Mr. Harris. Mr. Harris’ unvested equity awards will be treated as follows: (i) all unvested equity awards (other than the awards of LTIP Units under the 2012 Outperformance Plan and RSUs referenced above and any other performance-based equity award) that would have otherwise vested within 12 months of Mr. Harris’ termination will vest, provided that if such termination is in connection with or within 18 months following a Change-in-Control, then all such awards shall vest; (ii) if Mr. Harris is terminated prior to any Change-in-Control, then unvested RSUs in an amount equal to 20% of the initial RSU grant will vest; and (iii) if Mr. Harris is terminated on or after a Change-in-Control, then unvested RSUs will be treated pursuant to clause (i) after giving effect to the measurement of performance-based hurdles under the terms of the RSUs as of the Change-in-Control. Mr. Harris’ receipt of these payments and benefits in connection with a termination without Cause or for Good Reason is subject to his execution of a general release of claims with our company.
•	Termination upon Death. If Mr. Harris’ employment is terminated upon his death, Mr. Harris’ estate will receive (i) any unpaid amount of his signing bonus, (ii) if the termination date occurs during 2014 or a later year, his Prorated Annual Bonus for the year in which Mr. Harris’ employment is terminated (and the prior year if such bonus had not yet been determined). In addition, in the event of such a termination, Mr. Harris’ unvested equity awards will be treated as follows: (i) all unvested equity awards (other than the awards of LTIP Units under the 2012 Outperformance Plan and RSUs referenced above and any other performance-based equity award) that would have otherwise vested within 12 months of the termination date will vest; (ii) if the termination date occurs prior to any Change-in-Control, then unvested RSUs in an amount equal to

20% of the initial RSU grant will vest; and (iii) if the termination date occurs on or after a Change-in-Control, then unvested RSUs will be treated pursuant to clause (i) after giving effect to the measurement of performance-based hurdles under the terms of the RSUs as of the Change-in-Control.
•	Termination upon Disability. If Mr. Harris’ employment is terminated by us due to Mr. Harris’ disability, Mr. Harris will receive (i) a cash severance payment equal to the sum of his Prior Salary and his Prior Bonus, which will be payable in 12 equal monthly installments, (ii) any unpaid amount of his signing bonus, (iii) if the termination date occurs during 2014 or a later year, his Prorated Annual Bonus for the year in which Mr. Harris’ employment is terminated provided that the Prorated Annual Bonus shall be less the amount of any annual bonus, or advance thereof, previously paid for the applicable period, and (iv) a monthly cash payment for 12 months equal to the monthly cash payment that we would have paid to provide health insurance for Mr. Harris. In addition, in the event of such a termination, Mr. Harris’ unvested equity awards will be treated as follows: (i) all unvested equity awards (other than the awards of LTIP Units under the 2012 Outperformance Plan and RSUs referenced above and any other performance-based equity award) that would have otherwise vested within 12 months of Mr. Harris’ termination will vest; (ii) if Mr. Harris is terminated prior to any Change-in-Control, then unvested RSUs in an amount equal to 20% of the initial RSU grant will vest; and (iii) if Mr. Harris is terminated on or after a Change-in-Control, then unvested RSUs will be treated pursuant to clause (i) after giving effect to the measurement of performance-based hurdles under the terms of the RSUs as of the Change-in-Control. Mr. Harris’ receipt of these payments and benefits in connection with a termination upon disability is subject to his execution of a general release of claims with us.

To the extent necessary to avoid the imposition of an additional tax under Section 409A of the Code, severance pay and benefits will be delayed until six months after termination, or death, whichever is earlier, during which time the payments will accrue interest at the rate of 5% per annum.

If any payments and benefits to be paid or provided to Mr. Harris, whether under his employment agreement or otherwise, would be subject to “golden parachute” excise taxes under the Code, Mr. Harris’ payments and benefits under his employment agreement will be reduced to the extent necessary to avoid such excise taxes, but only if such a reduction of pay or benefits would result in a greater after-tax benefit to Mr. Harris.

The following table illustrates Mr. Harris’ potential payment and other benefits upon termination of his employment or Change-in-Control of our company under his employment agreement.

Benjamin P. Harris	Base Salary	Bonus	Medical and Welfare Benefits	Accelerated Equity(1)	Total
With Cause or Without Good Reason	—	—	—	—	—
Without Cause or with Good Reason	$600,000	$625,000	$17,829	$828,000	$2,070,829
Death	—	$625,000	—	$828,000	$1,453,000
Disability	$600,000	$625,000	$17,829	$828,000	$2,070,829
Without Cause or with Good Reason
Following Change-in-Control	$900,000	$925,000	$17,829	$2,484,000	$4,326,829

(1)	Upon a hypothetical termination on December 31, 2014, Mr. Harris would have been entitled to (i) all unvested equity awards (other than the awards of LTIP Units under the 2012 Outperformance Plan and RSUs referenced above and any other performance-based equity award) that would have otherwise vested within 12 months of Mr. Harris’ termination will vest, provided that if such termination is in connection with or within 18 months following a Change-in-Control, then all such awards shall vest; (ii) if Mr. Harris is terminated prior to any Change-in-Control, then unvested RSUs in an amount equal to 20% of the initial RSU grant will vest; and (iii) if Mr. Harris is terminated on or after a Change-in-Control, then unvested RSUs will be treated pursuant to clause (i) after giving effect to the measurement of performance-based hurdles under the terms of the RSUs as of the Change-in-Control.

Jon W. Clark.  Mr. Clark’s employment agreement, as amended, had an initial term ending on April 30, 2014, which automatically renewed for a successive one-year period and will continue to automatically renew for successive one-year periods after April 30, 2016, unless either party serves the required notice under the agreement. The agreement had provided for an annual salary of $275,000 and such discretionary annual bonuses as we, in our sole discretion, may deem appropriate to reward Mr. Clark for job performance. The target annual bonus for 2012 and 2013 was at least $300,000. Mr. Clark is also entitled to a monthly car allowance of $750. However, Mr. Clark elected to forgo such car allowance subsequent to March 2013. If Mr. Clark is terminated for any reason prior to April 30, 2016, under the agreement he will be subject to the following obligations: (i) noncompetition with us for six months (or three months if his employment is terminated due to a non-renewal of the term of employment by us or for Cause (as defined in Mr. Clark’s employment agreement) not related to our business or if Mr. Clark terminates his employment after the payment of a discretionary bonus for any year in an amount less than $300,000); (ii) non-solicitation of our employees for two-years; and (iii) non-disparagement of us and non-interference with our business for one year. The employment agreement also provides for the following payments and benefits to Mr. Clark in connection with the termination of his employment with us:

•	Termination with Cause or without Good Reason. If Mr. Clark’s employment is terminated by us with Cause or by Mr. Clark without Good Reason (as defined in Mr. Clark’s employment agreement), Mr. Clark shall be entitled to receive earned and accrued but unpaid base salary, but we shall have no further obligations following such termination.
•	Termination without Cause or with Good Reason. If Mr. Clark’s employment is terminated by us without Cause or by Mr. Clark for Good Reason, Mr. Clark will receive (i) earned and accrued but unpaid base salary, (ii) annual base salary for a period of six months following termination and (iii) a prorated annual bonus and an additional 6-month performance bonus, subject to certain formula. Mr. Clark will continue to receive his medical and welfare benefits for six months, and all of his unvested and unexercisable restricted stock, options or other equity-based awards that were granted as payment of a cash bonus, will fully vest or become exercisable on the date of termination. Mr. Clark will also have 12 months of additional vesting for his outstanding restricted stock, options or other equity-based awards and any then vested unexercised stock options will remain exercisable until the earlier of the expiration of their term or the second January 1 following the termination date. If such termination occurs in connection with or within 18 months after a Change-in-Control (as defined in Mr. Clark’s employment agreement), then Mr. Clark will be entitled to (i) a single lump-sum payment of an amount equal to (a) 12 months of annual base salary and (b) a prorated annual bonus and an additional 12-month performance bonus, subject to certain formula, and (ii) the other payments and benefits described above for a period of 12 months following termination.
•	Termination upon Death. If Mr. Clark’s employment is terminated by us upon his death, his estate will receive (i) earned and accrued but unpaid base salary, (ii) any earned and accrued by unpaid base salary and (iii) a prorated annual bonus, subject to certain conditions. In addition, all of Mr. Clark’s unvested and unexercisable restricted stock, options or other equity-based awards that were granted as payment of a cash bonus will fully vest or become exercisable on the date of termination and he will be entitled to 12 months of additional vesting of his outstanding restricted stock, options or other equity-based awards and any then vested unexercised stock options will remain exercisable until the earlier of the expiration of their term or the second January 1 following the termination date.
•	Termination upon Disability. If Mr. Clark’s employment is terminated by us upon his Disability (as defined in Mr. Clark’s employment agreement), Mr. Clark will receive (i) annual base salary for a period of six months following termination and (ii) a prorated annual bonus and an additional six-month performance bonus, subject to certain conditions. Mr. Clark will continue to receive his medical and welfare benefits for six months, and all of his unvested and unexercisable restricted stock, options or other equity-based awards that were granted as payment of a cash bonus, will fully vest or become exercisable on the date of termination. Mr. Clark will also have 12 months of additional vesting for his outstanding restricted stock, options or other equity-based awards and any then vested unexercised stock options will remain exercisable until the earlier of the expiration of their term or the second January 1 following the termination date.

The following table illustrates Mr. Clark’s potential payments and other benefits upon termination of employment or Change-in-Control of our company under his employment agreement.

Jon W. Clark	Base Salary	Bonus	Medical and Welfare Benefits	Accelerated Equity(1)	Total
With Cause or Without Good Reason	—	—	—	—	—
Without Cause or with Good Reason	$150,000	$150,000	$8,793	$138,000	$446,793
Death	—	$150,000	—	$138,000	$288,000
Disability	$150,000	$150,000	$8,793	$138,000	$446,793
Without Cause or with Good Reason
Following Change-in-Control	$300,000	$300,000	$17,586	$138,000	$755,586

(1)	Upon a hypothetical termination on December 31, 2014, Mr. Clark would have been entitled to 12 months of additional vesting of any outstanding time-based restricted stock.

Equity Compensation Plan Information

The following table summarizes information, as of December 31, 2014, relating to our equity compensation plans pursuant to which shares of our common stock or other equity securities may be granted from time to time.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	51,726	$51.28	—
Equity compensation plans not approved by security holders(2)	—	—	36,765
Total	51,726	$51.28	36,765

(1)	Includes information related to our 2004 equity incentive plan.
(2)	Includes information related to our 2012 Inducement Equity Incentive Plan; Assumes there have been 600,000 units of limited partnership interests in our Operating Partnership, or LTIP Units, issued pursuant to the 2012 Inducement Equity Incentive Plan.

Amended and Restated 2004 Equity Incentive Plan

Our Board of Directors adopted at the July 2004 meeting of our Board of Directors, and our common stockholders ratified, a long-term, ten-year compensation program, which was later amended and restated, for certain employees, directors, officers, advisors, consultants and other personnel, including any of our joint venture affiliates. Of the options or stock that have not been granted at the time of our initial public offering, our Compensation Committee shall have the right to make such awards in the form of equity incentive compensation on such terms as our Compensation Committee may deem appropriate. Our Compensation Committee has the authority to administer and interpret our 2004 Equity Incentive Plan, to authorize the granting of awards, to determine the eligibility of certain of our employees, directors, officers, advisors, consultants and other personnel and any of our joint venture affiliates to receive an award, to determine the number of shares of common stock to be converted by each award, to determine the terms, provisions and conditions of each award, to prescribe the form of instruments evidencing awards and to take any other actions and make all other determinations that it deems necessary or appropriate. Our Compensation Committee, in its discretion, may delegate to our Chief Executive Officer all or part of the Committee’s authority and duties with respect to awards; provided, however, that we may not delegate its authority and duties with respect to awards that have been, or will be, granted to our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, General Counsel or President or any Executive Vice President. The 2004 Equity Incentive Plan expired by its terms in July 2014 and no further grants can be made under the 2004 Equity Incentive Plan.

2012 Inducement Equity Incentive Plan

In connection with the equity awards to be made to Messrs. DuGan and Harris, and Nicholas L. Pell, who joined us as a Managing Director, and in connection with our hiring of these executives, our Board of Directors adopted the Gramercy Property Trust Inc. 2012 Inducement Equity Incentive Plan as of June 7, 2012. Under the 2012 Inducement Equity Incentive Plan, we may grant equity awards for up to 1,125,000 shares of common stock pursuant to the employment inducement award exemption provided by Section 303A.08 of the NYSE Listed Company Manual. After deducting the shares granted in connection with the hiring of Messrs. DuGan, Harris and Pell, only approximately 36,765 shares remain available for issuance under the plan. The 2012 Inducement Equity Incentive Plan permits us to issue a variety of equity awards, including stock options, restricted stock, phantom shares, dividend equivalent rights and other equity-based awards. The 2012 Inducement Equity Incentive Plan is administered by our Compensation Committee. The 2012 Inducement Equity Incentive Plan will terminate on the ten-year anniversary of our Board of Directors’ approval of the 2012 Inducement Equity Incentive Plan, provided our Board of Directors may terminate the 2012 Inducement Equity Incentive Plan at any time. All of the shares available under the 2012 Inducement Equity Incentive Plan were initially issued or reserved for issuance to Messrs. DuGan, Harris and Pell in connection with the equity awards made upon the commencement of their employment with us.

2012 Outperformance Plan

In connection with the hiring of Messrs. DuGan and Harris, our Board of Directors approved a new outperformance plan, the 2012 Outperformance Plan. Pursuant to the 2012 Outperformance Plan, these executives, in the aggregate, may earn up to a maximum dollar amount of LTIP Units based on our common stock price appreciation over a four-year performance period ending June 30, 2016. The amount of LTIP Units earned under the 2012 Outperformance Plan will range from 20% of the maximum amount if our common stock price equals a minimum hurdle of $20.00 per share (less any dividends paid during the performance period) to the maximum amount if our common stock price equals or exceeds $36.00 per share (less any dividends paid during the performance period) at the end of the performance period. The executives will not earn any LTIP Units under the 2012 Outperformance Plan to the extent that our common stock price is less than the minimum hurdle.

During the performance period, the executives may earn up to 12%, 24% and 36% of the maximum amount under the 2012 Outperformance Plan at the end of the first, second and third years, respectively, of the performance period if our common stock price has equaled or exceeded the stock price hurdles as of the end of such years. If the minimum stock price hurdle is met as of the end of any such year, the actual amount earned will range on a sliding scale from 20% of the maximum amount that may be earned as of such date (at the minimum stock price hurdle) to 100% of the maximum amount that may be earned as of such date (at the maximum stock price hurdle). Any LTIP Units earned under the 2012 Outperformance Plan will remain subject to vesting, with 50% of any LTIP Units earned vesting on June 30, 2016 and the remaining 50% vesting on June 30, 2017 based, in each case, on continued employment through the vesting date.

Upon the occurrence of a Change-in-Control at any time prior to the end of the performance period, the performance period will be shortened to end on the date of such Change-in-Control, performance will be measured based on the common stock price as of the Change-in-Control and all LTIP Units that are earned will vest as of such date. In the event of a Change-in-Control after the end of the performance period, all LTIP Units that had been previously earned will vest as of such date. If an executive’s employment is terminated by us without Cause, by the executive for Good Reason or upon death or disability prior to the end of the performance period, then for such executive performance will be measured as of the date of such termination and a prorated portion of the LTIP Units earned, if any, will vest based on the portion of the full five-year vesting period that such executive remained employed, plus 12 months, as a percentage of the full five-year vesting period. If an executive’s employment is terminated upon such circumstances after the end of the performance period, all of such executive’s unvested LTIP Units that had been previously earned will vest as of the date of such executive’s termination. The terms Cause, Good Reason and Change-in-Control are specifically defined (or referenced) in the award agreement under the 2012 Outperformance Plan.

Messrs. DuGan and Harris were granted awards under the 2012 Outperformance Plan in connection with their hiring pursuant to which they may earn up to $10.0 million and $6.0 million of LTIP Units, respectively. Additionally, in 2013, Messrs. Clark and Matey were granted an award under the 2012 outperformance plan pursuant to which each of Mr. Clark and Mr. Maety may earn up to $1.0 million of LTIP Units.

LTIP Units are a class of limited partnership interests in our Operating Partnership that are structured to qualify as “profits interests” for federal income tax purposes. Accordingly, LTIP Units, initially, will not have full parity, on a per unit basis, with the Class A limited partnership interests in our Operating Partnership with respect to liquidating distributions. If a tax book-up event occurs, which generally includes the issuance of equity interests in us or our Operating Partnership and the occurrence of certain other events, at a time when our Operating Partnership’s assets have sufficiently appreciated, the LTIP Units will achieve full parity with the Class A limited partnership interests. To the extent the LTIP Units have achieved parity with the Class A limited partnership interests, the LTIP Units may be converted, subject to the satisfaction of the applicable vesting conditions, on a one-for-one basis into Class A limited partnership interests. Until LTIP Units have been earned under the 2012 Outperformance Plan, the executives will be entitled to receive non-liquidating distributions with respect to the LTIP Units underlying their awards under the 2012 Outperformance Plan on a per unit basis equal to 10% of the regular dividends per share paid on our common stock, if any. If and when LTIP Units are earned, the executives will be entitled to receive non-liquidating distributions with respect to the earned LTIP Units following the date on which the LTIP Units are earned on a per unit basis equal to the dividends per share paid on our common stock.

Compensation Committee Interlocks and Insider Participation

There are no Compensation Committee interlocks and none of our employees participate on our Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock, as of April 24, 2015, for (1) each person known to us to be the beneficial owner of more than 5% of our outstanding common stock based on the Schedule 13D, Schedule 13G, or any amendments thereto, filed with the SEC, (2) each of our directors and nominees for director, (3) each of our named executive officers who is not a director and (4) our directors, nominees for director and executive officers as a group. Except as otherwise described in the notes below, the following beneficial owners have sole voting power and sole investment power with respect to all shares of common stock set forth opposite their respective names.

In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all shares the investor actually owns beneficially or of record;
•	all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and
•	all shares the investor has the right to acquire within 60 days (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days) after April 24, 2015.

Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power.

Name**	Amount And Nature of Beneficial Ownership of Common Stock		Percent of Total(1)
Gordon F. DuGan	599,504	(2)	1.05%
Allan J. Baum	62,133	(3)	*%
Jeffrey E. Kelter	59,131	(4)	*%
Charles S. Laven	56,281	(5)	*%
William H. Lenehan	24,161	(6)	*%
Gregory F. Hughes	9,632	(7)	*%
Thomas D. Eckert	21,425		*%
Benjamin P. Harris	185,431	(8)	*%
Jon W. Clark	48,379	(9)	*%
Edward J. Matey Jr.	43,939	(10)	*%
All Directors, Nominees and Executive Officers as a Group (10 Persons)	1,110,016		1.94%
The Vanguard Group	4,735,639	(11)	8.27%
Vanguard Specialized Funds	3,324,088	(12)	5.80%
BlackRock, Inc.	2,696,531	(13)	4.71%
Cohen & Steers, Inc.	2,396,884	(14)	4.18%
Citadel Advisors LLC	2,395,494	(15)	4.18%
BHR Capital LLC	2,300,000	(16)	4.02%

*	Less than 1% of class.
**	Unless otherwise indicated, the business address is 521 Fifth Avenue, 30th Floor, New York, NY 10175-0003.
(1)	As of April 24, 2015, 57,280,391 shares of common stock were outstanding.
(2)	Includes 39,385 earned LTIP Units of which 50% vest on June 30, 2016 and 50% vest on June 30, 2017, subject to continued employment.
(3)	Includes 11,452 shares of common stock issuable upon exercise of options.
(4)	Includes 11,452 shares of common stock issuable upon exercise of options.
(5)	Includes 11,452 shares of common stock issuable upon exercise of options, 375 shares purchased in the open market, 625 shares of restricted common stock and 43,829 phantom units.

(6)	Includes 2,500 shares of common stock issuable upon exercise of options.
(7)	Includes 2,500 shares of common stock issuable upon exercise of options.
(8)	Includes 23,631 earned LTIP Units of which 50% vest on June 30, 2016 and 50% vest on June 30, 2017, subject to continued employment.
(9)	Includes 2,702 shares of common stock issuable upon exercise of options and 3,939 earned LTIP Units of which 50% vest on June 30, 2016 and 50% vest on June 30, 2017, subject to continued employment.
(10)	Includes 3,939 earned LTIP Units of which 50% vest on June 30, 2016 and 50% vest on June 30, 2017, subject to continued employment.
(11)	Based on information provided by The Vanguard Group — 23-1945930 (“Vanguard”) in a Schedule 13G/A filed with the SEC on February 10, 2015 (adjusted for the effect of the 1-for-4 reverse common stock split effective at 5:00 p.m. Eastern Time on March 20, 2015). Vanguard has sole voting power with respect to 60,996 of these shares, sole dispositive power with respect to 4,678,818 of these shares and shared dispositive power with respect to 56,821 of these shares. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.
(12)	Based on information provided by Vanguard Specialized Funds Vanguard REIT Index — 23-2834924 (“VSF”) in a Schedule 13G filed with the SEC on February 6, 2015 (adjusted for the effect of the 1-for-4 reverse common stock split effective at 5:00 p.m. Eastern Time on March 20, 2015). VSF has sole voting power with respect to all of these shares. The address for VSF is 100 Vanguard Blvd., Malvern, PA 19355.
(13)	Based on information provided by BlackRock, Inc. (“BlackRock”) in a Schedule 13G filed with the SEC on January 30, 2015 (adjusted for the effect of the 1-for-4 reverse common stock split effective at 5:00 p.m. Eastern Time on March 20, 2015). BlackRock has sole voting power with respect to 2,614,012 of these shares, and sole dispositive power with respect to all of these shares. The address of BlackRock is 55 East 52nd Street, New York, NY 10022.
(14)	Based on information provided by Cohen & Steers, Inc. (“C&S”) in a Schedule 13G/A filed with the SEC on February 13, 2015 (adjusted for the effect of the 1-for-4 reverse common stock split effective at 5:00 p.m. Eastern Time on March 20, 2015). C&S, through of its control of Cohen & Steers Capital Management, Inc. and Cohen & Steers UK Limited, has sole voting power with respect to 1,772,586 of these shares and sole dispositive power with respect to all of these shares. The address of C&S is 280 Park Avenue, 10th Floor, New York, NY 10017.
(15)	Based on information a the Schedule 13G filed with the SEC on March 17, 2015 by Citadel Advisors LLC (“Citadel Advisors”), Citadel Advisors Holdings III LP (“CAH3”), Citadel GP LLC (“CGP”) and Mr. Kenneth Griffin with respect to common shares owned by Surveyor Capital Ltd. (“SC”) and Citadel Securities LLC (“Citadel Securities”) (adjusted for the effect of the 1-for-4 reverse common stock split effective at 5:00 p.m. Eastern Time on March 20, 2015). Citadel Advisors and CAH3 each reported shared voting and dispositive power with respect to 2,338,513 of these shares, and CGP and Mr. Griffin each report share voting and dispositive power with respect to 1,368,854 of these shares. Citadel Advisors is the portfolio manager for SC. CAH3 is the managing member of Citadel Advisors. CALC III LP (“CALC3”), is the non-member manager of Citadel Securities. CGP is the general partner of CALC3 and CAH3. Mr. Griffin is the President and Chief Executive Officer of, and owns a controlling interest in, CGP. The address of each of the reporting persons is Citadel LLC, 131 S. Dearborn Street, 32nd Floor, Chicago, IL 60603.
(16)	Based on information provided by BHR Capital LLC (“BHR”) in a Schedule 13G/A filed with the SEC on February 12, 2015 (adjusted for the effect of the 1-for-4 reverse common stock split effective at 5:00 p.m. Eastern Time on March 20, 2015). BHR has sole voting and dispositive power over these shares of common stock. The address of BHR is 545 Madison Ave., 10th Floor, New York, NY.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures With Respect to Related Party Transactions

It is the policy of our Board of Directors that all related party transactions (generally, transactions involving amounts exceeding $120,000 in which a related party (directors and executive officers or their immediate family members, or stockholders owning 5% of more of our outstanding stock)) shall be subject to approval or ratification in accordance with the following procedures.

Our Nominating and Corporate Governance Committee shall review the material facts of all related party transactions that require its approval and either approve or disapprove of the entry into the related party transaction, subject to some exceptions. If advance approval of a related party transaction is not feasible, then the related party transaction shall be considered and, if our Nominating and Corporate Governance Committee determines it to be appropriate, ratified at the next regularly scheduled meeting of our Nominating and Corporate Governance Committee. In determining whether to approve or ratify a related party transaction, our Nominating and Corporate Governance Committee will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

If a related party transaction will be ongoing, our Nominating and Corporate Governance Committee may establish guidelines for our management to follow in its ongoing dealings with the related party. Thereafter, our Nominating and Corporate Governance Committee, on at least an annual basis, shall review and assess ongoing relationships with the related party to see that they are in compliance with our Nominating and Corporate Governance Committee’s guidelines and that the related party transaction remains appropriate.

All related party transactions shall be disclosed in our applicable filings with the SEC as required under SEC rules.

Related Party Transactions for 2014

The Company’s CEO, Gordon F. DuGan, is on the board of directors of the Gramercy European Property Fund and has committed approximately $1,500,000 in capital to the Gramercy European Property Fund. The two Managing Directors of Gramercy Europe Asset Management have collectively committed approximately $1,500,000 in capital to the Gramercy European Property Fund.

Three of the properties the Company closed on subsequent to December 31, 2014, which comprised an aggregate 450,000 square feet and are located in Milwaukee, Wisconsin, were acquired from affiliates of KTR Capital Partners, or KTR, a private industrial real estate investment company, for which Mr. Kelter, one of the Company’s directors, serves as its Chief Executive Officer and Chairman of the Board. The three properties were acquired by the Company for approximately $19,750,000.

Mr. Holliday, Chief Executive Officer of SL Green Realty Corp. (NYSE: SLG), or SL Green, was one of the Company’s directors until September 30, 2014, when he resigned. The Company did not have a disagreement with Mr. Holliday on any matter relating to its operations, policies or practices. In recognition of his service, the Company’s board of directors ratably vested 1,125 of the 1,500 shares of its common stock granted to Mr. Holliday in January 2014.

In June 2013, the Company signed a lease agreement with 521 Fifth Fee Owner LLC, an affiliate of SL Green, for corporate office space located at 521 Fifth Avenue, 30th Floor, New York, New York. The lease commenced in September 2013. The lease is for approximately 6,580 square feet and expires in 2023 with rents of approximately $368,000 per annum for year one rising to approximately $466,000 per annum in year ten. The Company paid $368,000 under the lease for the year ended December 31, 2014.

OTHER MATTERS

Solicitation of Proxies

We will pay the cost of solicitation of proxies. In addition to the solicitation of proxies by mail, our directors, officers and employees may also solicit proxies personally or by telephone without additional compensation for such activities. We will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. We will reimburse such holders for their reasonable expenses. In addition, we intend to utilize the proxy solicitation services of Morrow & Co. LLC at an aggregate estimated cost of $4,500 plus out-of-pocket expenses.

Stockholder Proposals

Stockholder proposals intended to be presented at the 2016 annual meeting of stockholders must be received by our Secretary no later than January 12, 2016 in order to be considered for inclusion in our proxy statement relating to the 2016 meeting pursuant to Rule 14a-8 under the Exchange Act.

For a proposal of a stockholder to be properly presented at the 2016 annual meeting of stockholders, other than a stockholder proposal included in the proxy statement pursuant to Rule 14a-8, such proposal must be received at our principal executive offices after December 26, 2015 and on or before April 9, 2016, unless the 2016 annual meeting of stockholders is scheduled to take place before June 15, 2016 or after August 22, 2016. Our Bylaws currently provide that any stockholder wishing to nominate a director or have a stockholder proposal, other than a stockholder proposal included in the proxy statement pursuant to Rule 14a-8, considered at an annual meeting must provide written notice of such nomination or proposal and appropriate supporting documentation, as set forth in our Bylaws, to us at our principal executive offices not less than 75 days nor more than 180 days prior to the anniversary of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is scheduled to be held more than seven calendar days prior, or more than 60 days subsequent, to the anniversary date, such nominations or proposals must be delivered to us not earlier than the 180th day prior to such meeting and not later than the close of business on the later of the 75th day prior to such annual meeting or the twentieth day following the earlier of the day on which public announcement of the meeting is first made or notice of the meeting is mailed to stockholders. Any such proposal should be mailed to our principal executive offices at: Gramercy Property Trust Inc., 521 Fifth Avenue, 30th Floor, New York, New York 10175, Attn: Edward J. Matey Jr., Secretary.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the impacted stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify us, by calling (212) 297-1000 or by directing your written request to: Gramercy Property Trust Inc., 521 Fifth Avenue, 30th Floor, New York, New York 10175, Attn: Edward J. Matey Jr., Secretary. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker as specified above.

Other Matters

Our Board of Directors does not know of any matters other than those described in this proxy statement that will be presented for action at the annual meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

2014 Annual Report

Common stockholders are concurrently being furnished with a copy of our 2014 Annual Report and Form 10-K. Additional copies of the 2014 Annual Report and Form 10-K and of this proxy statement are available at www.proxyvote.com or by contacting Gramercy Property Trust Inc., Attn: Investor Relations, at 521 Fifth Avenue, 30th Floor, New York, New York, 10175, or call toll-free number: 1-800-579-1639, or email: sendmaterial@proxyvote.com. Copies will be furnished promptly at no additional expense.

APPENDIX A

GRAMERCY PROPERTY TRUST INC.
2015 EQUITY INCENTIVE PLAN

The purpose of the Plan is to provide (i) designated employees of the Company and its subsidiaries, (ii) certain consultants and advisors who perform services for the Company or its subsidiaries, and (iii) non-employee members of the Board with the opportunity to receive grants of incentive stock options, nonqualified stock options, stock appreciation rights, stock awards, phantom shares and other equity-based awards. The Company believes that the Plan will encourage the Grantees to contribute materially to the growth of the Company, thereby benefitting the Company’s stockholders, and will align the economic interests of the Grantees with those of the stockholders. The Company also believes that the Plan will serve to facilitate retention of the employees of the Company and its subsidiaries.

Capitalized terms used in the Plan shall have the definitions specified or otherwise referenced in Section 26 below.

SECTION 1. ADMINISTRATION

(a) Committee.  The Plan shall be administered and interpreted by a committee consisting of members of the Board, which shall be appointed by the Board (the “Committee”). The Committee shall consist of two or more persons who are “outside directors” as defined under section 162(m) of the Code, and related Treasury regulations, “non-employee directors” as defined under Rule 16b-3 under the Exchange Act, and “independent directors” as determined in accordance with the independence standards established by the stock exchange on which the Common Stock is at the time primarily traded. However, the Board may ratify or approve any grants as it deems appropriate, and the Board shall approve and administer all grants made to non-employee directors. The Committee may delegate authority to one or more subcommittees, as it deems appropriate. To the extent a Board or subcommittee administers the Plan, references in the Plan to the “Committee” shall be deemed to refer to such Board or subcommittee.

(b) Committee Authority.  The Committee shall have the sole authority to (i) determine who from among the Eligible Participants will receive Awards under the Plan, (ii) determine the type, size and terms and conditions of the Awards to be made under the Plan, (iii) determine the time when the Awards will be made and the duration of any applicable exercise, vesting or restriction period, including the criteria for exercisability, vesting and the restriction period and the acceleration of exercisability, vesting and lapse of a restriction period, (iv) amend the terms and conditions of any previously issued Award, subject to Section 17 below, (v) determine any restrictions on resale applicable to the shares to be issued or transferred pursuant to the Award, (vi) determine whether any Award shall be subject to any non-competition, non-solicitation, confidentiality, clawback or other covenants, and (vii) deal with any other matters arising under the Plan.

(c) Committee Determinations.  The Committee shall have full power and express discretionary authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, procedures, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any Awards granted hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated Grantees. No person acting under this Section 1 shall be held liable for any action or determination made with respect to the Plan or any Award under the Plan, except for the willful misconduct or gross negligence of such person.

(d) Committee Delegations.  The Committee may delegate to the Chief Executive Officer of the Company the authority to grant, administer, and modify the Awards under the Plan with respect to employees who are not subject to the restrictions of section 16(b) of the Exchange Act, provided the Awards are not intended to be Performance-Based Awards and provided the Awards are granted, administered and modified in accordance with appropriate parameters set by the Committee in accordance with applicable law. Any such delegation by the Committee may, in the sole discretion of the Committee, include a limitation as to the amount of Awards that may be awarded during the period of the delegation and may contain guidelines as to the determination of the option exercise price, or price of other Awards and the vesting criteria. The Committee may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Committee’s delegation that were consistent with the terms of the Plan. The Committee may also delegate to one or more of its members, or to one or more agents, such administrative duties as it may deem advisable, and the Committee, or any person to whom it has delegated duties as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. The Committee may employ such legal or other counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion or computation received from any such counsel, consultant or agent. Expenses incurred by the Committee in the engagement of such counsel, consultant or agent shall be paid by the Company or any of its subsidiaries whose employees have benefited from the Plan, as determined by the Committee. Any delegation by the Committee pursuant to this subsection shall be subject to and limited by applicable law or regulation, including without limitation the general corporation law of the State of Maryland and the rules and regulations of the New York Stock Exchange or such other securities exchange on which the Common Stock is then listed.

SECTION 2. AWARDS

(a) Awards under the Plan may consist of grants of Incentive Stock Options as described in Section 5, Non Qualified Stock Options as described in Section 5 (Incentive Stock Options and Non Qualified Stock Options are collectively referred to as “Options”), SARs as described in Section 6, Stock Awards as described in Section 7, Phantom Shares (including Dividend Equivalents) as described in Section 8 and Other Equity Awards (including LTIP Units) as described in Section 9 (hereinafter collectively referred to as “Awards”).

(b) All Awards shall be subject to such terms and conditions as the Committee deems appropriate and as are specified in writing by the Committee to the Grantee in the Award Agreement.

(c) All Awards shall be made conditional upon the Grantee’s acknowledgement, in writing or by acceptance of the Award, that all decisions and determinations of the Committee shall be final and binding on the Grantee, his or her beneficiaries and any other person having or claiming an interest under such Award. Awards under a particular Section of the Plan need not be uniform as among the Grantees.

SECTION 3. SHARES SUBJECT TO THE PLAN

(a) Shares Authorized.  Subject to adjustment as described in subsection (d), the total aggregate number of shares of Common Stock that may be issued or transferred under the Plan is 3,200,000 shares (the “Plan Limit”).

(b) Source of Shares; Share Counting.  Shares issued under the Plan may be authorized but unissued shares of Common Stock or reacquired shares of Common Stock, including shares purchased by the Company on the open market for purposes of the Plan. The issuance of any shares of Common Stock shall result in a reduction of the number of shares of Common Stock available for Awards. Awards that are LTIP Units shall reduce the maximum aggregate number of shares of Common Stock that may be issued under the Plan on a one-for-one basis (i.e., each such unit shall be treated as an award of shares of Common Stock). If and to the extent Options or SARs granted under the Plan terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised, and if and to the extent that any Stock Awards, Phantom Shares or Other Stock-Based Awards (including LTIP Units) are forfeited or terminated, or otherwise are not paid in full, the shares reserved for such Awards shall again be available for purposes of the Plan. To the extent that any Awards are designated in an Award Agreement to be paid in cash, and not in shares of Common Stock, such Awards shall not count against the Plan Limit. Shares of Common Stock surrendered in payment of the exercise price of an Option, and shares withheld or surrendered for payment of taxes, shall not be available for re-issuance under the Plan. If SARs are exercised and settled in Common Stock, the full number of shares subject to the SARs shall be considered issued under the Plan, without regard to the number of shares issued upon settlement of the SARs. The preceding provisions of this subsection (b) shall apply only for purposes of determining the aggregate number of shares of Common Stock that may be issued under the Plan, but shall not apply for purposes of determining the maximum number of shares of Common Stock with respect to which Awards may be granted to any Grantee under the Plan. For the avoidance of doubt, if shares of

Common Stock are repurchased by the Company on the open market with the proceeds of the exercise price of Options, such shares may not again be made available for issuance under the Plan.

(c) Individual Limits.

(i) The maximum aggregate number of shares of Common Stock with respect to which Awards may be made under the Plan to any individual during any calendar year is 1,000,000 shares, subject to adjustment as described below.

(ii) The maximum aggregate number of shares of Common Stock with respect to which Stock Awards, Phantom Shares or Other Equity Awards may be granted under the Plan to any individual during any calendar year as Performance-Based Awards under Section 10 is 1,000,000 shares, subject to adjustment as described in subsection (d).

(iii) A Grantee may not accrue Dividend Equivalents granted as Performance-Based Awards during any calendar year in excess of $1,000,000.

(iv) The foregoing individual limits shall apply without regard to whether such Awards are to be paid in shares of Common Stock or cash.

(d) Adjustments.  If there is any change in the number or kind of shares of Common Stock outstanding by reason of (i) a stock dividend, spinoff, recapitalization, stock split or combination or exchange of shares, (ii) a merger, reorganization or consolidation, (iii) a reclassification or change in par value, or (iv) any other extraordinary or unusual event affecting the outstanding Common Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Common Stock is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, the maximum number of shares of Common Stock available for issuance under the Plan, the maximum number of shares of Common Stock for which any individual may receive Awards in any year as set forth in subsection (c) above, the kind and number of shares covered by outstanding Awards, the kind and number of shares issued or transferred and to be issued or transferred under the Plan and the price per share or the applicable market value of such Awards shall be equitably adjusted by the Committee, in such manner as the Committee deems appropriate, to reflect any increase or decrease in the number of, or change in the kind or value of, the issued shares of Common Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and such outstanding Awards, provided, however, that any fractional shares resulting from such adjustment shall be eliminated. In addition, in the event of a Change in Control of the Company, the provisions of Section 14 of the Plan shall apply. Any adjustments to outstanding Awards shall be consistent with section 409A or 424 of the Code, to the extent applicable. Any adjustments determined by the Committee shall be final, binding and conclusive.

SECTION 4. ELIGIBILITY FOR PARTICIPATION

(a) Eligible Participants.  All Employees, Non-Employee Directors and Key Advisors shall be eligible to participate in the Plan (referred to individually as an “Eligible Participant” and collectively as “Eligible Participants”).

(b) Selection of Grantees.  The Committee shall select the Eligible Participants to receive Awards and shall determine the number of shares of Common Stock subject to each Award in such manner as the Committee determines. Eligible Participants who receive Awards under this Plan shall hereinafter be referred to as “Grantees.”

(c) Continued Service.  For purposes of this Plan, unless provided otherwise by the Committee in the Award Agreement, a Grantee’s employment or service will not be deemed to have terminated merely because of a change in the capacity in which the Grantee renders service to the Employer as an employee, non-employee member of the Board, or Key Advisor or a change in the Employer entity for which the Grantee renders such service, provided that there is no interruption or termination of the Grantee’s continuous employment or service to the Employer. For the avoidance of doubt, the provisions of the Plan that refer to “retirement” and “disability” shall not apply to a Grantee who is a Key Advisor.

SECTION 5. OPTIONS

(a) General Requirements.  The Committee may grant Options to an Eligible Participant upon such terms as the Committee deems appropriate under this Section 5.

(b) Number of Shares.  The Committee shall determine the number of shares of Common Stock that will be subject to each Award of Options to an Eligible Participant.

(c) Type of Option, Price and Term.

(i) The Committee may grant Incentive Stock Options that are intended to qualify as “incentive stock options” within the meaning of section 422 of the Code or Non Qualified Stock Options that are not intended to so qualify or any combination of Incentive Stock Options and Non Qualified Stock Options, all in accordance with the terms and conditions set forth herein. Incentive Stock Options may be granted only to Employees of the Company or its subsidiaries, as defined in section 424 of the Code. Non Qualified Stock Options may be granted to Eligible Participants.

(ii) The purchase price (the “Exercise Price”) of Common Stock subject to an Option shall be determined by the Committee and shall be equal to or greater than the Fair Market Value of a share of Common Stock on the date the Option is granted; provided, however, that an Incentive Stock Option may not be granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary of the Company, as defined in section 424 of the Code, unless the Exercise Price per share is not less than 110% of the Fair Market Value of a share of Common Stock on the date of grant.

(d) Option Term.  The Committee shall determine the term of each Option. The term of any Option shall not exceed ten years from the date of grant. However, an Incentive Stock Option that is granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, or any subsidiary of the Company, as defined in section 424 of the Code, may not have a term that exceeds five years from the date of grant.

(e) Exercisability of Options.  Options shall become exercisable in accordance with such terms and conditions, consistent with the Plan, as may be determined by the Committee and specified in the Award Agreement. The Committee may grant Options that are subject to achievement of performance goals or other conditions. The Committee may accelerate the exercisability of any or all outstanding Options at any time for any reason.

(f) Effect of Termination of Service.  Except as provided below, an Option may only be exercised while the Grantee is employed by, or providing service to, the Employer. Notwithstanding the foregoing, unless otherwise provided in the Award Agreement or any other written agreement between the Grantee and the Employer, the Option granted and subsequently vested hereunder shall terminate immediately after the first to occur of: (i) one year after the Grantee ceases to be employed by, or provide service to, the Employer due to death, Disability or Retirement; (ii) the date the Grantee ceases to be employed by, or provide service to, the Employer for Cause; (iii) 90 days after the Grantee ceases to be employed by, or provide service to, the Employer for any reason not set forth in subsection (i) or (ii), or, if the Grantee dies during such 90 day period, one year after the Grantee ceases to be employed by, or provide service to, the Employer under this subsection (iii); or (iv) the end of the term of the Option as set forth in subsection (d).

(g) Awards to Non-Exempt Employees.  Notwithstanding the foregoing, Options granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such Options may become exercisable, as determined by the Committee, upon the Grantee’s death, disability or retirement, or upon a Change in Control or other circumstances permitted by applicable regulations).

(h) Exercise of Options.  A Grantee may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company. The Grantee shall pay the Exercise Price for an Option as specified by the Committee (i) in cash, (ii) with the approval of the Committee, by delivering shares of Common Stock owned by the Grantee (including Common Stock acquired in connection with the exercise of an Option, subject to such restrictions as the Committee deems appropriate) and having a Fair Market

Value on the date of exercise equal to the Exercise Price or by attestation (on a form prescribed by the Committee) to ownership of shares of Common Stock having a Fair Market Value on the date of exercise equal to the Exercise Price, (iii) payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, (iv) with approval of the Committee, by surrender of all or any part of the vested shares of Common Stock for which the Option is exercisable to the Company for an appreciation distribution payable in shares of Common Stock with a Fair Market Value at the time of the Option surrender equal to the dollar amount by which the then Fair Market Value of the shares of Common Stock subject to the surrendered portion exceeds the aggregate Exercise Price payable for those shares, (v) by such other method as the Committee may approve, to the extent permitted by applicable law, or (vi) by any combination of the foregoing. Shares of Common Stock used to exercise an Option shall have been held by the Grantee for the requisite period of time to avoid adverse accounting consequences to the Company with respect to the Option. The Grantee shall pay the Exercise Price and the amount of any withholding tax due (pursuant to Section 12) at such time as may be specified by the Committee. No person shall have any rights as a stockholder with respect to any shares of Common Stock covered by an Option unless and until such person shall have become the holder of record of such share, and, except as otherwise permitted in Section 3(d) hereof, no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property or distributions or other rights) in respect of such share for which the record date is prior to the date on which such person shall have become the holder of record thereof.

(i) Limits on Incentive Stock Options.  Each Incentive Stock Option shall provide that, if the aggregate Fair Market Value of the Common Stock on the date of the grant with respect to which Incentive Stock Options are exercisable for the first time by a Grantee during any calendar year, under the Plan or any other stock option plan of the Company or a subsidiary, as defined in section 424 of the Code, exceeds $100,000, then the Option, as to the excess, shall be treated as a Non Qualified Stock Option. An Incentive Stock Option shall not be granted to any person who is not an Employee of the Company or a subsidiary (within the meaning of section 424 of the Code). The aggregate number of shares of Common Stock that may be issued under the Plan as Incentive Stock Options is 3,200,000 shares, subject to adjustment as described in Section 3(d), and all shares issued under the Plan as Incentive Stock Options shall count against the Plan Limit.

SECTION 6. STOCK APPRECIATION RIGHTS

(a) General Requirements.  The Committee may grant SARs to an Eligible Participant separately or in tandem with any Option. The Committee shall establish the number of shares and the terms of the SAR at the time the SAR is granted.

(b) Base Amount.  The Committee shall establish the base amount of the SAR at the time the SAR is granted. The base amount of each SAR shall be equal to, or greater than, the Fair Market Value of a share of Common Stock as of the date of grant of the SAR.

(c) Tandem SARs.  The Committee may grant tandem SARs at the time the Option is granted. In the case of tandem SARs, the number of SARs granted to a Grantee that shall be exercisable during a specified period shall not exceed the number of shares of Common Stock that the Grantee may purchase upon the exercise of the related Option during such period. Upon the exercise of an Option, the SARs relating to the Common Stock covered by such Option shall terminate. Upon the exercise of SARs, the related Option shall terminate to the extent of an equal number of shares of Common Stock.

(d) Exercisability; Term.  A SAR shall be exercisable during the period specified by the Committee in the Award Agreement and shall be subject to such vesting and other restrictions as may be specified in the Award Agreement; provided, however, that no SAR shall be exercisable later than ten years after the date of grant. The Committee may grant SARs that are subject to achievement of performance goals or other conditions. The Committee may accelerate the exercisability of any or all outstanding SARs at any time for any reason. SARs may only be exercised while the Grantee is employed by, or providing service to, the Employer or during the applicable period after termination of employment or service as set forth in Section 5(f), unless determined otherwise by the Committee in the Award Agreement or any other written agreement between the Grantee and the Employer. A tandem SAR shall be exercisable only during the period when the Option to which it is related is also exercisable.

(e) Awards to Non-Exempt Employees.  Notwithstanding the foregoing, SARs granted to persons who are non-exempt employees under the FLSA, may not be exercisable for at least six months after the date of grant (except that such SARs may become exercisable, as determined by the Committee, upon the Grantee’s death, disability or retirement, or upon a Change in Control or other circumstances permitted by applicable regulations).

(f) Exercise of SARs.  When a Grantee exercises SARs, the Grantee shall receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised. The stock appreciation for a SAR is the amount by which the Fair Market Value of the underlying Common Stock on the date of exercise of the SAR exceeds the base amount of the SAR as specified in the Award Agreement.

(g) Form of Payment.  The Committee shall determine whether the appreciation in a SAR shall be paid in the form of cash, shares of Common Stock or a combination of the two, in such proportion as the Committee deems appropriate. For purposes of calculating the number of shares of Common Stock to be received, shares of Common Stock shall be valued at their Fair Market Value on the date of exercise of the SAR. If shares of Common Stock are to be received upon exercise of a SAR, cash shall be delivered in lieu of any fractional share.

SECTION 7. STOCK AWARDS

(a) General Requirements.  The Committee may issue or transfer shares of Common Stock to an Eligible Participant under a Stock Award, upon such terms and conditions as the Committee deems appropriate under this Section 7. Shares of Common Stock issued or transferred pursuant to Stock Awards may be issued or transferred for cash consideration or for no cash consideration and be subject to restrictions or to no restrictions, as determined by the Committee. Each Stock Award shall be subject to such terms and conditions consistent with the Plan as shall be determined by the Committee and as set forth in the Award Agreement, including, without limitation, restrictions based upon the sale or other disposition of such shares, vesting conditions that lapse based on the passage of time, achievement of certain performance conditions or as otherwise determined by the Committee and the right of the Company to reacquire such shares for no consideration upon termination of the Grantee’s employment within specified periods. The period of time during which the Stock Awards will remain subject to restrictions will be designated in the Award Agreement as the “Restriction Period.”

(b) Number of Shares.  The Committee shall determine the number of shares of Common Stock to be issued or transferred pursuant to a Stock Award and the restrictions applicable to such shares.

(c) Requirement of Employment or Service.  Unless provided otherwise in the Award Agreement, if the Grantee ceases to be employed by, or provide service to, the Employer during a period designated in the Award Agreement as the Restriction Period, or if other specified conditions are not met, the Stock Award shall terminate as to all shares covered by the Award as to which the restrictions have not lapsed, and those shares of Common Stock must be immediately returned to the Company. The Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.

(d) Restrictions on Transfer and Legend on Stock Certificate.  During the Restriction Period, a Grantee may not sell, assign, transfer, pledge or otherwise dispose of the shares of a Stock Award except to a successor under Section 13. To the extent that the Company determines to issue certificates, each certificate for a share of a Stock Award shall contain a legend giving appropriate notice of the restrictions in the Award. The Grantee shall be entitled to have the legend removed from the stock certificate covering the shares subject to restrictions when all restrictions on such shares have lapsed. The Committee may determine that the Company will not issue certificates for Stock Awards until all restrictions on such shares have lapsed, or that the Company will retain possession of any certificates for Stock Awards until all restrictions on such shares have lapsed.

(e) Right to Vote and to Receive Dividends.  Unless the Committee determines otherwise in the Award Agreement, during the Restriction Period, the Grantee shall have the right to vote shares of Stock Awards and to receive any dividends or other distributions paid on such shares, subject to any restrictions deemed appropriate by the Committee, including, without limitation, the achievement of specific performance goals. Dividends that are not paid currently shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan. Accumulated dividends may accrue interest, as determined by the Committee, and shall be paid in cash, shares of Common Stock or in such other form as dividends are paid on Common Stock, as determined by the Committee.

(f) Lapse of Restrictions.  All restrictions imposed on Stock Awards shall lapse upon the expiration of the applicable Restriction Period and the satisfaction of all conditions imposed by the Committee.

SECTION 8. PHANTOM SHARES

(a) General Requirements.  The Committee may grant Phantom Shares representing one or more shares of Common Stock to Eligible Participants, upon such terms and conditions as the Committee deems appropriate under this Section 8.

(b) Crediting of Units.  Each Phantom Share shall represent the right of the Grantee to receive a share of Common Stock or an amount based on the value of a share of Common Stock, if specified conditions established by the Committee are met. All Phantom Shares shall be credited to bookkeeping accounts established on the Company’s records for purposes of the Plan.

(c) Terms of Phantom Shares.  The Committee may grant Phantom Shares that are payable if specified performance goals or other conditions are met or under other circumstances. Phantom Shares may be paid at the end of a specified vesting or performance period or other period, or payment may be deferred to a date authorized by the Committee. The Committee shall determine the number of Phantom Shares to be granted and the requirements applicable to such Phantom Shares. A Phantom Share granted by the Committee shall provide for payment in shares of Common Stock, cash or a combination thereof and shall be made in accordance with the terms and conditions prescribed or authorized by the Committee. The Committee shall specify in writing the maximum number of shares that can be issued under the Phantom Shares.

(d) Requirement of Employment or Service.  Unless provided otherwise in the Award Agreement, if the Grantee ceases to be employed by, or provide service to, the Employer during a specified period, or if other conditions established by the Committee are not met, the Grantee’s Phantom Shares shall be forfeited. The Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.

(e) Payment With Respect to Phantom Shares.  Payments with respect to Phantom Shares shall be made in cash, in Common Stock or in a combination of the two, as determined by the Committee.

(f) Dividend Equivalents.  The Committee may grant Dividend Equivalents in connection with Phantom Shares, under such terms and conditions as the Committee deems appropriate. Dividend Equivalents may be paid to Grantees currently or may be deferred. All Dividend Equivalents that are not paid currently shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan. Dividend Equivalents may be accrued as a cash obligation, or may be converted to additional Phantom Shares for the Grantee, and deferred Dividend Equivalents may accrue interest, all as determined by the Committee. The Committee may provide that Dividend Equivalents shall be payable based on the achievement of specific performance goals. Dividend Equivalents may be payable in cash or shares of Common Stock or in a combination of the two, as determined by the Committee.

SECTION 9. OTHER EQUITY AWARDS

The Committee may grant Other Equity Awards, which are awards (other than those described in Sections 5, 6, 7 or 8 of the Plan) that are based on, measured by or payable in Common Stock to any Eligible Participant, on such terms and conditions as the Committee shall determine. Other Equity Awards may be granted subject to the achievement of performance goals or other conditions. Other Equity Awards may be denominated in cash, shares of Common Stock or other securities, in stock-equivalent units, in stock appreciation units, in securities or debentures convertible into Common Stock (including LTIP Units), or in any combination of the foregoing, and may be paid in cash, Common Stock or other securities, or in a combination of cash, Common Stock and other securities, all as determined by the Committee in the Award Agreement, provided, however, that the grant of LTIP Units must satisfy the requirements of the partnership agreement of the Partnership as in effect on the date of grant.

SECTION 10. QUALIFIED PERFORMANCE-BASED COMPENSATION

(a) Designation as Qualified Performance-Based Compensation.  The Committee may determine that Stock Awards, Phantom Shares, Dividend Equivalents or Other Equity Awards granted to an Employee shall be considered “qualified performance-based compensation” under section 162(m) of the Code (“Performance-Based Awards”). The provisions of this Section 10 shall apply to any such Performance-Based Awards.

(b) Performance Goals.  When Awards are made under this Section 10, the Committee shall establish in writing (i) the objective performance goals that must be met, (ii) the performance period during which the performance goals will be measured, (iii) the maximum amounts that may be paid if the performance goals are met, and (iv) any other conditions that the Committee deems appropriate and consistent with the Plan and section 162(m) of the Code, including the employment requirements and payment terms. The performance goals may relate to the Employee’s business unit or the performance of the Company or a subsidiary or the Company and its subsidiaries as a whole, or any combination of the foregoing. The Committee shall use objectively determinable performance goals based on one or more of the following criteria: stock price appreciation; stock price; total stockholder return; total stockholder return as compared to total stockholder return of comparable companies or a publicly available index; net income; pretax earnings; earnings before interest expense and taxes (EBIT); earnings before interest expense, taxes, depreciation and amortization (EBITDA); earnings per share; return on equity; return on assets; revenues; asset growth; operating ratios; access to and availability of funding; or asset quality. The performance goals need not be uniform as among Grantees. The performance goals shall satisfy the requirements for “qualified performance-based compensation,” including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the performance goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met.

(c) Establishment of Goals.  Performance goals must be pre-established by the Committee. A performance goal is considered pre-established if it is established in writing not later than 90 days after the commencement of the period of service to which the performance goal relates, provided that the outcome is substantially uncertain at the time the Committee actually established the goal. However, in no event will a performance goal be considered pre-established if it is established after 25% of the period of service (as scheduled in good faith at the time the goal is established) has elapsed. The Committee shall not have discretion to increase the amount of compensation that is payable upon achievement of the designated performance goals, but may reduce the amount of compensation that is payable, pursuant to Performance-Based Awards.

(d) Maximum Payment.  The maximum number of shares of Common Stock that may be subject to Awards made to an individual during a calendar year shall not exceed the individual limit set forth in Section 3 of the Plan.

(e) Certification of Results.  The Committee shall certify the performance results for the performance period specified in the Award Agreement after the performance period ends. The Committee shall determine the amount, if any, to be paid pursuant to each Award based on the achievement of the performance goals and the satisfaction of all other terms of the Award Agreement.

(f) Death, Disability or Other Circumstances.  To the extent consistent with section 162(m) of the Code, the Committee may provide that Performance-Based Awards shall be payable or restrictions on such Performance-Based Awards shall lapse, in whole or in part, in the event of the Grantee’s death or disability during the Performance Period, or under other circumstances consistent with the Treasury regulations and rulings under section 162(m) of the Code.

(g) Impact of Extraordinary Items or Changes in Accounting.  To the extent applicable, subject to the following sentence and unless the Committee determines otherwise, the determination of the achievement of performance goals shall be based on the relevant financial measure, computed in accordance with U.S. generally accepted accounting principles (“GAAP”), and in a manner consistent with the methods used in the Company’s audited financial statements. In setting the performance goals for “qualified performance-based compensation” within the period prescribed in subsection (c), the Committee may provide for such adjustments as it deems appropriate, to the extent consistent with the requirements of section 162(m) of the Code.

(h) Status of Performance Awards under Code Section 162(m).  It is the intent of the Company that Awards under this Section 10 constitute “performance-based compensation” within the meaning of section 162(m) of the Code and regulations thereunder. Accordingly, the terms of this Section 10 shall be interpreted in a manner consistent with section 162(m) of the Code and the regulations thereunder. If any provision of the Plan as in effect on the date of adoption of any agreements relating to Awards under this Section 10 does not comply or is inconsistent with the requirements of section 162(m) of the Code or the regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

SECTION 11. DEFERRALS

The Committee may permit or require a Grantee to defer receipt of the payment of cash or the delivery of shares that would otherwise be due to such Grantee in connection with any Award, or may permit a Grantee to defer compensation payable to the Grantee in the form of an Award under the Plan. If any such deferral election is permitted or required, the Committee shall establish rules and procedures for such deferrals, subject in all respects to the applicable provisions of section 409A of the Code.

SECTION 12. WITHHOLDING OF TAXES

(a) Required Withholding.  All Awards under the Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements. The Employer may require that the Grantee or other person receiving or exercising Awards pay to the Employer the amount of any federal, state or local taxes that the Employer is required to withhold with respect to such Awards, or the Employer may deduct from other wages paid by the Employer the amount of any withholding taxes due with respect to such Awards. The Company may require the payment of any taxes before issuing any shares of Common Stock pursuant to the Award.

(b) Election to Withhold Shares.  If the Committee so permits, a Grantee may elect to satisfy the Employer’s tax withholding obligation with respect to Awards paid in Common Stock by having shares withheld up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities. The election must be in a form and manner prescribed by the Committee and may be subject to the prior approval of the Committee.

SECTION 13. TRANSFERABILITY OF AWARDS

(a) Nontransferability of Awards.  Except as provided in subsection (b) below, only the Grantee may exercise rights under an Award during the Grantee’s lifetime. A Grantee may not transfer those rights except (i) by will or by the laws of descent and distribution or (ii) with respect to Awards other than Incentive Stock Options, if permitted in any specific case by the Committee, pursuant to a domestic relations order or otherwise as permitted by the Committee. When a Grantee dies, the personal representative or other person entitled to succeed to the rights of the Grantee may exercise such rights. Any such successor must furnish proof satisfactory to the Company of his or her right to receive the Award under the Grantee’s will or under the applicable laws of descent and distribution.

(b) Transfer of Non Qualified Stock Options.  Notwithstanding the foregoing, the Committee may provide, in an Award Agreement, that a Grantee may transfer Non Qualified Stock Options to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with the applicable securities laws, according to such terms as the Committee may determine; provided that the Grantee receives no consideration for the transfer of a Non Qualified Option and the transferred Non Qualified Option shall continue to be subject to the same terms and conditions as were applicable to the Non Qualified Option immediately before the transfer.

SECTION 14. CONSEQUENCES OF A CHANGE IN CONTROL

(a) Assumption of Outstanding Awards.  Upon a Change in Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding Options and SARs that are not exercised or paid at the time of the Change in Control shall be assumed by, or replaced with comparable options or rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and other outstanding Awards shall be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation). Notwithstanding the immediately preceding sentence, if, in connection with such Change in Control, any outstanding Options and SARs are not assumed by, or replaced with comparable options or rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and any other outstanding Awards are not converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation), then upon such Change in Control (i) all such outstanding Options and SARs that are not assumed or replaced shall accelerate and become fully exercisable, (ii) the restrictions and conditions on all such outstanding Stock Awards that are not converted to similar grants shall fully lapse and (iii) all such outstanding Phantom Shares, Other Equity Awards and Dividend Equivalents that are not converted to similar grants shall be fully vested. After a Change in Control, references to the “Employer” as they relate to employment matters shall include the successor employer.

(b) Vesting upon Certain Terminations of Employment.  Unless the Award Agreement provides otherwise, if a Grantee’s Award is assumed as provided in Section 14(a) and if, within the 18 month period following the occurrence of such Change in Control, the Grantee’s employment is terminated by the Company without Cause, then as of the date of such Grantee’s termination of employment or service all of such Grantee’s then outstanding (i) Options and SARs shall automatically accelerate and become fully exercisable, (ii) Stock Awards shall have all restrictions and conditions immediately lapse and (iii) Phantom Shares, Dividend Equivalents and Other Equity Awards shall be fully vested; provided that if the vesting of any such Awards is based, in whole or in part, on performance, the applicable Award Agreement shall specify how the portion of the Award that becomes vested pursuant to this subsection (b) shall be calculated.

(c) Other Alternatives.  Notwithstanding the foregoing, in the event of a Change in Control, the Committee may take any of the following actions with respect to any or all outstanding Awards, without the consent of any Grantee: (i) the Committee may determine that outstanding Options and SARs shall accelerate and become fully exercisable, in whole or part; (ii) the Committee may determine that the restrictions and conditions on outstanding Stock Awards shall lapse, in whole or part; (iii) the Committee may determine that outstanding Phantom Shares, Other Equity Awards and Dividend Equivalents shall be fully vested, in whole or part; (iv) the Committee may require that Grantees surrender their outstanding Options and SARs in exchange for a payment by the Company, in cash or Common Stock as determined by the Committee, in an amount equal to the amount, if any, by which the then Fair Market Value of the shares of Common Stock subject to the Grantee’s unexercised Options and SARs exceeds the Exercise Price of the Options or the base amount of the SARs, as applicable; (v) after giving Grantees an opportunity to exercise their outstanding Options and SARs, terminate any or all unexercised Options and SARs at such time as the Committee deems appropriate; or (vi) determine that Grantees shall receive a payment in settlement of outstanding Stock Awards, Phantom Shares, Dividend Equivalents or Other Equity Awards, if permitted under section 409A of the Code. Such surrender, termination or payment shall take place as of the date of the Change in Control or such other date as the Committee may specify. Without limiting the foregoing, if the per share Fair Market Value of the Common Stock equals or is less than the per share Exercise Price or base amount, as applicable, the Company shall not be required to make any payment to the Grantee upon surrender of the Option or SAR.

SECTION 15. AGREEMENT WITH GRANTEES

Each Award made under the Plan shall be evidenced by an Award Agreement containing such terms and conditions as the Committee shall approve. In the event of a conflict between the provisions of the Plan and the provisions of any Award Agreement, the provisions of the Plan shall control.

SECTION 16. REQUIREMENTS FOR ISSUANCE OF SHARES

No Common Stock shall be issued or transferred in connection with any Award hereunder unless and until all legal requirements applicable to the issuance or transfer of such Common Stock have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Award made to any Grantee hereunder on such Grantee’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of such shares of Common Stock as the Committee shall deem necessary or advisable, and if the Company determines to issue certificates representing such shares, such certificates may be legended to reflect any such restrictions. Any certificates representing shares of Common Stock issued or transferred under the Plan will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon. No Grantee shall have any right as a stockholder with respect to Common Stock covered by an Award until shares have been issued to the Grantee.

SECTION 17. AMENDMENT AND TERMINATION OF THE PLAN

(a) Amendment.  The Board may amend or terminate the Plan or an Award at any time, provided, however, that the Board shall not amend the Plan without stockholder approval if such approval is required in order to comply with the Code or other applicable laws or to comply with applicable stock exchange requirements.

(b) No Repricing Without Stockholder Approval.  Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, distribution (whether in the form of cash, shares of Common Stock, other securities, or other property), stock split, extraordinary cash dividend, recapitalization, change in control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of Common Stock or other securities, or similar transactions), the Company may not, without obtaining stockholder approval: (i) amend the terms of outstanding Options or SARs to reduce the exercise price or base amount of such outstanding Options or SARs; (ii) cancel outstanding Options or SARs in exchange for Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs; or (iii) cancel outstanding Options or SARs with an exercise price above the current stock price in exchange for cash or other securities. This Section 17(b) is intended to govern the repricing or exchange of “underwater” Options and SARs and shall not be construed to prohibit the adjustments provided for in Section 3(d) of this Plan.

(c) Termination of Plan.  The Plan shall terminate on the day immediately preceding the tenth anniversary of its Effective Date, unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the stockholders. The termination of the Plan shall not impair Awards outstanding or the power and authority of the Committee with respect to an outstanding Award.

(d) Termination and Amendment of Outstanding Awards.  A termination or amendment of the Plan that occurs after an Award is made shall not materially impair the rights of a Grantee unless the Grantee consents or unless the Committee acts under a right that has been reserved in the Plan or the Award Agreement, including under Sections 14 and 25(a). The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Award. Whether or not the Plan has terminated, an outstanding Award may be terminated or amended under Sections 14 and 25(a) or may be amended by agreement of the Company and the Grantee consistent with the Plan. Notwithstanding anything in the Plan to the contrary, the Board may amend the Plan in such manner as it deems appropriate in the event of a change in applicable law or regulations.

(e) Stockholder Approval for Performance-Based Awards.  If Awards are granted as Performance-Based Awards under Section 10 above, the Plan must be reapproved by the Company’s stockholders no later than the first stockholders meeting that occurs in the fifth year following the year in which the stockholders previously approved the provisions of Section 10, if additional Performance-Based Awards are to be made under Section 10 and if required by section 162(m) of the Code or the regulations thereunder.

(f) Governing Document.  The Plan shall be the controlling document. No other statements, representations, explanatory materials or examples, oral or written, may amend the Plan in any manner. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

SECTION 18. FUNDING OF THE PLAN

This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Awards under this Plan. In no event shall interest be paid or accrued on any Award, including unpaid installments of Awards. No Grantee or any other person shall under any circumstances acquire any property interest in any specific assets of the Company. To the extent that any person acquires a right to receive payment from the Company hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

SECTION 19. RIGHTS OF GRANTEES

Nothing in this Plan shall entitle any Employee, Key Advisor, Non-Employee Director or other person to any claim or right to be granted an Award under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employ of the Employer or any other employment rights.

SECTION 20. NO FRACTIONAL SHARES

No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

SECTION 21. SEVERABILITY

In case any provision of this Plan or of any Award Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 22. HEADINGS

Section headings are for reference only. In the event of a conflict between a title and the content of a Section, the content of the Section shall control.

SECTION 23. EFFECTIVE DATE OF THE PLAN

The Plan shall be effective as of June 23, 2015 (the “Effective Date”), subject to approval of the Company’s stockholders.

SECTION 24. NOTICES

All notices under the Plan shall be in writing, and shall be addressed to the Chief Financial Officer and shall be delivered to the Company at 521 Fifth Avenue, 30th Floor, New York, NY 10175. Any notices to the Grantee, shall be delivered to the Grantee personally, sent by facsimile transmission or mailed to the Grantee at the address appearing in the records of the Company.

SECTION 25. MISCELLANEOUS

(a) Awards in Connection with Corporate Transactions and Otherwise.  Nothing contained in this Plan shall be construed to (i) limit the right of the Committee to make Awards under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Awards to employees thereof who become Employees, or for other proper corporate purposes, or (ii) limit the right of the Company to grant stock options or make other awards outside of this Plan. Without limiting the foregoing, the Committee may make an Award to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company, the parent or any of their subsidiaries in substitution for a stock option, stock award or other grant made by such corporation. The terms and conditions of the substitute grants may vary from the terms and conditions required by the Plan and from those of the substituted stock incentives. The Committee shall prescribe the provisions of the substitute grants.

(b) Company Policies.  All Awards under the Plan shall be subject to any applicable clawback or recoupment policies, share trading policies and any other policies implemented by the Board, as in effect from time to time.

(c) Compliance with Law.  The Plan, the exercise of Options and SARs and the obligations of the Company to issue or transfer shares of Common Stock under Awards shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. In addition, it is the intent of the Company that Incentive Stock Options comply with the applicable provisions of section 422 of the Code, that Awards of Performance-Based Awards comply with the applicable provisions of section 162(m) of the Code and that, to the extent applicable, Awards comply with the requirements of section 409A of the Code. To the extent that any provision that is designed to comply with section 16 of the Exchange Act or the legal requirements of section 422, 162(m) or 409A of the Code as set forth in the Plan ceases to be necessary under section 16 of the Exchange Act or required under section 422, 162(m) or 409A of the Code, that Plan provision shall cease to apply. The Committee may revoke any Award if it is contrary to law or modify an Award to bring it into compliance with any valid and mandatory government regulation. The Committee may also adopt rules regarding the withholding of taxes on payments to Grantees. The Committee may, in its sole discretion, agree to limit its authority under this Section.

(d) Section 409A.  The Plan is intended to comply with the requirements of section 409A of the Code, to the extent applicable. All Awards shall be construed and administered such that the Award either (i) qualifies for an exemption from the requirements of section 409A of the Code or (ii) satisfies the requirements of section 409A of the Code. If an Award is subject to section 409A of the Code, (i) distributions shall only be made in a manner and upon an event permitted under section 409A of the Code, (ii) payments to be made upon a termination of employment shall only be made upon a “separation from service” under section 409A of the Code, (iii) payments to be made upon a Change in Control shall only be made upon a “change of control event” under section 409A of the Code, (iv) unless the Award specifies otherwise, each payment shall be treated as a separate payment for purposes of section 409A of the Code and all installment payments shall be treated as a separate payment, and (v) in no event shall a Grantee, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with section 409A of the Code. Any Award granted under the Plan that is subject to section 409A of the Code and that is to be distributed to a key employee (as defined below) upon separation from service shall be administered so that any distribution with respect to such Award shall be postponed for six months following the date of the Grantee’s separation from service, if required by section 409A of the Code. If a distribution is delayed pursuant to section 409A of the Code, the distribution shall be paid within 30 days after the end of the six-month period. If the Grantee dies during such six-month period, any postponed amounts shall be paid within 60 days of the Grantee’s death. The determination of key employees, including the number and identity of persons considered key employees and the identification date, shall be made by the Committee or its delegate each year in accordance with section 416(i) of the Code and the “specified employee” requirements of section 409A of the Code. Notwithstanding anything in this Plan or any Award Agreement to the contrary, each Grantee shall be solely responsible for the tax consequences of Awards under this Plan, and in no event shall the Company have any responsibility or liability if any Award does not meet the applicable requirements of section 409A of the Code. Although the Company intends to administer the Plan to prevent taxation under section 409A of the Code, the Company does not represent or warrant that the Plan or any Award complies with any provision of federal, state, local or other tax law.

(e) Employees Subject to Taxation Outside the United States.  With respect to Grantees who are subject to taxation in countries other than the United States, the Committee may make Awards on such terms and conditions as the Committee deems appropriate to comply with the laws of the applicable countries, and the Committee may create such procedures, addenda and subplans and make such modifications as may be necessary or advisable to comply with such laws.

(f) No Fiduciary Relationship.  Nothing contained in the Plan, and no action taken pursuant to the provisions of the Plan, shall create or shall be construed to create a trust of any kind, or a fiduciary relationship between the Company, its subsidiaries or affiliates, or their directors or officers or the Committee, on the one hand, and the Grantee, the Company, its subsidiaries or affiliates or any other person or entity, on the other.

(g) Employment Agreements.  If a Grantee has entered into an employment agreement with the Employer, the terms of the Grantee’s employment agreement shall govern Awards made to the Grantee under the Plan, to the extent consistent with the terms of the Plan.

(h) Governing Law.  The validity, construction, interpretation and effect of the Plan and Award Agreements issued under the Plan shall be governed and construed by and determined in accordance with the laws of the State of Maryland, without giving effect to the conflict of laws provisions thereof.

SECTION 26. DEFINITIONS

When used in this Plan, the following terms will have the respective meanings set forth below.

(a) “Award” shall have the meaning set forth in Section 2(a).

(b) “Award Agreement” means the written instrument that sets forth the terms and conditions of an Award, including all amendments thereto.

(c) “Board” means the Board of Directors of the Company.

(d) “Cause” shall have the meaning set forth in the Award Agreement.

(e) “Change in Control” shall be deemed to have occurred if:

(i) any “person,” including a “group” (as such terms are used in sections 13(d) and 14(d) of the Exchange Act, but excluding the Company, any entity controlling, controlled by or under common control with the Company, any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any such entity, and with respect to any particular Grantee, the Grantee and any “group” (as such term is used in section 13(d)(3) of the Exchange Act) of which the Grantee is a member), is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of either (A) the combined voting power of the Company’s then outstanding securities or (B) the then outstanding Common Stock (other than as a result of an acquisition of securities directly from the Company); or

(ii) the consummation of any consolidation or merger of the Company where the stockholders of the Company immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any); or

(iii) there shall occur (A) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by “persons” (as defined above) in substantially the same proportion as their ownership of the Company immediately prior to such sale or (B) the approval by stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company; or

(iv) the members of the Board at the beginning of any consecutive 24-calendar-month period (the “Incumbent Directors”) cease for any reason other than due to death to constitute at least a majority of the members of the Board; provided that any director whose election, or nomination for election by the Company’s stockholders was approved or ratified by a vote of at least a majority of the members of the Board then still in office who were members of the Board at the beginning of such 24-calendar-month period shall be deemed to be an Incumbent Director.

Notwithstanding the foregoing, the Committee may modify the definition of Change in Control for a particular Award as set forth in the Award Agreement, as the Committee deems appropriate to comply with section 409A of the Code or otherwise.

(f) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(g) “Committee” shall have the meaning set forth in Section 1(a).

(h) “Common Stock” means common stock of the Company.

(i) “Company” means Gramercy Property Trust Inc., a Maryland corporation, and any successor corporation, as determined by the Committee.

(j) “Disability” shall have the meaning set forth in the Award Agreement.

(k) “Dividend” means a dividend paid on shares of Common Stock.

(l) “Dividend Equivalent” means an amount calculated with respect to a Phantom Share, which is determined by multiplying the number of shares of Common Stock subject to the Phantom Share by the per-share cash Dividend, or the per-share fair market value (as determined by the Committee) of any Dividend in consideration other than cash, paid by the Company on its Common Stock. If interest is credited on accumulated dividend equivalents, the term “Dividend Equivalent” shall include the accrued interest.

(m) “Effective Date” shall have the meaning set forth in Section 23.

(n) “Eligible Participant” shall have the meaning set forth in Section 4(a).

(o) “Employed by, or provide service to, the Employer” shall mean employment or service as an Employee, Key Advisor or member of the Board (so that, for purposes of exercising Options and SARs and satisfying conditions with respect to Stock Awards, Phantom Shares, Dividend Equivalents, Performance-Based Award and Other Equity Awards, a Grantee shall not be considered to have terminated employment or service until the Grantee ceases to be an Employee, Key Advisor and member of the Board), unless the Committee determines otherwise. Notwithstanding the foregoing, with respect to any Award subject to section 409A of the Code, “employed by, or provide service to, the Employer” shall be interpreted within the meaning of section 409A of the Code and the related Treasury Regulations.

(p) “Employee” means an employee of the Employer (including an officer or director who is also an employee), but excluding any person who is classified by the Employer as a “contractor” or “consultant,” no matter how characterized by the Internal Revenue Service, other governmental agency or a court. Any change of characterization of an individual by the Internal Revenue Service or any court or government agency shall have no effect upon the classification of an individual as an Employee for purposes of this Plan, unless the Committee determines otherwise.

(q) “Employer” means the Company and its subsidiaries, as determined by the Committee.

(r) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(s) “Exercise Price” shall have the meaning set forth in Section 5(c).

(t) “Fair Market Value” per share of Common Stock means, unless the Committee determines otherwise with respect to a particular Award, the closing price of Common Stock on the New York Stock Exchange on the relevant date (or if there were no trades on that date the last reported sale price of Common Stock during regular trading hours on the latest preceding date upon which a sale was reported). If the Common Stock is not listed on the New York Stock Exchange, the Fair Market Value shall be as determined by the Committee on the basis of available prices for such Common Stock or in such manner as may be authorized by applicable regulations under the Code. Notwithstanding the foregoing, with respect to any “stock right” within the meaning of section 409A of the Code, Fair Market Value shall not be less than the “fair market value” of the shares of Common Stock determined in accordance with the final regulations promulgated under section 409A of the Code.

(u) “FLSA” means the Fair Labor Standards Act of 1938, as amended.

(v) “Grantee” shall have the meaning set forth in Section 4(b).

(w) “Incentive Stock Option” means an Option that is intended to meet the requirements of an incentive stock option under section 422 of the Code, as described in Section 5.

(x) “Key Advisor” means a consultant or advisor who performs services for the Employer, provided that he or she renders bona fide services to the Employer, the services are not in connection with the offer and sale of securities in a capital-raising transaction and the individual does not directly or indirectly promote or maintain a market for the Company’s securities.

(y) “LTIP Unit” means an LTIP Unit as defined in the Partnership’s partnership agreement. An LTIP Unit granted under this Plan represents the right to receive the benefits, payments or other rights set forth in that partnership agreement, subject to the terms and conditions of the applicable Award Agreement and the partnership agreement.

(z) “Non-Employee Director” means a member of the Board, or a member of the Board of Directors of a subsidiary of the Company, who is not an Employee.

(aa) “Non Qualified Stock Option” means an Option that is not intended to be taxed as an incentive stock option under section 422 of the Code, as described in Section 5.

(bb) “Option” means an Incentive Stock Option or Non Qualified Stock Option, as described in Section 5.

(cc) “Other Equity Award” means any Award based on, measured by or payable in Common Stock (other than an Option, Phantom Share, Stock Award or SAR), as described in Section 9.

(dd) “Partnership” means GPT Property Trust LP.

(ee) “Performance-Based Awards” shall have the meaning set forth in Section 10.

(ff) “Phantom Share” means an award of a phantom unit representing a share of Common Stock, as described in Section 8.

(gg) “Plan” means this Gramercy Property Trust Inc. 2015 Equity Incentive Plan, as may be amended from time to time.

(hh) “Restriction Period” shall have the meaning set forth in Section 7(a).

(ii) “Retirement” shall have the meaning set forth in the Award Agreement.

(jj) “SAR” means a stock appreciation right, as described in Section 6.

(kk) “Stock Award” means an award of Common Stock, as described in Section 7.

APPENDIX B

GRAMERCY PROPERTY TRUST INC.

ARTICLES OF AMENDMENT

Gramercy Property Trust Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  Article VI, Section 1 of the Corporation’s charter (the “Charter”) is hereby amended in its entirety to read as follows:

Section 1. Authorized Shares.  The Corporation has authority to issue a total of 230,000,000 shares of capital stock (par value $0.001 per share), consisting of 200,000,000 shares of Common Stock, $0.001 par value per share (“Common Stock”), 25,000,000 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”), and 5,000,000 shares of Excess Stock, $0.001 par value per share (“Excess Stock”). The Board of Directors may classify and reclassify any unissued shares of capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of capital stock. The aggregate par value of all authorized shares of stock having par value is $230,000.

SECOND:  This amendment to the Charter (“Amendment”) has been duly advised by the Board of Directors of the Corporation in the manner and by the vote required by law and approved by the requisite vote of the stockholders of the Corporation in the manner and by the vote required by law.

THIRD:  Prior to the filing of this Amendment, the Corporation had authority to issue 430,000,000 shares of capital stock (par value $0.001 per share), consisting of 400,000,000 shares of Common Stock, $0.001 par value per share, 25,000,000 shares of Preferred Stock, $0.001 par value per share, and 5,000,000 shares of Excess Stock, $0.001 par value per share. Upon effectiveness of this Amendment, the Corporation will have authority to issue 230,000,000 shares of capital stock (par value $0.001 per share), consisting of 200,000,000 shares of Common Stock, $0.001 par value per share, 25,000,000 shares of Preferred Stock, $0.001 par value per share, and 5,000,000 shares of Excess Stock, $0.001 par value per share.

FOURTH:  Prior to the filing of this Amendment, the aggregate par value of all authorized shares was $430,000. Upon effectiveness of this Amendment, the aggregate par value of all authorized shares will be $230,000.

FIFTH:  This Amendment has not changed the information required by subsection (b)(2)(i) of Section 2-607 of the Maryland General Corporation Law.

SIXTH:  The undersigned Chief Executive Officer of the Corporation acknowledges this Amendment to be the act of the Corporation, and, as to all matters or facts required to be verified under oath, that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and such statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this    day of            , 2015.

ATTEST:	GRAMERCY PROPERTY TRUST INC.

Edward J. Matey Jr.	Gordon F. DuGan
Secretary	Chief Executive Officer

B-1

521 Fifth Avenue, 30th Floor
NEW YORK, NY 10175

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF THE INTERNET OR TELEPHONE TO AUTHORIZE YOUR PROXY. BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

AUTHORIZE YOUR PROXY BY INTERNET — www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to authorize your proxy using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

AUTHORIZE YOUR PROXY BY PHONE — 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

AUTHORIZE YOUR PROXY BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you authorize your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To authorize your proxy by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GRAMERCY PROPERTY TRUST INC.

HOLDERS OF COMMON STOCK ONLY:

	For All	Withhold All	For All Except
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3, 4 AND 5.
1. To elect seven Directors to serve until the 2016 annual meeting of stockholders and until their successors are duly elected and qualify.	☐	☐	☐
Nominees:	To withhold authority to vote for any individual nominee, mark “For All Except” and write the number of the nominee on the line below.
01) Allan J. Baum 02) Gordon F. DuGan 03) Thomas D. Eckert 04) Gregory F. Hughes 05) Jeffrey E. Kelter 06) Charles S. Laven 07) William H. Lenehan

Vote on Proposal

	For	Against	Abstain
2. To approve our 2015 Equity Incentive Plan.	☐	☐	☐
3. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.	☐	☐	☐
4. To approve an amendment to the Company’s charter decreasing the amount of common stock the Company is authorized to issue to 200,000,000 shares.	☐	☐	☐
5. To approve, on an advisory basis, the compensation of our named executive officers.	☐	☐	☐
6. To consider and act upon any other matters that may properly be brought before the annual meeting and any adjournments or postponements thereof.

The undersigned hereby acknowledge(s) receipt of a copy of the accompanying notice of annual meeting of stockholders and the proxy statement with respect thereto, the terms of each of which are incorporated by reference, and our annual report to stockholders with respect to our 2014 fiscal year, and hereby revoke(s) any proxy or proxies heretofore given with respect to the meeting. This proxy may be revoked at any time before it is exercised.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

GRAMERCY PROPERTY TRUST INC.
521 Fifth Avenue, 30th Floor
New York, New York 10175

Proxy for Annual Meeting of Common Stockholders to be held on June 23, 2015

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned common stockholder of Gramercy Property Trust Inc., a Maryland corporation (the “Corporation”), hereby constitutes and appoints Gordon F. DuGan and Edward J. Matey Jr. and either of them, as proxies of the undersigned, with full power of substitution, to attend the annual meeting of stockholders to be held via live webcast by visiting www.virtualshareholdermeeting.com/GPT2015AM, at 9:30 a.m., Eastern time, on June 23, 2015, and any adjournments or postponements thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting.

When this proxy is properly executed, the votes entitled to be cast by the undersigned will be cast in the manner directed herein by the undersigned common stockholder(s). If this proxy is executed but no direction is given, the votes entitled to be cast, if any, by the undersigned common stockholder will be cast “FOR” each nominee of our Board of Directors listed in Proposal 1 and “FOR” Proposals 2, 3, 4 and 5. In their discretion, the proxies are each authorized to vote upon such other business as may properly come before the annual meeting and any adjournments or postponements thereof. A common stockholder wishing to vote in accordance with our Board of Directors’ recommendations need only sign and date this proxy and return it in the enclosed envelope.

Please authorize your proxy by signing on the other side and return promptly in the enclosed envelope.